This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-166303
SUBJECT TO COMPLETION, DATED APRIL 26, 2010
PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 26, 2010

$400,000,000

AK Steel Corporation
     % Senior Notes Due 2020

AK Steel Corporation (“AK Steel”) will pay interest on the notes each           and          . The first interest payment will be made on          , 2010.

AK Steel may redeem the notes before          , 2015 at a price equal to the principal amount of notes being redeemed plus a “make-whole” premium plus accrued and unpaid interest, and on and after          , 2015 at the redemption prices set forth in this prospectus supplement plus accrued and unpaid interest. If AK Steel experiences certain specific kinds of changes of control, it must offer to purchase the notes. In addition, AK Steel may redeem up to 35% of the principal amount of the notes with the proceeds of certain equity offerings of AK Holding’s shares of common stock at a redemption price of          % plus accrued and unpaid interest.

The notes will be AK Steel’s senior unsecured obligations and will rank equally with all of its existing and future senior unsecured debt, will rank senior to all of its future subordinated debt and will effectively rank junior to all of its secured debt to the extent of the value of the collateral securing that debt. The notes also will be effectively subordinated to all of the liabilities of the subsidiaries of AK Steel that do not guarantee the notes, and none of AK Steel’s subsidiaries will initially guarantee the notes. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by AK Steel Holding Corporation (“AK Holding”), the parent of AK Steel.

Concurrently with this offering, AK Steel launched a cash tender offer for any and all of its currently outstanding 7 3/4% senior notes due 2012 (“existing notes”) and is seeking consents to amend the terms of the existing notes and the related indenture (the “Cash Tender Offer”). AK Steel is offering to purchase the existing notes at a purchase price of $973.50 plus a $30.00 consent fee for each $1,000 principal amount of existing notes validly tendered and accepted by us on or before the early tender date. AK Steel intends to use the net proceeds from this offering, together with cash on hand, to pay the consideration for the Cash Tender Offer plus the consent payments and accrued and unpaid interest. The Cash Tender Offer is not being made pursuant to this prospectus supplement or the accompanying prospectus. AK Steel intends to redeem any of the existing notes that remain outstanding after the consummation of the Cash Tender Offer in accordance with the terms of the indenture governing the existing notes. The closing of the Cash Tender Offer is contingent upon the closing of this offering.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-9.

Underwriting
	Price to	Discounts and	Proceeds to
	Public(1)	Commissions	Issuer(1)

Per Note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any from , 2010.

Delivery of the notes in book-entry form only will be made on or about          , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse
BofA Merrill Lynch
J.P. Morgan
Morgan Stanley
UBS Investment Bank
Wells Fargo Securities
Co-Managers

Fifth Third Securities, Inc.
PNC Capital Markets LLC
Citi
Deutsche Bank Securities

The date of this prospectus supplement is          , 2010.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

NOTICE TO NEW HAMPSHIRE RESIDENTS

Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

If the description of this offering or the notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in or incorporated by reference into this prospectus supplement. You should also read and consider the additional information under the captions “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus with respect to the offering filed by us with the Securities and Exchange Commission (the “SEC”). We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the SEC and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

The underwriters are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise stated, or the context otherwise requires, references in this prospectus supplement to “we,” “us,” “our” and “the Company” are to AK Holding and its consolidated subsidiaries, including AK Steel.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus supplement that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include risks related to:

•	reduced selling prices and shipments associated with a cyclical industry;

•	severe financial hardship or bankruptcy of one of more of our major customers;

S-ii

•	decreased demand in key product markets;

•	competitive pressure from increased global steel production and imports;

•	changes in the cost of raw materials and energy;

•	issues with respect to our supply of raw materials;

•	disruptions to production;

•	our healthcare and pension obligations and related regulations;

•	not timely reaching new labor agreements;

•	major litigation, arbitrations, environmental issues and other contingencies;

•	climate change and greenhouse gas emission limitations and regulations; and

•	financial, credit, capital and/or banking markets.

The risk factors discussed under “Item 1A — Risk Factors” in AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and under “Item 1A — Risk Factors” in AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in the other documents incorporated by reference into this prospectus supplement and the accompanying prospectus, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update these forward-looking statements other than as required by law.

WHERE YOU CAN FIND MORE INFORMATION

AK Holding is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance with these requirements, AK Holding files reports and other information relating to its business, financial condition and other matters with the SEC. AK Holding is required to disclose in such reports certain information, as of particular dates, concerning its operating results and financial condition, officers and directors, principal holders of shares, any material interests of such persons in transactions with us and other matters. AK Holding’s filed reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of such site is: http://www.sec.gov. Reports, proxy statements and other information concerning AK Holding’s business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

S-iii

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede the information in this prospectus and the documents listed below.

•	AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including portions of AK Holding’s Schedule 14A filed on April 12, 2010, incorporated by reference therein;

•	AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;

•	AK Holding’s Current Report on Form 8-K filed on January 26, 2010; and

•	future filings made by AK Holding and AK Steel with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Telephone No. (513) 425-5000.

S-iv

SUMMARY

This summary does not include all information you should consider before investing in the notes. For a more complete understanding of the company and the notes, we urge you to carefully read this prospectus supplement and the information incorporated by reference herein in its entirety, including the sections entitled “Risk Factors,” “Forward-Looking Statements,” and our financial statements and the related notes. Unless otherwise stated, or the context otherwise requires, references in this prospectus supplement to “we,” “us,” “our” and “the Company” are to AK Holding and its consolidated subsidiaries, including AK Steel. Unless otherwise indicated, steel industry data contained in this prospectus supplement are derived from publicly available sources, including industry trade journals and SEC filings, which we have not independently verified.

Business Overview

We are a fully-integrated producer of flat-rolled carbon, specialty stainless and electrical steels and tubular products. We produce value-added carbon steels for the automotive, infrastructure and manufacturing markets. Our stainless steel products are sold primarily to customers in the automotive industry, as well as to manufacturers of food handling, chemical processing, pollution control, medical and health equipment, and distributors and service centers. Our electrical steels, which are iron-silicon alloys with unique magnetic properties, are sold primarily to manufacturers of power transmission and distribution transformers. Our tubular products are used in the automotive, large truck and construction markets. We have the capacity to ship approximately 6.5 million tons of steel products annually, and for the year ended December 31, 2009, we shipped approximately 3.9 million tons of steel products. For the year ended December 31, 2008, we generated revenue, net income and Adjusted EBITDA of $7,644.3 million, $4.0 million and $933.8 million, respectively. For the year ended December 31, 2009, we generated revenue, net loss and Adjusted EBITDA of $4,076.8 million, ($74.6) million and $139.2 million, respectively. For three months ended March 31, 2010, we generated revenue, net income and Adjusted EBITDA of $1,405.7 million, $1.9 million and $111.2 million, respectively.

Our operations consist of seven steelmaking and finishing plants located in Indiana, Kentucky, Ohio and Pennsylvania that produce flat-rolled carbon steels, including premium-quality coated, cold-rolled and hot-rolled products, and specialty stainless and electrical steels that are sold in hot band and sheet and strip form. Our operations also include AK Tube LLC (“AK Tube”), which further finishes flat-rolled carbon and stainless steel into welded steel tubing at its two tube plants. In addition, our operations include European trading companies which buy and sell steel and steel products and other materials.

Competitive Strengths

Diverse product offering and flexible operating facilities.  We are the only domestic flat-rolled steel producer with a significant presence in carbon, stainless and electrical steels. We have a diverse product portfolio, including value-added products such as coated, cold-rolled, stainless and electrical steels, as well as commodity products, such as hot-rolled carbon steels. We are one of the few domestic steel producers that operates both blast furnaces and electric-arc furnaces. The majority of our steelmaking facilities are integrated with production and downstream operations, which provides us with the flexibility to manufacture a wide variety of products at each facility. Moreover, our facilities are strategically located in close proximity to one another and to many of our customers, leading to reduced transportation costs and efficiency gains in product lead-times when compared to our peers. Through our diverse product offering and flexible manufacturing facilities, we are able to tailor our product mix to meet evolving end-market demand and maximize profit margins.

Leading market positions in attractive end-markets.  We have leading market positions in certain segments of the automotive market as well as the electrical/power generation and distribution end-markets. We are a premier producer of coated steel for exposed automotive applications, and the largest North American supplier of stainless steel for automotive exhaust system components. According to J.D. Power and Associates, the North American automotive industry is forecasted to show a significant improvement in 2010, with automotive build rates increasing by approximately 30% to 11.0 million units from 8.5 million units in 2009. We are also one of the only full-line domestic producers of high-value, energy-efficient grain-oriented (“GO”)

electrical steels, which are sold to both domestic and international manufacturers of power transmission and distribution transformers and electrical motors and generators in the infrastructure and manufacturing markets. The long term growth fundamentals for GO electrical steels remain strong, with demand driven by the electrification of emerging economies, the improvement of an aging electrical infrastructure in developed economies, and new energy efficiency standards established in the United States.

Lean operational structure.  We are focused on reducing our operating costs to optimize our profitability. We attribute our current cost position to several factors:

•	Scalable manufacturing operations. We have the flexibility to scale our manufacturing operations through capacity reductions and expansions in order to meet end-market demand and our customers’ needs. In addition, we have implemented continuous productivity improvements across all of our facilities to make them more efficient.

•	Efficient and cost effective workforce. All of our facilities have cost-competitive and flexible labor forces, which allow us to make changes to our operations as needed. We have reduced our hourly employees by approximately 28% since 2003. Our smaller, more flexible workforce now has fewer job categories, which greatly increases labor productivity and reduces work rule complexity. In addition, our “new era” labor agreements include provisions for more affordable pension plans and health care cost-sharing programs for both active and retired employees.

Leader in supplying high quality products to our customers.  We continue to be recognized by our customers for being the industry-best in overall quality for carbon, stainless and electrical steels. Based on independent customer surveys conducted by Jacobson and Associates, carbon and specialty steel customers rated us number one in overall customer satisfaction, quality, service and on-time delivery in 2009. We also have received a variety of quality awards from our customers. We believe our superior product quality, on time delivery and excellent customer service differentiates us from our peers.

Strong balance sheet and liquidity.  Our financial position is very strong, with net debt (short-term debt plus long-term debt less cash and cash equivalents) as of March 31, 2010 of approximately $276 million. During the economic downturn in 2009, we intensified our focus on cash and liquidity, and as of March 31, 2010, we had approximately $330 million in cash and cash equivalents and, combined with the availability under our revolving credit facility, our total liquidity was over $1 billion. Our capital spending is manageable and scalable and targeted towards improving our operating flexibility and efficiency. We expect to fund our pension and other postretirement benefits obligations out of operating cash flow, and we have no near-term debt maturities.

Experienced management team.  We have an experienced management team with significant operating experience in the steel industry. Our top seven executives collectively have over 200 years of steel industry experience. Through our “3C’s” approach of focusing on customers, costs and cash, our management team has effectively managed our business during the economic downturn, leading us to solid profitability in the second half of 2009 and the first quarter of 2010. Under the leadership of our current management team, we have focused our business on a broader, more diversified mix of core customers, rationalized and restructured our workforce, optimized our cost structure and significantly improved our balance sheet to enhance financial flexibility.

Business Strategy

Increase production and maximize profit margins through higher operating flexibility.  We will continue to focus on expanding production and maximizing margins by tailoring our product mix to meet our customers’ needs. Our manufacturing flexibility allows us to move up and down the value chain, depending on where we can achieve the best returns. For instance, we have expanded production of electrical steels at our Butler Works facility in order to continue serving this attractive and growing market. At the same time, we can use our Butler Works furnaces to melt carbon steel slabs and take advantage of the hot band market when it is strong.

Continue to diversify our customer base.  Our management continues to diversify our customer base, both geographically and by end-market. From 2003 to 2009, we reduced our exposure to the automotive market from 58% to 36% of our total net sales. We have also diversified our customer base to expand our business with the foreign auto-makers that have established production in the United States, commonly referred to as “new domestics.” For the year ended 2009, none of our automotive customers accounted for more than 10% of our total net sales. We expect to continue to enhance our production capabilities to include more value-added products such as electrical steels. To that end, we have announced over $267.0 million in capital projects over the last five years to increase our scale and become the largest electrical steel supplier in the United States. From a geographic perspective, we are focused on expanding our international presence. In 2009, international sales accounted for 19% of total net sales, a significant increase from 12% of total net sales in 2003.

Increase stability and flexibility of our cost structure.  Increasing raw material self-sufficiency is an important area of focus for us. Most recently, we entered into a 12-year contract with Haverhill North Coke Company, an affiliate of SunCoke Energy, to provide up to 550,000 tons of coke annually and 25 megawatts of electricity annually co-generated from the heat recovery coke battery. In addition, our Middletown Coke project, when completed, will supply another 550,000 tons of coke annually and approximately 50 megawatts of electricity annually, and is expected to start in 2011. Together with our existing coke production, we will be self-sufficient in coke. We are also considering strategic investments in other raw materials to further enhance our raw material self-sufficiency. On the customer front, we have and will continue to restructure our sales contracts to further enhance our cost structure stability and flexibility. We have eliminated virtually all multi-year sales contracts, with the majority of them having a duration of one year. Also, 83% of our contracts have certain raw material/energy cost pass-through mechanisms or variable pricing provisions, which helps protect against cost volatility.

Target investments to reduce costs and enhance product mix.  We will continue to make targeted capital investments that help reduce costs and increase our production capabilities of high margin products. For instance, we are installing a new, more efficient EAF and a ladle metallurgy furnace (“LMF”) station at Butler Works which will replace two older, less efficient EAFs, which we estimate will result in a 40% increase in melting capacity in 2011, as well as upgrading an existing processing line. The investment substantially lowers production costs and reduces our need to purchase carbon steel slabs. Also, in 2009, we invested approximately $27 million to complete the re-lining of the hearth and bosh sections of the Middletown Works blast furnace, which should allow us to run this facility longer and more efficiently. By making the investment to repair the furnace during the market downturn, we were able to accomplish this work at a significantly lower cost than if we had done it currently. To enhance our product mix, we have made significant investments to expand our GO electrical steel capacity, through four separate expansions implemented at our Butler and Zanesville Works, bringing our Company-wide capacity from 250,000 tons annually in 2003 to 344,000 tons annually in 2011.

Additional Information

AK Holding and AK Steel are incorporated under the laws of the State of Delaware. Our principal executive offices are located on 9227 Centre Point Drive, West Chester, Ohio 45069, and our telephone number at that address is (513) 425-5000. Our internet address is www.aksteel.com. Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the Indenture (the “Indenture”) among AK Steel, AK Holding, and U.S. Bank, National Association, as trustee (the “Trustee”), relating to the notes.

Issuer	AK Steel Corporation

Notes offered	$ principal amount of % Senior Notes due 2020.

Maturity	, 2020.

Interest payment dates	and of each year, beginning on , 2010.

Change of control	If a change of control repurchase event occurs, subject to certain conditions, AK Steel must give holders of the notes an opportunity to sell to AK Steel the notes at a purchase price of 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of the purchase. See “Description of Notes — Change of Control.”

Optional redemption	The notes will be redeemable at AK Steel’s option at any time before , 2015 at a redemption price equal to the principal amount of existing notes being redeemed plus a “make-whole” premium plus accrued and unpaid interest to the redemption date. The notes will be redeemable at AK Steel’s option, in whole or in part, at any time on and after , 2015 at the redemption prices described in this prospectus supplement plus accrued and unpaid interest to the redemption date, if any.

At any time prior to , 2013, AK Steel may redeem up to 35% of the principal amount of the notes with the proceeds of offerings of AK Holding’s shares of common stock at a redemption price of % of the principal amount of the notes, plus accrued and unpaid interest to the redemption date, if any.

Guarantee	The payment of the principal, premium, if any, and interest on the notes will be guaranteed on an senior unsecured basis by AK Holding, the parent of AK Steel. AK Steel’s existing notes are guaranteed by certain of its subsidiaries who may in the future guarantee the notes offered hereby on a senior unsecured basis; however, none of AK Steel’s subsidiaries will initially guarantee the notes offered hereby. See “Description of Notes — Guarantees.”

Ranking	The notes will be AK Steel’s senior unsecured obligations. The notes will be equal in right of payment with all existing and future unsubordinated unsecured indebtedness of AK Steel and senior in right of payment to any subordinated indebtedness AK Steel may incur. The notes will be effectively subordinated to all of the liabilities of the subsidiaries of AK Steel that do not guarantee the notes; however, none of AK Steel’s subsidiaries will initially guarantee the notes. The guarantee of AK Holding will be equal in right of payment with all existing and future unsubordinated unsecured indebtedness of AK Holding and senior in right of payment to all of its subordinated indebtedness. The notes and the guarantee will be effectively subordinated to any secured debt of AK Steel or the guarantor, as the case may be, to the extent of the value of the assets securing such debt. See “Description of Notes — Ranking.”

Covenants	AK Steel will issue the notes under the Indenture which will, among other things, limit AK Steel’s ability and the ability of its subsidiaries to:

• create liens on its and their assets;

• incur subsidiary debt;

• engage in sale/leaseback transactions; and

• engage in a consolidation, merger or sale of assets.

The Indenture will also restrict the activities of AK Holding. These covenants are subject to important exceptions and qualifications, which are described under the caption “Description of Notes — Certain Covenants.”

Use of proceeds	We estimate that the net proceeds from the issuance and sale of the notes will be approximately $390 million after deducting the underwriting discounts and commissions. We intend to use the net proceeds from this offering, together with cash on hand, to pay the consideration for the Cash Tender Offer plus any consent payments and accrued and unpaid interest and estimated offering expenses payable by us. AK Steel intends to redeem any of the existing notes that remain outstanding after the consummation of the Cash Tender Offer in accordance with the terms of the indenture governing the existing notes. The closing of the Cash Tender Offer is contingent upon the closing of this offering. See “Use of Proceeds” and “Capitalization.”

Absence of an established market for the notes	The notes will be a new class of securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, the underwriters are not obligated to do so and may discontinue market-making activities at any time without notice. We cannot assure you that a liquid market for the notes will develop or be maintained.

Risk Factors

Investing in the notes involves substantial risk.  You should carefully consider the risk factors set forth under “Item 1A — Risk Factors” in AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and under “Item 1A — Risk Factors” in AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, prior to making an investment in the notes. See “Risk Factors” beginning on page S-9.

Summary Historical Financial and Operating Data

The following summary historical consolidated financial data as of and for the three months ended March 31, 2010 and 2009 has been derived from our unaudited condensed consolidated financial statements and the summary historical consolidated financial data as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 has been derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus supplement.

This information is only a summary. You should read the data set forth in the table below in conjunction with our unaudited condensed consolidated financial statements and the accompanying notes as of and for the three months ended March 31, 2010 and 2009 and our audited consolidated financial statements and the accompanying notes as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, which are incorporated by reference herein, and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this prospectus supplement and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, each of which is incorporated by reference in this prospectus supplement.

	Year Ended December 31,			Three Months Ended March 31,
	2007	2008	2009	2009	2010
	(Dollars in millions, except per share and per ton data)

Net sales	$7,003.0	$7,644.3	$4,076.8	$922.2	$1,405.7
Costs of products sold (exclusive of items below)	5,919.0	6,491.1	3,749.6	923.0	1,243.6
Selling, general and administrative expenses	223.5	223.6	192.7	47.8	54.2
Depreciation	196.3	202.1	204.6	51.3	50.3
Other Operating Items:
Pension and postretirement benefits corridor charges(1)	—	660.1	—	—	—
Curtailment and labor contract charges(1)	39.8	39.4	—	—	—
Total operating costs	6,378.6	7,616.3	4,146.9	1,022.1	1,348.1

Operating profit (loss)	624.4	28.0	(70.1)	(99.9)	57.6
Interest expense	68.3	46.5	37.0	10.2	8.9
Other income (expense)(2)	35.9	12.1	9.1	2.3	(4.6)

Income (loss) from continuing operations before income tax	592.0	(6.4)	(98.0)	(107.8)	44.1
Income tax provision (benefit) due to tax law changes	(11.4)	—	5.1	—	25.3
Income tax provision (benefit)	215.0	(10.9)	(25.1)	(34.2)	17.4

Net income (loss)	388.4	4.5	(78.0)	(73.6)	1.4
Less: Net income (loss) attributable to non-controlling interest	0.7	0.5	(3.4)	(0.2)	(0.5)

Net income (loss) attributable to AK Holding	$387.7	$4.0	$(74.6)	$(73.4)	$1.9

Basic earnings per share:
Net income (loss) per share attributable to AK Holding	$3.50	0.04	(0.68)	(0.67)	0.02
Diluted earnings per share:
Net income (loss) per share attributable to AK Holding	3.46	0.04	(0.68)	(0.67)	0.02

	Year Ended December 31,			Three Months Ended March 31,
	2007	2008	2009	2009	2010
	(Dollars in millions, except per share and per ton data)

Other financial data:
Capital expenditures(3)	$104.4	$166.8	$109.5	$32.9	$14.9
Net cash flows from operating activities	702.9	83.1	58.8	(29.0)	(107.2)
Net cash flows from investing activities	(73.0)	(217.8)	(133.4)	(44.7)	(16.9)
Net cash flows from financing activities	(435.7)	(16.2)	(26.4)	(27.0)	(7.4)
Balance sheet data (as of period end):
Cash and equivalents	$713.6	$562.7	$461.7	$462.0	$330.2
Working capital	1,453.9	1,268.6	889.4	1,145.6	771.1
Total assets	5,197.4	4,682.0	4,274.7	4,453.6	4,316.5
Current portion of long-term debt	12.7	0.7	0.7	0.7	0.7
Long-term debt (excluding current portion)	652.7	632.6	605.8	609.4	605.7
Current portion of pension and postretirement benefit obligations	158.0	152.4	144.1	149.7	143.1
Long-term portion of pension and postretirement benefit obligations (excluding current portion)	2,537.2	2,144.2	1,856.2	2,028.4	1,704.0
Stockholders’ equity	877.3	970.7	880.1	853.6	850.9
Cash dividend per share declared	—	.0.20	.0.20	0.05	0.05
Other data (unaudited):
Amortization(4)	$3.7	$4.2	$4.7	$1.2	$3.3
Adjusted EBITDA(5)	$864.2	$933.8	$139.2	$(47.4)	$111.2
Steel shipments (net thousand tons)	6,478.7	5,866.0	3,935.5	778.8	1,385.8
Average selling price per ton	$1,081	$1,303	$1,036	$1,184	$1,014
Adjusted EBITDA per ton	$133	$159	$35	$(61)	$80

(1)	Under its method of accounting for pensions and other postretirement benefits, the Company recorded non-cash corridor charges in 2008. Included in 2008 is a curtailment charge of $39.4 associated with a cap imposed on a defined benefit pension plan for salaried employees. Included in 2007 are curtailment charges of $15.1 and $24.7 associated with new labor agreements at the Company’s Mansfield Works and Middletown Works, respectively. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and Note 1 to the consolidated financial statements, which are incorporated herein by reference, for additional information.

(2)	In 2007, the Company recorded $12.5 in other income as a result of interest received related to the recapitalization of Combined Metals, LLC, a private stainless steel processing company in which AK Steel holds a 40% equity interest.

(3)	Excludes Middletown Coke operations, which are consolidated in our results, although we do not own an equity interest in Middletown Coke.

(4)	Amortization has been adjusted to reflect only those items associated with cost of goods sold.

(5)	Adjusted EBITDA is defined as net income (loss) attributable to AK Holding before noncontrolling interests, income tax provision (benefit), interest expense, other expense (income), depreciation, amortization and special charges. Adjusted EBITDA is presented because we believe it is a useful indicator of our performance and our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. Adjusted EBITDA is not necessarily comparable to similarly titled measures used by other companies. The following table presents a reconciliation of Adjusted EBITDA to Net income (loss) attributable to AK Holding:

	Year Ended December 31,			Three Months Ended March 31,
	2007	2008	2009	2009	2010
	(Dollars in millions, except per ton data)

Net income (loss) attributable to AK Holding	$387.7	$4.0	$(74.6)	$(73.4)	$1.9
Noncontrolling interests	0.7	0.5	(3.4)	(0.2)	(0.5)
Income tax provision (benefit)	203.6	(10.9)	(20.0)	(34.2)	42.7
Interest expense	68.3	46.5	37.0	10.2	8.9
Other expense (income)	(35.9)	(12.1)	(9.1)	(2.3)	4.6
Depreciation	196.3	202.1	204.6	51.3	50.3
Amortization	3.7	4.2	4.7	1.2	3.3
Special charges (Pension corridor and Curtailment charges)	39.8	699.5	—	—	—

Adjusted EBITDA	$864.2	933.8	139.2	(47.4)	111.2

Adjusted EBITDA per ton	$133	$159	$35	$(61)	$80

RISK FACTORS

You should carefully consider the risks described below in addition to the risks described in “Item 1A — Risk Factors” in AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and under “Item 1A — Risk Factors” in AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in the notes. We cannot assure you that you will not lose part or all of your investment.

Risks Relating to Our Business

•	Risk of reduced selling prices and shipments associated with a cyclical industry. Historically, the steel industry has been a cyclical industry. The dramatic downturn in the domestic and global economies which began in the fall of 2008 adversely affected demand for our products, which has resulted in lower prices and shipments for such products. Such lower prices and shipments caused a significant reduction in our sales in 2009 and, while there has been some improvement in recent months, it is likely that sales will not return to pre-2009 levels during 2010. This downturn in market conditions also may adversely impact our efforts to negotiate higher prices in 2010 with our contract customers. At this time, it is impossible to determine when or if the domestic and/or global economies will return to pre-recession levels. There thus is a risk of continued adverse impact on demand for our products, the prices for those products and our sales and shipments of those products as a result of the ongoing weakness in the economy. In addition, global economic conditions remain fragile and the possibility remains that the domestic or global economies may not recover as quickly as we have anticipated, or could even deteriorate, which likely would result in a corresponding fall in demand for our products and negatively impact our business, financial results and cash flows.

•	Risk of severe financial hardship or bankruptcy of one of more of our major customers. Many, if not most, of our customers have shared the immense financial and operational challenges faced by us during the recent intense recession. For example, in 2009 two major automotive manufacturers, General Motors and Chrysler, received billions of dollars in loans from the federal government and went through a bankruptcy reorganization. While both of those companies have emerged from bankruptcy and are operating, the domestic automotive industry continues to experience significantly reduced light vehicle sales compared to recent historic levels. This continued weakness could lead to increased financial difficulties or even bankruptcy filings by other automotive manufacturers and suppliers to the automotive industry, many of whom are our customers. We could be adversely impacted by such financial hardship or bankruptcies. The nature of that impact could be not only a reduction in future sales but also a loss associated with the potential inability to collect all outstanding accounts receivables. Either event could negatively impact our financial results and cash flows.

•	Risk of reduced demand in key product markets. Although significantly reduced from prior years, the automotive and housing markets remain important elements of our business. Though conditions have improved in recent months for the automotive market, the housing market continues to suffer from the severe economic downturn that started in the fall of 2008. The continued recession in the domestic housing market directly impacts the demand for our electrical steel and has continued to a greater extent than we had previously anticipated based upon public reports and economic forecasts. In addition, the global demand for electrical steel products has not increased at as significant a rate as we previously had expected. Electrical steel is one of our more profitable product lines. Therefore, if demand for our electrical steel products declines from current projections, it could negatively affect our sales, financial results and cash flows.

•	Risks associated with our healthcare obligations. We provide healthcare coverage to our active employees and retirees, as well as to certain members of their families. We are self-insured with respect to substantially all of our healthcare coverage. While we have mitigated our exposure to rising healthcare costs through cost sharing and healthcare cost caps, the cost of providing such healthcare coverage is greater on a relative basis for us than for other steel companies against whom we compete, which either provide a lesser level of benefits, require that their participants pay more for the benefits they receive, or do not provide coverage to as broad a group of participants (e.g., they do not provide retiree healthcare benefits). Moreover, litigation has been filed against us on behalf of various groups of our retirees alleging that we lacked the authority to impose certain cost sharing and healthcare cost caps. If that litigation is successful, it could adversely affect our financial results and could adversely affect our long-term ability to provide future healthcare benefits. In addition, the potential impacts of federal healthcare legislation could adversely affect our financial condition through increased costs. In that regard, on March 23, 2010, the Patient Protection and Affordable Care Act (the “Act”) was signed into law. On March 30, 2010, the Health Care and Education Reconciliation Act of 2010 (the “Reconciliation Act”) was signed into law. As a result of this legislation, we recorded a non-cash charge of $25.3 million in the first quarter of 2010. The charge was due to a reduction in the value of our deferred tax asset as a result of a change to the tax treatment associated with Medicare Part D reimbursements. While we have been able to determine the impact of the change in the tax treatment associated with Medicare Part D reimbursements, there are other potential impacts which cannot be reasonably determined or even estimated at this time. The Act, as modified by the Reconciliation Act, includes a large number of health-related provisions to take effect over the next four years, including expanded dependent coverage, subsidized insurance premiums, incentives for businesses to provide health care benefits, a prohibition on the denial of coverage and denial of claims based on pre-existing conditions, the creation of health insurance exchanges intended to help insure a large number of uninsured Americans through enhanced competition, and other expansions of healthcare benefits and coverage. The costs of these provisions are expected to be funded by a variety of taxes and fees. Some of these taxes and fees, as well as certain of the healthcare changes brought about by these acts will result, directly or indirectly, in increased healthcare costs for us. We cannot reasonably predict at this time what the amount of that additional cost may be.

•	Risk of increased global steel production and imports. Actions by our foreign or domestic competitors to increase production in and/or exports to the United States could result in an increased supply of steel in the United States, which could result in lower prices for our products and negatively impact our sales, financial results and cash flows. In fact, significant planned increases in production capacity in the United States have been announced by our competitors and new steelmaking and finishing facilities are under construction. In addition, foreign competitors, especially those in China, have substantially increased their production capacity in the last few years. This increased foreign production has contributed to a high level of imports of foreign steel into the United States in recent years and creates a risk of even greater levels of imports, depending upon foreign market and economic conditions, the value of the U.S. dollar relative to other currencies and other such variables beyond our control. This would adversely affect our sales, financial results and cash flows.

•	Risk of changes in the cost of raw materials and energy. Approximately 45% of our shipments are in the spot market, and pricing for these products fluctuates regularly based on prevailing market conditions. The remainder of our shipments is pursuant to contracts having durations of six months or more. Approximately 83% of our shipments to contract customers include variable pricing mechanisms to adjust the price or to impose a surcharge based upon changes in certain raw material and energy costs, but those adjustments do not always reflect all of the underlying raw material and energy cost changes. Many of our contracts contain fixed prices that do not allow a pass through of all of the raw material and energy cost increases or decreases. Thus, the price at which we sell steel will not necessarily change in tandem with changes in our raw material and energy costs. As a result, a significant increase in raw material or energy costs could adversely impact our financial results. This risk is particularly significant with respect to iron ore costs due to the substantial uncertainty relating to the pricing of iron ore in 2010 and the fact that, when the price of iron ore finally is determined for 2010, it will be retroactive to January 1, 2010. Because we already have sold our products for all of the first quarter and a significant portion of the second quarter of 2010 at prices which may not fully reflect the iron ore price increases we will pay in 2010, we will be unable to recover the retroactive portion of the price increases through our variable pricing mechanisms with our contract customers. This risk also is present at a higher than normal level currently with respect to coal costs because of a recent explosion at a mine operated in West Virginia which is a significant supplier of our metallurgical coal. It is uncertain at this time how long that mine will be out of operation and what impact on market prices will result from the absence of production at the mine for a period of time. The impact of significant fluctuations in the price we pay for our raw materials can be exacerbated by our “last in, first out” (“LIFO”) method for valuing inventories when there are significant changes in the cost of raw materials or energy or in our raw material inventory levels. The impact of LIFO accounting may be particularly significant with respect to period-to-period comparisons.

•	Risks relating to the supply of raw materials. We have certain raw material supply contracts, particularly with respect to iron ore, which have terms providing for minimum annual purchases, subject to exceptions for force majeure and other circumstances impacting the legal enforceability of the contracts. If demand for our products falls for an extended period significantly below what was projected at the time these contracts were entered into, we could be required to purchase quantities of raw materials, particularly iron ore, which exceed our anticipated future annual needs. Conversely, however, if demand for our products increases beyond what was projected, there is a risk that we would not have adequate supplies of all raw materials under contract and that we might be unable to secure all of the raw materials we need to meet the increased demand, or to secure them at reasonable prices that will not adversely impact our financial results and cash flows.

•	Risk of production disruption. Under normal business conditions, we operate our facilities at production levels at or near capacity. High levels of production are important to our financial results because they enable us to spread our fixed costs over a greater number of tons. Production disruptions could be caused by the idling of facilities due to reduced demand, such as the reduced demand resulting from the recent economic downturn. Such production disruptions also could be caused by unanticipated plant outages or equipment failures, particularly under circumstances where we lack adequate redundant facilities, such as with respect to our hot mill. Production also could be adversely impacted by transportation or raw material or energy supply disruptions, or poor quality of raw materials, particularly scrap, coal, coke, iron ore, alloys and purchased carbon slabs. This would adversely affect our sales, financial results and cash flows.

•	Risks associated with our pension obligations. Our pension trust is currently underfunded to meet its long-term obligations, primarily as a result of below-expectation investment returns in the early years of the prior decade, as well as the dramatic decline in the financial markets that began in late 2008. The extent of underfunding is directly affected by changes in interest rates and asset returns in the securities markets. It is also affected by the rate and age of employee retirements, along with other actuarial experiences compared to projections. These items affect pension plan assets and the calculation of pension and other postretirement benefit obligations and expenses. Such changes could increase the cost to us of those obligations, which could have a material adverse affect on our results and our ability to meet those obligations. In addition, changes in the law, rules or governmental regulations with respect to pension funding also could materially and adversely affect our cash flow and our ability to meet our pension and other benefit obligations. In addition, under the method of accounting we use with respect to our pension and other postretirement obligations, we are required to recognize into our results of operations, as a non-cash “corridor” adjustment, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets. A corridor charge, if required after a re-measurement of our pension obligations, historically has been recorded in the fourth quarter of the fiscal year. In past years, these corridor charges have had a significant negative impact on our financial statements.

•	Risk of not timely reaching new labor agreements. The labor agreement with the United Steelworkers of America Local 1865, which represents approximately 750 hourly employees at our West Works located in Ashland, Kentucky, expires on September 1, 2010. We are currently negotiating with the union to reach a new, competitive labor agreement in advance of the current expiration date. We cannot predict at this time, however, when a new, competitive labor agreement with the union at the Ashland West Works will be reached or what the impact of such an agreement on our operating costs, operating income and cash flow will be. There is the potential of a work stoppage at this location if we and the union cannot reach a timely agreement in contract negotiations. If there were to be a work stoppage, it could have a material impact on our operations and financial results.

•	Risks associated with major litigation, arbitrations, environmental issues and other contingencies. We have described several significant legal and environmental proceedings in “Business — Legal Proceedings” and “Business — Environmental.” An adverse result in one or more of those proceedings could negatively impact our financial results and cash flows.

•	Risks associated with environmental compliance. Due to the nature and extent of environmental issues affecting our operations and obligations, changes in application or scope of environmental regulations applicable to us could have a significant adverse impact on our operations and financial results and cash flows.

•	Risks associated with climate change and greenhouse gas emission limitations. The United States has not ratified the 1997 Kyoto Protocol Treaty (the “Kyoto Protocol”), and we do not produce steel in a country which has ratified that treaty. Negotiations for a treaty which would succeed the Kyoto Protocol are ongoing and it is not known yet what the terms of that successor treaty ultimately will be or if the United States will ratify it. It appears, however, that limitations on greenhouse gas emissions may be imposed in the United States at some point in the future through federally enacted legislation or regulation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Potential Impact of Climate Change Legislation and Regulation”. Bills recently introduced in the United States Congress are aimed at limiting carbon emissions from companies which conduct business that is carbon-intensive. Such bills, if enacted, would apply to the steel industry, generally, and us, in particular. Among other potential material items, each bill includes a proposed system of carbon emission credits issued to certain companies, similar to the European Union’s existing “cap and trade” system. That said, each of these bills is likely to be altered substantially as they move through the legislative process, making it difficult at this time to forecast what the final legislation, if any, will look like and the resulting effects on us. If legislation covering limitations on emissions similar to the limitations in these bills is enacted, however, we likely will suffer negative financial impacts as a result of increased energy, environmental and other costs. In addition, depending upon whether similar limitations are imposed globally, legislation could negatively impact our ability to compete with foreign steel companies situated in areas not subject to such limitations. Unless and until legislation is enacted and its terms are known, we cannot reasonably or reliably estimate the impact of such legislation on our financial condition, operating performance or ability to compete.

•	Risks associated with financial, credit, capital and/or banking markets. In the ordinary course of business, our risks include our ability to access competitive financial, credit, capital and/or banking markets. Currently, we believe we have adequate access to these markets to meet our reasonably anticipated business needs. We both provide and receive normal trade financing to and from our customers and suppliers. To the extent access to competitive financial, credit, capital and/or banking markets by us, or our customers or suppliers, is impaired, our operations, financial results and cash flows could be adversely impacted.

Risks Relating to the Notes and this Offering

•	Risks associated with our outstanding debt and other obligations. We have a significant amount of debt and other obligations. As of March 31, 2010, on an as adjusted basis to give effect to this offering and the application of the net proceeds therefrom, we would have had outstanding $502.9 million of indebtedness, which includes $400 million of indebtedness from the notes offered hereby, and $102.9 million in tax exempt and other financing obligations, as well as additional obligations including $1,847.1 million of pension and other postretirement benefit obligations. At March 31, 2010, we had no outstanding borrowings, $697.5 million of availability and $152.5 million of outstanding letters of credit under our revolving credit facility. The amount of our indebtedness and lease and other financial obligations could have important consequences to you as a holder of the notes. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

•	place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

If we fail to make any required payment under our credit facility or to comply with any of the financial or operating covenants included in the credit facility, we would be in default. Lenders under our credit facility could then vote to accelerate the maturity of the indebtedness under the credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the credit facility accelerate the maturity of the indebtedness thereunder, we cannot assure you that we will have sufficient assets to satisfy our obligations under the credit facility or our other indebtedness, including the notes.

Our indebtedness under our credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our credit facility and other indebtedness.

•	Risks associated with our and our subsidiaries’ ability to incur substantially more debt, which could further exacerbate the risks associated with our substantial leverage. The terms of our credit facility will not fully prohibit us or our subsidiaries from incurring substantial additional indebtedness in the future. Moreover, the indenture governing the notes offered hereby will not impose any limitation on the incurrence of debt by us, provided that it is not secured by our principal properties, or on the incurrence of liabilities (other than indebtedness) by any of our subsidiaries, all of which would effectively be senior to the notes. If new debt or other liabilities are added to our and our subsidiaries’ current levels, the related risks that we and they now face could intensify.

•	Risks associated with the limited covenants in the indenture governing the notes. The indenture governing the notes contains limited covenants, including those restricting our ability and our subsidiaries’ ability to create certain liens, incur certain debt and enter into certain sale and leaseback transactions. The limitation on liens, limitation on subsidiary debt and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Notes — Certain Covenants.” In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

•	Risks associated with your right to receive payments on these notes in the event that any of our subsidiaries declare bankruptcy, liquidate or reorganize. The notes will generally not be guaranteed by AK Steel’s subsidiaries. In the event of a bankruptcy, liquidation or reorganization of AK Steel’s subsidiaries that do not guarantee the notes, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. On an as adjusted basis to give effect to this offering and the application of the net proceeds therefrom, our subsidiaries other than AK Steel, none of whom will initially guarantee the notes, generated approximately 13.9% of our consolidated revenues for the year ended December 31, 2009. As of March 31, 2010, our non-guarantor subsidiaries had approximately $101.8 million of liabilities outstanding.

•	Risk of our cash flows proving inadequate to service our debt and provide for our other obligations, which may required us to refinance all or a portion of our existing debt or future debt at terms unfavorable to us. Our ability to make payments on and refinance our debt, including the notes, and other financial obligations, and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. In addition our credit facility has an earlier maturity date than that of the notes offered hereby, and we will be required to repay or refinance such indebtedness prior to when the notes offered hereby come due. If our cash flows were to prove inadequate to meet our debt service and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, including these notes, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and these notes, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

•	Your right to receive payments on these notes will be effectively subordinated to those lenders who have a security interest in our assets. AK Steel’s obligations under the notes and AK Holding’s obligations under its guarantee of the notes will be unsecured, but AK Steel’s obligations under its credit facility are secured by a security interest in substantially all of our domestic tangible and intangible assets. If AK Steel is declared bankrupt or insolvent, or if it defaults under its credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture governing the notes at such time. In such event, because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. As of March 31, 2010, on an as adjusted basis to give effect to this offering and the application of the net proceeds therefrom, the notes would have been effectively junior to $102.9 million of our tax exempt and other financing obligations. The indenture governing the notes will permit us and our subsidiaries to incur substantial additional indebtedness in the future, including senior secured indebtedness.

•	Risks associated with change of control provisions in the indenture governing the notes and in our credit facility. The indenture governing the notes will require that, upon the occurrence of a “change of control repurchase event,” as such term is defined in the indenture, we must make an offer to repurchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Certain events involving a change of control will result in an event of default under our credit facility and may result in an event of default under other indebtedness that we may incur in the future. An event of default under our credit facility or other indebtedness could result in an acceleration of such indebtedness. See “Description of Notes — Change of Control.” The acceleration of indebtedness and our inability to repurchase all the tendered notes would constitute events of default under the indenture governing the notes. No assurance can be given that the terms of any future indebtedness will not contain cross default provisions based upon a change of control or other defaults under such debt instruments.

•	You may not be able to determine when a change of control has occurred and may not be able to require us to purchase notes as a result of a change in the composition of the directors on our board. The definition of change of control includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

In addition, a recent Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, you may not be able to require us to purchase your notes as a result of a change in the composition of the directors on our board unless a court were to find that such approval was not granted in good faith or violated the board’s fiduciary duties. The court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, you would not be able to require us to purchase your notes upon a change of control resulting from a change in the composition of our board. See “Description of Notes — Change of Control.”

•	There is no public trading market for the notes. The notes are a new issue of securities for which there is currently no established trading market. We do not intend to have the notes listed on a national securities exchange. In addition, although the underwriters of the notes have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue market-making activities at any time without notice. Furthermore, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act.

•	Risks associated with changes in our credit ratings or the debt markets on the market price of the notes. The price for the notes will depend on a number of factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common shares;

•	our financial condition, operating performance and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the price of the notes.

USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of the notes will be approximately $390 million after deducting the underwriters’ discount and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering, together with cash on hand, to pay the consideration for the Cash Tender Offer plus any consent payments and accrued and unpaid interest. AK Steel intends to redeem any of the existing notes that remain outstanding after the consummation of the Cash Tender Offer in accordance with the terms of the indenture governing the existing notes. The existing notes have an interest rate of 7.75% and mature in June 2012.

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of AK Holding as of March 31, 2010, on an actual basis and on an adjusted basis to give effect to this offering and the application of the net proceeds therefrom and assuming 100% of the existing notes are tendered pursuant to the Cash Tender Offer, on or prior to the consent date.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, each of which is incorporated by reference herein.

	As of March 31, 2010
	Actual	As Adjusted
	(In millions)

Cash and cash equivalents	$330.2	$200.0

Short-term debt (current portion of long-term debt)	0.7	0.7
Long-term debt:
Existing notes	504.0	0.0
Notes offered hereby(1)	—	400.0
Tax Exempt Financing Due 2010 through 2029 (variable rates of 0.25% to 4.0% in 2009)	102.2	102.2
Unamortized discount	(0.5)	0.0

Total debt	$606.4	$502.9

Stockholders’ Equity:
Common stock	1.2	1.2
Additional paid-in capital	1,922.7	1,922.7
Treasury stock	(169.7)	(169.7)
Accumulated deficit(2)	(1,041.1)	(1,043.8)
Accumulated other comprehensive income	139.4	139.4

Total AK Holding stockholders’ equity	852.5	849.8

Noncontrolling interest	(1.6)	(1.6)

Total stockholders’ equity	850.9	848.2

Total capitalization	$1,457.3	$1,351.1

(1)	Assumes the issuance of the notes at par.

(2)	Accumulated deficit on an as adjusted basis includes the after tax impact of unamortized debt expense, unamortized debt discount and expenses associated with consent fee payments to 100% of the holders of existing notes in the Cash Tender Offer.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

The following table sets forth information regarding our ratio of earnings to combined fixed charges for the three months ended March 31, 2010, and the year ended December 31, 2009, as adjusted to give effect to this offering and the application of the net proceeds therefrom, and for the historical periods shown. For purposes of determining the ratio of earnings to combined fixed charges, earnings consist of income from continuing operations before income taxes with applicable adjustments. Combined fixed charges consist of capitalized interest credit, interest factor in rent expense and other interest and fixed charges.

As Adjusted
Three Months Ended	Year Ended	Three Months Ended
March 31,	December 31,	March 31,	Year Ended December 31,
2010	2009	2010	2009	2008	2007	2006	2005

5.9	NM*	4.7	NM*	NM*	8.8	1.0	1.4

*	For the years ended December 31, 2009 (as adjusted), 2009 (actual) and 2008, earnings were less than fixed charges by $85.8 million, $95.9 million and $1.3 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion together with the consolidated financial statements, related notes and other financial information incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. The following discussion may contain predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those described under “Risk Factors” and elsewhere in this prospectus supplement. These risks could cause our actual results to differ materially from any future performance suggested below. Accordingly, you should read “Forward-Looking Statements” and “Risk Factors.” (Dollars in millions, except per share and per ton amount and amounts relating to the Cash Tender Offer.)

Operations Overview

The Company’s operations consist of seven steelmaking and finishing plants that produce flat-rolled carbon steels, including premium-quality coated, cold-rolled and hot-rolled products, and specialty stainless and electrical steels that are sold in hot band, sheet and strip form. These products are sold to the automotive, infrastructure and manufacturing, and distributors and converters markets. The Company sells its carbon products principally to domestic customers. The Company’s electrical and stainless steel products are sold both domestically and, increasingly, internationally. The Company’s continuing operations also include two plants operated by AK Tube where flat-rolled carbon and stainless steel is further finished into welded steel tubing. In addition, the Company operates European trading companies that buy and sell steel and steel products and other materials.

Safety, quality and productivity are the focal points of AK Steel’s operations and the hallmarks of its success. In 2009, the Company experienced another year of outstanding safety performance and received a variety of awards. The coke plants in Ashland, Kentucky and Middletown, Ohio, were co-recipients in 2009 of the Max Eward Safety Award, which annually recognizes the coke plant with the best safety record in the U.S. among members of the American Coke and Coal Chemicals Institute. The Ashland coke plant received this award for the fourth consecutive year and the Middletown coke plant is now an eight-time recipient of the award. The Company’s Zanesville Works was honored in 2009 by the Ohio Bureau of Workers Compensation with three awards for its safety performance. Also in 2009, the Columbus, Indiana and Walbridge, Ohio plants of AK Tube LLC, a wholly-owned subsidiary of the Company, were recognized for their outstanding safety performances in 2008 by the Fabricators & Manufacturers Association, International and CNA Insurance. Furthermore, AK Tube’s Columbus, Indiana plant was re-certified as a “Star” site in the Voluntary Protection Program (“VPP”) of the Indiana Department of Labor’s Occupational Safety and Health Administration (“OSHA”), a prestigious designation signifying that the excellence of its safety programs exceeded the requirements established by OSHA. AK Tube’s Columbus plant has been VPP Star certified since 2006. The Company’s Rockport and Zanesville Works experienced no recordable injuries for 2009.

The Company also had outstanding performance with respect to quality in 2009. The Company continued to be recognized in leading surveys for being industry-best in overall quality for carbon, stainless and electrical steels. According to Jacobson and Associates the Company was rated number one in overall customer satisfaction, quality and delivery.

With respect to productivity, the severe downturn in the economy in 2009 resulted in the Company reducing its operations substantially and idling various pieces of equipment and facilities at various times throughout the year. Thus, in 2009 the Company focused on making and finishing its products in the most cost effective manner possible to conserve cash, reduce costs and maximize its competitiveness. As a result of a general improvement in steel demand, the Company increased its production levels at virtually all of its facilities during the second half of 2009.

Despite the downturn in the economy and the need to conserve cash, the Company continued to perform maintenance in 2009 where needed and to invest its capital for the future. For example, the Company invested approximately $27.0 to successfully complete the reline of the hearth and bosh sections for its Middletown Works blast furnace.

Also in 2009, the Company announced that it had reached agreement with Haverhill North Coke Company (“SunCoke Haverhill”), an affiliate of SunCoke Energy, Inc. (“SunCoke”) to provide the Company with metallurgical-grade coke from the SunCoke Haverhill facility in southern Ohio. Under the agreement, SunCoke Haverhill provides AK Steel with up to 550,000 tons of coke annually. The Company will also benefit under the agreement from the electricity co-generated from the heat recovery coke battery. This is in addition to the previously announced project with Middletown Coke Company, Inc., another SunCoke affiliate (“Middletown Coke”), to construct a new state-of-the-art, environmentally friendly heat-recovery coke battery contiguous to the Company’s Middletown Works which will be capable of producing 550,000 net tons of metallurgical grade coke and approximately 50 megawatts of electricity annually. It is likely that the Company will need the production from both SunCoke facilities due to reduced production available from, and uncertainties with respect to, the Company’s Ashland, Kentucky coke batteries. To the extent the two SunCoke facilities, combined with the Company’s existing coke batteries in Ashland, Kentucky and Middletown, Ohio, provide more coke than the Company needs for its steel production, the Company anticipates that it will be able to sell any excess coke in the merchant coke market.

Financial Results Overview

The Company faced challenging times throughout 2009 as the entire steel industry was adversely impacted by the significant decline in the domestic and global economies. The Company took immediate and proactive measures to address the challenging economic conditions, including reducing its operations to match customer demand, reducing overhead costs, implementing a five-percent pay cut for all salaried employees until conditions improved at the start of the fourth quarter, locking and freezing the qualified defined benefit plans for its salaried employees, effecting temporary layoffs of hourly and salaried employees, and reducing the size of its salaried workforce by offering an early retirement package and eliminating positions. While 2009 began with weak demand for the Company’s products, market conditions improved as the year progressed and the Company improved its financial performance each quarter throughout 2009. That progress continued in the first quarter of 2010, with significant improvement in shipments and key financial metrics, particularly with respect to year-on-year quarterly comparisons.

The Company reported record low shipments in the first half of 2009 but saw significant improvement in the second half as the recession bottomed out and customer demand began to improve. In fact, the Company finished the year strong with shipments of 1,368,300 tons in the fourth quarter. This still was below the record levels experienced in 2008, but nearly double the record low shipments the Company experienced in the second quarter of 2009.

In the face of extremely challenging economic conditions and depressed sales, the Company took proactive steps to maintain a strong liquidity position during 2009. At the end of 2009, the Company had cash of $461.7. While this was less than the $562.7 in cash the Company had at the end of 2008, it was an excellent result under the circumstances, particularly given that the Company was able to achieve it without accessing the capital markets or utilizing its credit facility for cash. The Company’s solid year-end cash position, along with $600.4 of availability under its credit facility, resulted in total liquidity of almost $1.1 billion as of December 31, 2009.

Key Factors Generally Impacting Financial Results

The key factor impacting the Company’s 2009 financial results was the severe decline in the domestic and global economies which began late in 2008 and continued throughout 2009. Although the Company began to see improvements for the demand for its products in the second half of 2009, overall for the year it experienced a significant decline in demand for all of its products. This severe decline resulted in the Company reducing its operations to try to match customer demand, including periodically idling various operations throughout the year. These steps were required to mitigate the financial impact to the Company and to allow it to manage its working capital in an efficient manner.

Outlook

All of the statements in this “Outlook” section are subject to, and qualified by, the cautionary information set forth under the heading “Forward-Looking Statements.”

Improving economic fundamentals are pointing to a meaningful recovery in steel sector demand in 2010 and beyond. According to the American Iron and Steel Institute (“AISI”), steel mill production in the United States during the first three months of 2010 has increased approximately 60% as compared to the same period last year and is expected to continue increasing due to rising demand and inventory restocking. Hot-rolled steel sheet prices have increased by approximately 30% since the beginning of 2010, supported by increasing iron ore, scrap and metallurgical coal prices.

The Company expects shipments of approximately 1,450,000 tons for the second quarter of 2010, or nearly 5% over first quarter 2010 shipments, with an average selling price approximately 5% to 6% higher compared to the first quarter of 2010. The Company anticipates that planned maintenance costs in the second quarter of 2010 will be approximately $15.0 higher than in the first quarter. The Company estimates capital investments of approximately $175.0 in 2010. The Company also anticipates higher raw material costs in the second quarter, but is unable at this time to quantify the amount of that increase, principally due to uncertainty with respect to iron ore costs. There remains substantial uncertainty with respect to global iron ore pricing for 2010 and, if there is an increase in the price of iron ore beyond the 30% assumed by the Company with respect to the first quarter, it will have a negative impact on the Company’s second quarter financial performance. Because iron ore pricing for 2010 has not yet been determined, the Company is unable at this time to reliably estimate its quarterly operating results for the second quarter of 2010. See the discussion immediately below for further details with respect to iron ore pricing in 2010 or beyond.

Iron Ore Pricing

Iron ore is one of the principal raw materials required for the Company’s steel manufacturing operations. For example, the Company expects to purchase approximately six million tons of iron ore pellets in 2010. The Company makes most of its purchases of iron ore at negotiated prices under annual and multi-year agreements. The multi-year agreements typically have a variable price mechanism by which the annual price of iron ore is adjusted based, in whole or in part, upon a benchmark price for iron ore established by contract negotiations between the principal iron ore producers and certain of their largest customers. That benchmark price typically is set in the first quarter of each year and for the Company is retroactive to January 1 of that year. For 2010, however, the benchmark price still has not been established. Although there have been very recent media reports of at least one major European customer agreeing to a quarterly price increase of 100% for some forms of iron ore, there remains substantial uncertainty with respect to global iron ore pricing for 2010, and none of the Company’s major iron ore suppliers have yet informed the Company that a benchmark price has been established. In the absence of an established benchmark price, the Company continued to use an assumed increase of 30% in iron ore prices for purposes of its first quarter 2010 financial results. This is consistent with the assumed increase which the Company used for its first quarter 2010 Outlook in its 2009 Annual Report on Form 10-K. While the Company currently does not have any basis for determining, and cannot yet predict with any degree of certainty or reliability, what iron ore prices for 2010 will be, an increase greater than 30% is appearing more likely. There is no basis at this point, however, for determining that such an increase greater than 30% will occur or, if so, how much more than 30% that increase will be. If there is an increase in the 2010 price of iron ore beyond the 30% assumed with respect to the first quarter, it will have a negative impact on both the Company’s second quarter financial performance and its 2010 financial results. This impact could occur principally in three ways.

First, at whatever point the increased iron ore price is finally determined, the Company will have to recognize the impact of that increase in its cost of goods sold starting in that quarter. To the extent, if at all, the Company cannot recover that additional cost from its customers, it will negatively impact the Company’s financial results in that and subsequent quarters in 2010.

Second, to the extent that the Company did not recognize the full price increase (i.e. any amount over 30%) in the first quarter, that incremental amount will be recognized as an expense in the quarter in which the final price increase is determined. Thus, for example, if the amount of the increase is finally determined in the second quarter, the Company will, in effect, recognize as an expense in the second quarter the incremental amount of the increase that is attributable to its first quarter sales.

Third, the increase will have a negative impact on the Company’s LIFO calculation to the extent of the incremental increase in price beyond the 30% already assumed by the Company for 2010. That incremental increase will result in a higher value for the Company’s iron ore inventory and thus increase the Company’s estimated LIFO charge in 2010.

The Company attempts to mitigate the impact of its increased raw material costs in the normal course of pricing its own products through increased prices in the spot market and the use of variable pricing with its contract customers that allows the Company to adjust selling prices in response to changes in the cost of certain raw materials and energy, including iron ore. It typically is unable, however, to recover 100% of its increased iron ore costs in this manner. As noted above, the iron ore price increases under the Company’s multi-year supply contracts are retroactive to January 1. Because the Company already has sold its products for all of the first quarter and a significant portion of the second quarter of 2010 at prices which may not fully reflect the iron ore price increases it will pay in 2010, it will be unable to recover the retroactive portion of the price increases, either through spot market price increases or through its variable pricing mechanisms with its contract customers. For further details on this point, see discussion of Risk Factors below. In addition, competitive market conditions have prevented the Company from being able to negotiate terms which enable it to recover 100% of its iron ore price increases from all of its customers, even on a prospective basis. There are a variety of factors which ultimately will impact how much of any increase in iron prices the Company is able to recover through its own steel price increases, including the amount of the increase in the benchmark price for iron ore, the timing of when the benchmark price is set and whether it is an annual or quarterly benchmark, the final terms of the Company’s agreements with its contract customers, and the extent to which competitive pressures may prevent the Company from increasing the price of the steel it sells into the spot market sufficiently to cover the full amount of the iron ore price increase. Because of these uncertainties, the Company is unable at this time to reliably estimate the net impact on its quarterly operating results for the second quarter of the potential iron ore price increase.

Electrical Steel Market

The Company sells its electrical steel products, which are iron-silicon alloys with unique magnetic properties, primarily to manufacturers of power transmission and distribution transformers and electrical motors and generators in the infrastructure and manufacturing markets. The Company sells its electrical steel products both domestically and internationally. Most of the Company’s revenue from sales outside of the United States is associated with electrical steel products.

In 2009, the Company experienced a significant decrease in both its domestic and international sales of grain-oriented electrical steel (“GOES”) products. Internationally, this reduction was caused principally by the deterioration in the global economy, and the related decline in spending for new electric power transmission and distribution transformers in developing countries. To a lesser extent, the Company’s international sales also were negatively impacted by the determination in the China trade case to impose duties on GOES imported from the United States. Although the Company has been able to substantially replace the GOES sales it lost in China as a result of those duties, the continued weakness in the global economy has hampered the Company’s efforts to replace those sales entirely. The domestic GOES market likewise was negatively impacted by reduced maintenance and capital spending by utilities and the decline in the United States housing and construction markets, which drive the domestic need for new electrical transformers.

Earlier in 2010, the Company believed that there would be a significant recovery in the demand for GOES products during the course of the year. This belief was predicated on third-party forecasts for a significant rise in housing starts in the United States, input from the Company’s customers with respect to their anticipated 2010 electrical steel needs, and anticipated increased spending by utility companies worldwide driven by increased industrial demand for electricity in 2010. More recently, however, the Company has seen significantly reduced forecasts with respect to domestic housing starts, received reduced projections from some of its customers with respect to their anticipated 2010 electrical steel buys, and seen the continuation of historically-low spending by utility companies for new power transmission and distribution transformers. As a result of these developments which occurred over the course of the first quarter in 2010, the Company has reduced its forecast for GOES shipments for 2010. The Company is, however, forecasting similar year-on-year shipments and, in fact, has seen growth in GOES shipments in the first quarter of 2010 compared to the fourth quarter of 2009. More specifically, the Company’s GOES shipments increased in the first quarter of 2010 by approximately 8% versus the fourth quarter of 2009. Looking forward, the Company expects its second quarter 2010 GOES shipments to be comparable to the first quarter, with demand picking up more in the second half of 2010 and beyond.

Coal Supply

Approximately 25% of the metallurgical coal which the Company anticipates consuming in 2010 was expected to be produced at the Upper Big Branch Mine of Massey Metallurgical Coal, Inc. (“Massey”) in West Virginia, which was the site of a recent tragic explosion with multiple fatalities. As a consequence, Massey has sent a letter to the Company in which it asserts an incident of force majeure under the terms of the parties’ contract for the purchase of such coal. Massey has not yet advised the Company with respect to how long the claimed condition of force majeure is expected to continue or whether Massey will meet its contractual commitments by substituting shipments from other mines it owns. It is possible, however, that Massey will be unable to meet its contractual commitments to the Company with respect to all of the coal which it is under contract to sell to the Company in 2010. The Company purchases coal from a diverse group of suppliers, however, and believes at this time that it will be able to secure alternative sources of coal for 2010. The cost of acquiring that coal from alternative sources, however, may be significantly higher than the contract price which the Company would have paid to Massey. The Company cannot reasonably predict at this time if it will incur such additional cost or, if it does, what the amount of that additional cost may be.

Impact of Recent Healthcare Legislation

On March 23, 2010, the Company announced that it would record a non-cash charge of approximately $31.0 in the first quarter of 2010 resulting from the recently-enacted Patient Protection and Affordable Care Act (the “Act”). As a result principally of the subsequent enactment of the Health Care and Education Reconciliation Act of 2010 (the “Reconciliation Act”), and certain delays in effective dates set forth in that legislation, this charge was reduced to $25.3. The charge is due to a reduction in the value of the Company’s deferred tax asset as a result of a change to the tax treatment associated with Medicare Part D reimbursements (which were established by Congress in 2003 as an incentive for companies to continue to provide retiree prescription drug benefits).

The Act was signed into law on March 23, 2010. The Reconciliation Act was signed into law on March 30, 2010. While the Company has been able to determine the impact of the change in the tax treatment associated with Medicare Part D reimbursements, there are other potential impacts which cannot be reasonably determined or even estimated at this time. The Act, as modified by the Reconciliation Act, includes a large number of health-related provisions to take effect over the next four years, including expanded dependent coverage, subsidized insurance premiums, incentives for businesses to provide health care benefits, a prohibition on the denial of coverage and denial of claims based on pre-existing conditions, the creation of health insurance exchanges intended to help insure a large number of uninsured Americans through enhanced competition, and other expansions of healthcare benefits and coverage. The costs of these provisions are expected to be funded by a variety of taxes and fees. Some of these taxes and fees, as well as certain of the healthcare changes brought about by these acts (e.g., expanded dependent coverage) will result, directly or indirectly, in increased healthcare costs for the Company. The Company cannot reasonably predict at this time what the amount of that additional cost may be.

Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

Shipments

Steel shipments for the three months ended March 31, 2010 and 2009, were 1,385,800 tons and 778,800 tons, respectively. The Company continues to focus on maximizing product profitability based on current and projected market demands — both domestically and internationally. For the three-month period ended March 31, 2010, value-added products comprised 83.5% of total shipments compared to 86.3% for the three-month period ended March 31, 2009. The value-added shipments were slightly lower as a percentage of total shipments, primarily because the Company took advantage of improving market conditions to increase hot-rolled carbon shipments to the spot market. Total shipments for the first three months ended March 31, 2010, were substantially higher than during the same period in 2009 due to increased steel demand in all markets, but especially in the spot and automotive markets. The coated and cold-rolled shipment increases were driven by higher spot and automotive market demand. The increase in stainless/electrical steel shipments reflects improved demand in the automotive market with respect to stainless shipments. Weakness in the housing market and the global economy generally, however, continued to limit electrical shipments. The increase in hot-rolled was due to improved economic conditions which translated to increased service center shipments to end users.

The following presents net shipments by product line:

	For the Three Months Ended March 31,
	2010		2009
	(Tons in thousands)

Stainless/electrical	212.1	15.3%	159.1	20.5%
Coated	635.2	45.8%	350.4	45.0%
Cold-rolled	281.8	20.3%	144.2	18.5%
Tubular	28.7	2.1%	18.2	2.3%

Subtotal value-added shipments	1,157.8	83.5%	671.9	86.3%
Hot-rolled	193.7	14.0%	75.5	9.7%
Secondary	34.3	2.5%	31.4	4.0%

Subtotal non value-added shipments	228.0	16.5%	106.9	13.7%
Total shipments	1,385.8	100.0%	778.8	100.0%

For the three months ended March 31, 2010, net sales were $1,405.7, reflecting an approximate 52% increase from first quarter 2009 net sales of $922.2. Net sales to customers outside the United States totaled $197.8 and $180.2 during the first three months of 2010 and 2009, respectively. A substantial majority of the revenue outside of the United States is associated with electrical and, to a lesser extent, stainless steel products. The Company’s average selling price for the first quarter of 2010 was $1,014 per ton, an approximate 14% reduction from the Company’s first quarter 2009 average selling price of $1,184 per ton. The increase in net sales reflected increased demand for virtually all steel products, particularly in the spot and automotive markets, following the worst global economic conditions in decades. The decrease in average selling prices was primarily the result of a change in product and market mix, including higher hot-rolled shipments and somewhat lower electrical steel shipments.

Selling and administrative expense for the first quarter of 2010 was $54.2 compared to $47.8 for the same period in 2009. The increase was due primarily to an overall higher level of spending on other expense items resulting from the improvement of overall business conditions and to higher compensation costs. Depreciation expense was $50.3 for the first quarter of 2010, slightly lower than the $51.3 for the first quarter of 2009.

For the first quarter of 2010, the Company reported an operating profit of $57.6, or $42 per ton, compared to an operating loss of $99.9, or $128 per ton, in the first quarter of 2009. The principal cause of this increase in operating performance was significantly higher steel shipments driven by increased customer demand. In addition to providing increased revenue, the higher shipments enabled the Company to spread its operating costs over greater tons, thereby improving its operating profit. Also, the Company’s raw material costs were lower in the first quarter of 2010 versus the first quarter of 2009.

The Company’s maintenance outage costs in the first three months of 2010 were approximately $2.3, which was lower than in the corresponding period in 2009. The maintenance outage costs in the first three months of 2010 were related to an unplanned outage at the Company’s Ashland blast furnace.

The Company expects to incur higher raw material and energy costs in 2010. This is due, in part, to an anticipated cumulative increase in the price paid by the Company in 2010 of raw materials driven by higher demand as the global economy recovers from the downturn it experienced in 2009. The Company also anticipates operating at significantly higher levels in 2010 compared to 2009, thus requiring the purchase of greater amounts of raw materials and energy. Associated with the anticipated higher costs, the Company recorded a LIFO charge of $8.4 for the three months ended March 31, 2010, compared to a LIFO credit of $66.1 for the three months ended March 31, 2009.

For the first quarter of 2010, the Company’s interest expense was $8.9, compared to $10.2 for the same period in 2009. The decrease was due primarily to the Company’s repurchase in 2009 of a portion of its 7 3/4% Senior Notes due in 2012 and a higher level of capitalized interest on outstanding capital projects.

Other income (expense) for the three months ended March 31, 2010, was expense of $4.6, compared to income of $2.3 for the corresponding period in 2009. The first quarter of 2010 expense was due primarily to foreign exchange losses, whereas the first quarter of 2009 income was favorably impacted by the gain related to the repurchase of the Senior Notes described in the preceding paragraph

Income taxes recorded for the year 2010 have been estimated based on year-to-date income and projected financial results for the full year. The final effective tax rate to be applied to 2010 will depend, among other things, on the actual amount of taxable income generated by the Company for the full year. As a result of the recently enacted Patient Protection and Affordable Care Act and the subsequent enactment of the Health Care and Education Reconciliation Act of 2010, and certain delays in effective dates set forth in that legislation, the Company recorded a non-cash tax charge of $25.3 in the first quarter of 2010. The charge is due to a reduction in the value of the Company’s deferred tax asset as a result of a change to the tax treatment associated with Medicare Part D reimbursements.

As a result of the various factors and conditions described above, the Company reported net income in the three months ended March 31, 2010, of $1.9, or $0.02 per diluted share, compared to a net loss of $73.4, or $0.67 per diluted share, in the first quarter of 2009.

2009 Compared to 2008

Shipments

Steel shipments in 2009 were 3,935,500 tons, compared to 5,866,000 tons in 2008. The year-over-year reduction was primarily the result of decreased customer demand throughout the year due to the severe decline in overall economic conditions. Shipments declined in all reported product categories in 2009 compared to 2008, but the percentage of decline was greatest with respect to hot-rolled steel products. As a result, the Company’s value-added shipments as a percent of total volume shipped increased to 85.5% in 2009 compared to 80.7% in 2008. Tons shipped by product category for 2009 and 2008, with percent of total shipments, were as follows:

	2009		2008
	(Tons in thousands)

Stainless/electrical	670.0	17.0%	957.1	16.3%
Coated	1,791.6	45.5%	2,477.8	42.2%
Cold-rolled	821.4	20.9%	1,185.2	20.2%
Tubular	83.2	2.1%	117.3	2.0%

Subtotal value-added shipments	3,366.2	85.5%	4,737.4	80.7%
Hot-rolled	414.4	10.5%	949.2	16.2%
Secondary	154.9	4.0%	179.4	3.1%

Subtotal non value-added shipments	569.3	14.5%	1,128.6	19.3%
Total shipments	3,935.5	100.0%	5,866.0	100.0%

Net Sales

Net sales in 2009 were $4,076.8, down 47% from the Company’s all-time annual record for net sales of $7,644.3 in 2008. The year-to-year decrease resulted from lower selling prices across all of the Company’s product categories as a result of the severe decline in the demand for steel products driven by the economic recession. The average selling price was $1,036 per net ton in 2009, compared to $1,303 per net ton in 2008. The Company has variable pricing mechanisms with most of its contract customers, under which both rising and falling commodity costs are passed through to the customer during the life of the contract. The Company had such variable pricing mechanisms with respect to approximately 83% of its contract shipments in 2009. In 2009, the Company experienced a significant decline in its raw material and energy costs. As a consequence, surcharges to customers were reduced and that contributed to both the lower average selling price and the lower net sales for the year.

Net sales to customers outside the United States were $767.0, or 19% of total steel sales, for 2009, compared to $1,267.9, or 17% of total steel sales, for 2008. A substantial majority of the revenue from sales outside of the United States is associated with electrical and stainless steel products. The increase in the percentage of total sales represented by international sales in 2009 was principally due to the fact that domestic sales declined proportionately more than international sales.

Although the percentage of the Company’s net sales attributable to the automotive industry increased in 2009 versus 2008, its total volume of direct automotive sales declined. The decline in automotive sales was principally the result of significantly reduced light vehicle production in North America due to the downturn in the economy, which led to reduced orders from the Company’s automotive customers. The lowest point of customer demand was in the second quarter of the year, and demand began to increase during the second half of 2009. This increase in demand was buoyed by the United States federal government’s “cash for clunkers” program in the third quarter which helped boost the sale of light vehicles in the United States and subsequently resulted in the need for automotive manufacturers to increase vehicle production, spurring demand for the Company’s automotive market products.

The Company likewise experienced a decline in its sales to the infrastructure and manufacturing markets. This decrease also was driven primarily by the decline in global and domestic economies. Sales of the Company’s electrical steel products make up a significant component of its infrastructure and manufacturing sales. Those electrical steel sales were down significantly in 2009 principally because of the decline in the United States housing market, which drives the need for new electrical transformers. To a much lesser degree, the Company’s electrical steel sales were negatively impacted in the fourth quarter of 2009 by the trade cases initiated in China with respect to grain oriented electrical steel imported from the United States and Russia into China.

The most significant sales decline in 2009 was in the distributors and converters market, particularly with respect to hot-rolled steel shipments. During 2007 and the first half of 2008, spot market pricing in the steel industry rose to unprecedented levels. As a result, the Company elected to increase its sales to the spot market as a means of maximizing its earnings. Starting, however, in the second half of 2008 and continuing through most of 2009, the opposite was true - that is, the spot market price for steel, particularly hot-rolled steel, declined and the Company made a concerted effort to move away from such sales. This led to a disproportionate decline in sales to the distributor and converter market relative to the Company’s other markets, which typically are more heavily weighted toward contract sales.

The following table sets forth the percentage of the Company’s net sales attributable to each of its markets:

Market	2009	2008

Automotive	36%	32%
Infrastructure and Manufacturing(a)	31%	29%
Distributors and Converters(a)	33%	39%

(a)	Prior to 2008, the Company historically referred to these markets by somewhat different names. In 2008, the names were updated to simplify them, but the nature of the product sales and customers included in each market was not changed. For more information, see the footnote to the table contained in the discussion of Customers in Item 1.

Operating Profit (Loss) and Adjusted Operating Profit

The Company reported an operating loss for 2009 of $70.1, compared to an operating profit of $28.0 for 2008. Included in 2008 annual results were a pre-tax, non-cash corridor charge and a pre-tax, non-cash pension curtailment charge, which are described more fully below. The exclusion of those charges for 2008 would have resulted in adjusted operating profit of $727.5 for 2008. Exclusion of the non-cash charges from the operating results is presented in order to clarify the effects of those charges on the Company’s operating results and to reflect more clearly the operating performance of the Company on a comparative basis for 2009 and 2008.

In 2009, the Company incurred no corridor charges. In 2008, however, the Company incurred a pension corridor charge of $660.1. A corridor charge, if required after a re-measurement of the Company’s pension and/or other postretirement obligations, historically has been recorded in the fourth quarter of the year in accordance with the method of accounting for pension and other postretirement benefits which the Company adopted as a result of its merger with Armco Inc. in 1999. Since 2001, the Company has recorded approximately $2.5 billion in non-cash pre-tax corridor charges as a result of this accounting treatment. These corridor charges have had a significant negative impact on the Company’s financial statements including a substantial increase in the Company’s accumulated deficit. Though these corridor charges have been required in seven of the last nine years, it is impossible to reliably forecast or predict whether they will occur in future years or, if they do, what the magnitude will be. They are driven mainly by events and circumstances beyond the Company’s control, primarily changes in interest rates, performance of the financial markets, healthcare cost trends and mortality and retirement experience.

The Company also experienced a pension curtailment charge in 2008. This curtailment charge was the result of salaried workforce cost reductions implemented by the Company. A defined benefit plan covering all salaried employees was “locked and frozen” and was replaced with a defined contribution pension plan. Under the new defined contribution pension plan, the Company makes a fixed percent contribution to the participants’ retirement accounts, but no longer guarantees a minimum or specific level of retirement benefit. As a result, the Company was required to recognize in the fourth quarter of 2008 the past service pension expense that previously would have been amortized.

Additional information concerning both the pension corridor charge and the pension curtailment charge is contained in the “Pension & Other Postretirement Employee Benefit Charges” section below.

Management believes that reporting adjusted operating profit (as a total and on a per-ton basis), which is not a financial measure under generally accepted accounting principles (“GAAP”), more clearly reflects the Company’s current operating results and provides investors with a better understanding of the Company’s overall financial performance. In addition, the adjusted operating results facilitate the ability to compare the Company’s financial results to those of our competitors. Management views the reported results of adjusted operating profit as an important operating performance measure and, as such, believes that the GAAP financial measure most directly comparable to it is operating profit. Adjusted operating profit is used by management as a supplemental financial measure to evaluate the performance of the business. Management believes that the non-GAAP measure, when analyzed in conjunction with the Company’s GAAP results and the accompanying reconciliations, provides additional insight into the financial trends of the Company’s business versus the GAAP results alone. Management also believes that investors and potential investors in the Company’s securities should not rely on adjusted operating profit as a substitute for any GAAP financial measure and the Company encourages investors and potential investors to review the reconciliations of adjusted operating profit to the comparable GAAP financial measure. While management believes that the non-GAAP measures allow for comparability to competitors, the most significant limitation on that comparison is that the Company immediately recognizes the pension and other postretirement benefit corridor charges, if required, after a re-measurement of the liability, historically, in the fourth quarter of the year. The Company’s competitors do not recognize these pension and other postretirement costs immediately, but instead, amortize these costs over future years. Management compensates for the limitations of this non-GAAP financial measure by recommending that this non-GAAP measure be evaluated in conjunction with the GAAP financial measure.

The following table reflects the reconciliation of non-GAAP financial measures for the full year 2009 and 2008 results:

Reconciliation of Operating Profit (Loss) to Adjusted Operating Profit (Loss)

	2009	2008

Operating profit (loss), as reported	$(70.1)	$28.0
Pension corridor charge	—	660.1
Curtailment charge	—	39.4
Adjusted operating profit (loss)	$(70.1)	$727.5

Reconciliation of Operating Profit (Loss) Per Ton to Adjusted Operating Profit (Loss) Per Ton

	2009	2008

Operating profit (loss) per ton, as reported	$(18)	$5
Pension corridor charge per ton	—	112
Curtailment charge per ton	—	7
Adjusted operating profit (loss) per ton	$(18)	$124

Operating Costs

Operating costs in 2009 and 2008 were $4,146.9 and $7,616.3, respectively. The primary reason that operating costs for 2009 were lower was the substantial decrease in sales from 2008 to 2009. Also contributing in 2009 were reduced raw material and energy costs and a LIFO credit instead of a LIFO charge. The Company experienced lower raw material and energy costs in 2009, primarily associated with carbon scrap, natural gas and alloys, as a result of reduced pricing in response to the global decline in business conditions. The Company recorded a LIFO credit in 2009 of $417.2 as a result of its lower raw material costs, as well as a decline in its year-end inventories. The Company lowered inventory levels as the year progressed to conserve cash and to align with customer demand. Conversely, in 2008, demand for raw materials increased throughout much of the year, resulting in rising prices for raw materials until the fourth quarter. As a result of such progressively increasing costs in 2008, the Company recorded a LIFO charge in 2008 of $283.3.

Selling and Administrative Expense

The Company’s selling and administrative expense decreased to $192.7 in 2009 from $223.6 in 2008. This decline is the result of a reduction in the salaried workforce, a 5% pay cut for all salaried employees which applied for the first three quarters of 2009, additional cost sharing for employees’ health care costs, lower overhead costs as the result of locking and freezing the Company’s qualified defined benefit pension plan for all salaried employees, and lower insurance costs. There was also an overall reduction in spending in response to the economic downturn.

Depreciation Expense

Depreciation expense increased to $204.6 in 2009 from $202.1 in 2008, consistent with the increases in the Company’s capital investments in recent years.

Goodwill Impairment

The Company is required to review its goodwill for possible impairment at least annually and did so in 2009 and 2008. Management judgment is used to evaluate the impact of changes in operations and to estimate future cash flows to measure fair value. Assumptions such as forecasted growth rates and cost of capital are consistent with internal projections. The evaluation requires that the reporting unit underlying the goodwill be measured at fair value and, if this value is less than the carrying value of the unit, a second test must be performed. Under the second test, the current fair value of the reporting unit is allocated to the assets and liabilities of the unit including an amount for “implied” goodwill. If implied goodwill is less than the net carrying amount of goodwill, the difference becomes the amount of the impairment that must be recorded in that year. Neither the 2009 nor the 2008 annual reviews identified any goodwill impairment for the Company.

Pension & Other Postretirement Employee Benefit Charges

The Company adopted its method of accounting for pension and other postretirement benefit plans at the time of its merger with Armco Inc. in 1999. Under such method, the Company did not incur a corridor charge in 2009, but did incur a non-cash, pre-tax corridor charge in 2008 of $660.1 with respect to its pension benefit plans. Pursuant to this method of accounting, the Company is required to recognize into its results of operations, as a non-cash “corridor” adjustment, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets. Prior to January 31, 2009, amounts inside this 10% corridor were amortized over the average remaining service life of active plan participants. Beginning January 31, 2009, the date of the “lock and freeze” of a defined benefit pension plan covering all salaried employees, the actuarial gains and losses will be amortized over the plan participants’ life expectancy. Actuarial net gains and losses occur when actual experience differs from any of the many assumptions used to value the benefit plans, or when the assumptions change, as they may each year when a valuation is performed. The effect of prevailing interest rates on the discount rate used to value projected plan obligations as of the December 31 measurement date is one of the more important factors used to determine the Company’s year-end liability, corridor adjustment and subsequent year’s expense for these benefit plans. The 2008 corridor charge of $660.1 was caused principally by actuarial losses on the investment performance of pension assets. The Company did not incur a corridor charge related to other postretirement benefits in 2009 or 2008.

ASC Topic 715 “Compensation-Retirement Benefits” provides guidance for accounting for pensions and other postretirement benefit plans. This guidance requires companies to recognize on their balance sheet the overfunded or underfunded position of their plans with a corresponding adjustment to accumulated other comprehensive income, net of tax. The Company changed its measurement date from October 31 to December 31 during 2008 to meet the requirements of ASC Subparagraph 715-20-65-1. The change in the measurement date resulted in an increase in the deferred tax asset of $5.6, an increase to pension and other postretirement benefit liabilities of $15.8, a decrease to retained earnings of $7.4 and a decrease to accumulated other comprehensive income of $2.8.

In the fourth quarter of 2008, the Company recognized a curtailment charge of $39.4 as a result of the Company’s decision to “lock and freeze”, as of January 31, 2009, the accruals for a defined benefit pension plan covering all salaried employees. The defined benefit pension accruals were replaced by a fixed percent contribution to a defined contribution pension plan. As a result, the Company was required to recognize in the fourth quarter of 2008 the past service pension expense that previously would have been amortized.

Interest Expense

The Company’s interest expense for 2009 was $37.0, which was $9.5 lower than in 2008. This decrease was due primarily to the Company’s early redemption during 2009 of $26.4 of its $550.0 outstanding senior notes due in 2012 and lower interest rates on the Company’s variable rate debt. The Company also recognized higher capitalized interest due primarily to the ongoing electrical steel projects at the Company’s Butler Works.

Interest Income

The Company’s interest income for 2009 was $2.7, which was $7.8 lower than in 2008. The reduction is attributable to lower levels of cash and cash equivalents, as well as lower returns earned on that cash and cash equivalents in 2009 compared to 2008.

Other Income

The Company’s other income for 2009 was $6.4, which was $4.8 higher than in 2008. This increase was due primarily to foreign exchange gains as a result of the strengthening of the euro against the dollar.

Income Taxes

In 2009, the Company had an income tax benefit of $20.0, which included a charge of $5.1 due to a state tax law change, compared to an income tax benefit of $10.9 in 2008. This increase in the tax benefit was due primarily to a higher pre-tax loss in 2009.

Net Income (Loss) Attributable to AK Steel Holding Corporation

The Company’s net loss in 2009 was $74.6, or $0.68 per diluted share. In 2008, the Company reported net income of $4.0, or $0.04 per diluted share. The reduction in 2009 compared to 2008 was principally a result of the severe economic downturn in the domestic and global economies, which caused a significant decline in sales in all of the Company’s markets. The Company had sales of $4,076.8 for 2009 compared to record sales of $7,644.3 for 2008. This extraordinary decline in sales was attributable to both a decline in volume and a decline in average selling price. The detrimental impact of this loss of revenue from 2008 to 2009 on the Company’s net results was partially offset by the fact that the Company incurred a pre-tax non-cash curtailment charge and a pre-tax, non-cash pension corridor charge in 2008 which totaled $699.5. There were no curtailment or corridor charges in 2009.

2008 Compared to 2007

Shipments

Steel shipments in 2008 were 5,866,000 tons, compared to 6,478,700 tons in 2007. The year-to-year decrease was primarily the result of decreased sales in the fourth quarter due to the extreme decline in overall economic conditions. Shipments of stainless, coated, cold-rolled and tubular products all declined in 2008 compared to 2007. Partially offsetting these declines were increases in shipments of the Company’s high-end, grain-oriented electrical steel products and shipments by the Company’s European operations. The increase in high-end electrical steel shipments was principally the result of strong demand for such products through the first nine months of the year, both domestically and internationally, and was facilitated by the Company’s prior capital investments to increase its production capacity of electrical steel products. As a result of the overall decline throughout most of the Company’s business, the value-added shipments remained relatively constant at 80.7% compared to 80.3%. Tons shipped by product category for 2008 and 2007 were as follows:

	2008		2007
	(Tons in thousands)

Stainless/electrical	957.1	16.3%	1,072.0	16.5%
Coated	2,477.8	42.2%	2,665.2	41.1%
Cold-rolled	1,185.2	20.2%	1,325.7	20.5%
Tubular	117.3	2.0%	144.7	2.2%

Subtotal value-added shipments	4,737.4	80.7%	5,207.6	80.3%
Hot-rolled	949.2	16.2%	1,008.5	15.6%
Secondary	179.4	3.1%	262.6	4.1%

Subtotal non value-added shipments	1,128.6	19.3%	1,271.1	19.7%
Total shipments	5,866.0	100.0%	6,478.7	100.0%

Net Sales

The Company set an all-time record for net sales in 2008 of $7,644.3, up 9% from the 2007 then-record sales of $7,003.0. The year-to-year increase was driven by a record 2008 average annual selling price of $1,303 per ton compared to $1,081 per ton in 2007. Several factors helped drive this improvement. First, the Company benefited from an increase in pricing related to its contract business, with approximately 50% of its total shipments for the year being made subject to such pricing. Second, with respect to the Company’s spot market sales, prices increased as a result of strong demand during the first nine month of the year, before retreating significantly during the fourth quarter. Third, over the course of the last several years, the Company has focused on optimizing its product mix to focus on growing its niche markets where its profit margins are strongest. Lastly, as a result of volatile raw material and energy costs, the Company has negotiated variable pricing mechanisms with most of its contract customers, which enable the Company to pass on rising or falling commodity and energy costs during the life of the contract. The Company had such variable pricing mechanisms with respect to approximately 75% of its contract shipments in 2008.

Net sales to customers outside the United States were $1,267.9, or 17% or total steel sales, for 2008, and $925.1, or 13% of total steel sales, for 2007. A substantial majority of the revenue outside of the United States is associated with electrical and stainless steel products.

The Company’s direct automotive sales declined to approximately 32% of the Company’s total sales in 2008, compared to 40% in 2007. The relative decline in automotive sales is principally the result of significantly reduced light vehicle production in North America due to the downturn in the economy, which led to reduced orders from the Company’s automotive customers, particularly in the fourth quarter of 2008. It also is attributable to an increased volume of sales into the spot market of hot rolled products to non-automotive customers. Also contributing to the decline in the percentage of direct automotive sales was an increase in the Company’s revenues from 2007 to 2008 attributable to electrical steel products which are included below in the infrastructure and manufacturing markets for the Company’s products. The increase in revenue for electrical steel products was the result of both higher prices and increased shipments, particularly with respect to high-end, grain-oriented electrical steel products. The Company’s infrastructure and manufacturing market sales increased to 29% of the Company’s total sales in 2008, compared to 26% in 2007. This increase is principally the result of the increased electrical steel sales and reduced direct automotive sales. The Company’s distributor and converter sales increased to 39% from 34% in 2007. The principal reason for this percentage increase also was the decline in direct automotive sales. The following table sets forth the percentage of the Company’s net sales attributable to various markets:

Market	2008	2007

Automotive	32%	40%
Infrastructure and Manufacturing(a)	29%	26%
Distributors and Converters(a)	39%	34%

(a)	The Company historically has referred to these markets by somewhat different names. The names have been updated to simplify them, but the nature of the product sales and customers included in each market has not changed. For more information, see the footnote to the table contained in the discussion of Customers in Item 1.

Operating Profit and Adjusted Operating Profit

The Company reported an operating profit for 2008 of $28.0, compared to an operating profit of $624.4 for 2007. Included in 2008 and 2007 annual results were pre-tax, primarily non-cash corridor charges, which are described more fully below. The exclusion of those charges results in record adjusted operating profit for 2008 of $727.5 compared to $664.2 for 2007.

Exclusion of the non-cash charges, discussed below, from the operating results is presented in order to clarify the effects of those charges on the Company’s operating results and to more clearly reflect the operating performance of the Company on a comparative basis for 2008 and 2007. The excluded charges consist of a pension corridor charge in 2008 and pension curtailment charges in 2008 and 2007.

The Company incurred a corridor charge in 2008 of $660.1 related to its pension obligations. There were no corridor charges in 2007. A corridor charge, if required after a re-measurement of the Company’s pension and other postretirement obligations, historically has been recorded in the fourth quarter of the year in accordance with the method of accounting for pension and other postretirement benefits which the Company adopted as a result of its merger with Armco Inc. in 1999. Since 2001, the Company has recorded approximately $2.5 billion in non-cash pre-tax corridor charges as a result of this accounting treatment. These corridor charges have had a significant negative impact on the Company’s financial statements including a substantial reduction in the Company’s accumulated deficit. Additional information concerning these corridor charges is contained in the “Pension & Other Postretirement Employee Benefit Charges”section below. Though these corridor charges have been required in seven of the last eight years, it is impossible to reliably forecast or predict whether they will occur in future years or, if they do, what the magnitude will be. They are driven mainly by events and circumstances beyond the Company’s control, primarily changes in interest rates, performance of the financial markets, healthcare cost trends and mortality and retirement experience.

The 2008 curtailment charge was a result of salaried workforce cost reductions implemented by the Company. A defined benefit plan covering all salaried employees was “locked and frozen” and was replaced with a fixed percent contribution to a defined contribution pension plan. As a result, the Company was required to recognize in the fourth quarter of 2008 the past service pension expense that previously would have been amortized. Additional information concerning this charge is contained in the “Pension & Other Postretirement Employee Benefit Charges” section below.

The 2007 curtailment charge was a result of new labor agreements that the Company entered into with the represented employees at the Company’s Middletown Works and Mansfield Works. Under these agreements, the existing defined benefit pension plan was “locked and frozen” in 2007, with subsequent Company contributions being made to multiemployer pension trusts. As a result, the Company was required to recognize in 2007 the past service pension expense that previously would have been amortized. These new labor agreements extend until 2011 and no further curtailment or other charges are anticipated to occur for the duration of the agreements. Additional information concerning these charges is contained in the “Pension & Other Postretirement Employee Benefit Charges” section below.

Management believes that reporting adjusted operating profit (as a total and on a per-ton basis), which is not a financial measure under generally accepted accounting principles (“GAAP”), more clearly reflects the Company’s current operating results and provides investors with a better understanding of the Company’s overall financial performance. In addition, the adjusted operating results facilitate the ability to compare the Company’s financial results to those of our competitors. Management views the reported results of adjusted operating profit as an important operating performance measure and, as such, believes that the GAAP financial measure most directly comparable to it is operating profit. Adjusted operating profit is used by management as a supplemental financial measure to evaluate the performance of the business. Management believes that the non-GAAP measure, when analyzed in conjunction with the Company’s GAAP results and the accompanying reconciliations, provides additional insight into the financial trends of the Company’s business versus the GAAP results alone. Management also believes that investors and potential investors in the Company’s securities should not rely on adjusted operating profit as a substitute for any GAAP financial measure and the Company encourages investors and potential investors to review the reconciliations of adjusted operating profit to the comparable GAAP financial measure. While management believes that the non-GAAP measures allow for comparability to competitors, the most significant limitation on that comparison is that the Company immediately recognizes the pension and other postretirement benefit corridor charges, if required, after a re-measurement of the liability, historically, in the fourth quarter of the year. The Company’s competitors do not recognize these pension and other postretirement costs immediately, but instead, amortize these costs over future years. Management compensates for the limitations of this non-GAAP financial measure by recommending that this non-GAAP measure be evaluated in conjunction with the GAAP financial measure.

The following table reflects the reconciliation of non-GAAP financial measures for the full year 2008 and 2007 results:

Reconciliation of Operating Profit to Adjusted Operating Profit

	2008	2007

Operating profit, as reported	$28.0	$624.4
Pension corridor charge	660.1	—
Curtailment charges	39.4	39.8

Adjusted operating profit	$727.5	$664.2

Reconciliation of Operating Profit Per Ton to Adjusted Operating Profit Per Ton

	2008	2007

Operating profit per ton, as reported	$5	$96
Pension corridor charge per ton	112	—
Curtailment charges per ton	7	7

Adjusted operating profit per ton	$124	$103

Reconciliation of Pre-Tax Income (Loss) to Adjusted Pre-Tax Income

	2008	2007

Pre-tax income (loss), as reported	$(6.4)	$592.0
Pension corridor charge	660.1	—
Curtailment charges	39.4	39.8

Adjusted pre-tax income	$693.1	$631.8

Operating Costs

Operating costs in 2008 and 2007 were $7,616.3 and $6,378.6, respectively. Operating costs for 2008 were negatively affected by higher steelmaking input costs, principally with respect to certain raw materials and energy costs. Total 2008 costs for various raw materials, including iron ore, alloys, zinc, aluminum, and purchased slabs, increased by over $780. As a result of the progressively increasing costs during both years, the Company recorded LIFO charges in 2008 and 2007 of $283.3 and $31.2, respectively. In 2008, the Company benefited from the lower costs associated with lower retiree healthcare benefits resulting from the settlement in the first quarter of 2008 with a group of retirees from its Middletown Works. Operating costs were higher in 2007 as the result of an unplanned outage at its Ashland Works blast furnace during the third and fourth quarters of 2007.

Selling and Administrative Expense

The Company’s selling and administrative expense increased slightly to $223.6 in 2008 from $223.5 in 2007.

Depreciation Expense

Depreciation expense increased to $202.1 in 2008 from $196.3 in 2007, in line with the increases in the Company’s capital investments in recent years.

Goodwill Impairment

The Company is required to review its goodwill for possible impairment at least annually. The 2008 and 2007 annual reviews did not result in any goodwill impairment for the Company.

Pension & Other Postretirement Employee Benefit Charges

The Company adopted its method of accounting for pension and other postretirement benefit plans at the time of its merger with Armco Inc. in 1999. Under such method, the Company incurred a non-cash, pre-tax corridor charge in 2008 of $660.1 with respect to its pension benefit plans. Pursuant to this method of accounting, the Company is required to recognize into its results of operations, as a non-cash “corridor” adjustment, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets. Prior to January 31, 2009, amounts inside this 10% corridor were amortized over the average remaining service life of active plan participants. Beginning January 31, 2009, the date of the “lock and freeze” of a defined benefit pension plan covering all salaried employees, the actuarial gains and losses will be amortized over the plan participants’ life expectancy. Actuarial net gains and losses occur when actual experience differs from any of the many assumptions used to value the benefit plans, or when the assumptions change, as they may each year when a valuation is performed. The effect of prevailing interest rates on the discount rate used to value projected plan obligations as of the December 31 measurement date is one of the more important factors used to determine the Company’s year-end liability, corridor adjustment and subsequent year’s expense for these benefit plans. The 2008 corridor charge of $660.1 was caused principally by actuarial losses on the investment performance of pension assets. The Company did not incur an other postretirement employee benefit corridor charge in 2008. There were no corridor charges incurred in 2007.

ASC Topic 715, “Compensation-Retirement Benefits” provides guidance for accounting for pensions and other postretirement benefit plans. This guidance requires companies to recognize on their balance sheet the overfunded or underfunded position of their plans with a corresponding adjustment to accumulated other comprehensive income, net of tax. The Company changed its measurement date from October 31 to December 31 during 2008 to meet the requirements of ASC Subparagraph 715-20-65-1. The change in the measurement data resulted in an increase in the deferred tax asset of $5.6, an increase to pension and other postretirement benefit liabilities of $15.8, a decrease to retained earnings of $7.4 and a decrease to accumulated other comprehensive income of $2.8.

In the fourth quarter of 2008, the Company recognized a curtailment charge of $39.4 as a result of the Company’s decision to “lock and freeze”, as of January 31, 2009, the accruals for a defined benefit pension plan covering all salaried employees. The defined benefit pension accruals were replaced by a fixed percent contribution to a defined contribution pension plan. As a result, the Company was required to recognize in the fourth quarter of 2008 the past service pension expense that previously would have been amortized.

In 2007, the Company recognized curtailment charges associated with new labor agreements at the Company’s Mansfield Works and Middletown Works of $15.1 and $24.7, respectively. Under these agreements, the existing defined benefit pension plan at each facility was “locked and frozen” with subsequent Company contributions being made to multiemployer pension trusts. As a result, the Company was required to recognize in 2007 the past service pension expense that previously would have been amortized. On balance, the Company expects the future benefits associated with the new labor agreement, including the locking and freezing of the qualified defined benefit plans will outweigh the one-time curtailment charges and the ongoing contributions to the multiemployer pension trusts.

Interest Expense

The Company’s interest expense for 2008 was $46.5, which was $21.8 lower than in 2007. This decrease was due primarily to the Company’s early redemption during 2007 of the entire $450.0 of outstanding 7 7/8% senior notes due in 2009. While the Company experienced some of the benefit of that reduction in interest expense during 2007, it experienced the full benefit for the first time in 2008.

Interest Income

The Company’s interest income for 2008 was $10.5, which was $21.7 lower than in 2007. This decrease was due primarily to the fact that the Company received $12.5 of interest in 2007 as a result of the recapitalization of Combined Metals of Chicago, LLC, a private stainless steel processing company in which the Company holds a 40% equity interest. The reduction also is attributable to lower levels of cash and cash equivalents, as well as lower returns earned on that cash and cash equivalents in 2008 compared to 2007.

Other Income

The Company’s other income for 2008 was $1.6, which was $2.1 lower than in 2007. This decrease was due primarily to foreign exchange losses partially offset by gains associated with the repurchase of $19.6 par value of the Company’s $550.0 outstanding 7 3/4% senior notes due in 2012.

Income Taxes

In 2008, the Company had an income tax benefit of $10.9, compared to an income tax provision of $203.6 in 2007, which included a benefit of $11.4 due to state tax law changes. This reduction was due primarily to a significantly lower level of pre-tax income in 2008.

Net Income Attributable to AK Steel Holding Corporation

The Company’s net income in 2008 was $4.0, or $0.04 per diluted share. In 2007, the Company reported net income of $387.7, or $3.46 per diluted share. The reduction in 2008 compared to 2007 was principally a result of the negative impact of the pre-tax pension corridor and curtailment charges incurred in 2008, which was partially offset by the beneficial impact of significantly increased sales. In 2008, the Company’s pre-tax curtailment charge and pension corridor charge totaled $699.5. In 2007, the Company recorded pension curtailment charges of $39.8 and incurred no corridor charges. The Company had record sales of $7,644.3 for 2008 compared to $7,003.0 in 2007. This record sales performance was driven by a record 2008 average selling price of approximately $1,303 per ton compared to $1,081 per ton in 2007. The benefit of the record 2008 sales was partially offset by higher raw material costs, a higher LIFO charge and higher operating costs associated with the reduction in production levels in the fourth quarter of 2008 as a result of the significant decline in economic conditions which severely impacted the steel industry.

Liquidity and Capital Resources

The Company continued its strong and stable liquidity position in the first quarter, with a total liquidity of over one billion dollars. At March 31, 2010, the Company had total liquidity of $1,027.7, consisting of $330.2 of cash and cash equivalents and $697.5 of availability under the Company’s $850.0 five-year revolving credit facility (the “Credit Facility”). At March 31, 2010, there were no outstanding borrowings under the Credit Facility; however, availability was reduced by $152.5 due to outstanding letters of credit. The Company’s Credit Facility is secured by its inventory and accounts receivable. Availability under the Credit Facility can fluctuate monthly based on the varying levels of eligible collateral. The Company’s eligible collateral, after application of applicable advance rates, exceeded $850.0 as of March 31, 2010.

At December 31, 2009, the Company had $461.7 of cash and cash equivalents and $600.4 of availability under the Credit Facility for total liquidity of $1,062.1. At December 31, 2009, there were no outstanding borrowings under the Credit Facility; however, the availability reflects the reduction of $136.9 associated with outstanding letters of credit. The Company’s obligation under its Credit Facility is secured by its inventory and accounts receivable. Thus, availability also may be reduced by a decline in the level of eligible collateral, which can fluctuate monthly under the terms of the Credit Facility. The Company’s eligible collateral, after application of applicable advance rates, totaled $737.3 as of December 31, 2009. The Company has no significant scheduled debt payments due until June 2012, when its 7 3/4% senior notes are due. In addition, the Company’s credit facility expires in February 2012.

During 2009, cash generated by operating activities totaled $58.8, due primarily to lower inventories, which was partially offset by a contribution to the Middletown Works retirees VEBA Trust and contributions to the pension trust. The Company generated $138.7 of cash from managing the level of accounts receivable, inventories, accounts payable and current liabilities due primarily to the lower level of inventories mentioned above. Management believes that the Company’s receivables and current liability levels are reflective of the current business environment.

Cash used by operations totaled $107.2 for the three months ended March 31, 2010. Primary uses of cash were a $75.0 pension contribution, a $65.0 contribution to a VEBA Trust established for Middletown Works retirees and an increase in working capital of $47.1. The increase in working capital resulted primarily from higher accounts receivable attributable to the increased level of sales revenue. Also contributing to the increase in working capital was an increase in inventories, as a result of both higher raw material costs and a higher level of inventories. An increase in accounts payable partially offset the use of cash due to a higher level of business activity.

Pension and Retiree Healthcare Benefit-related Matters

As previously noted, the Company made a pension contribution of $75.0 during the first quarter of 2010. The Company also has announced plans to make an additional pension contribution of $35.0 by the end of the second quarter of 2010. Total pension contributions of $110.0 will satisfy the Company’s required annual pension contributions for 2010 and will increase the Company’s total pension fund contributions since 2005 to over $1.1 billion. Currently, the Company estimates required annual pension contributions for 2011 and 2012 to be approximately $275.0 each year. The calculation of estimated future pension contributions requires the use of assumptions concerning future events. The most significant of these assumptions relate to future investment performance of the pension funds, actuarial data relating to plan participants, and the benchmark interest rate used to discount future benefits to their present value. Because of the variability of factors underlying these assumptions, including the possibility of future pension legislation, the reliability of estimated future pension contributions decreases as the length of time until the contributions must be made increases.

During 2009, the Company made pension contributions totaling $210.0. Contributions of $50.0 were made in the first and second quarters. The third quarter pension contribution of $110.0 was double the $55.0 that was required for the balance of 2009 and reduced the Company’s 2010 contribution obligation to approximately $105.0. In the first quarter of 2008, the Company received court approval regarding the October 2007 settlement with the Middletown Works retirees that required the Company to make a total of $663.0 in cash payments to a VEBA Trust. The Company made an initial contribution of $468.0 in 2008. It made the first of three subsequent annual payments of $65.0 in March 2009, and the second $65.0 payment in March 2010. For a discussion of the Middletown Works Retiree Healthcare Benefits Litigation see “Business — Legal Proceedings.”

Investment and Financing Activity

During the three months ended March 31, 2010, net cash used by investing activities totaled $16.9, which includes $14.9 of routine capital investments and $2.0 in capital investments related to the investment by Middletown Coke Company, Inc. (“Middletown Coke”) in capital equipment for the coke plant being constructed in Middletown, Ohio. The Middletown Coke capital investment is funded by its parent company SunCoke Energy, Inc. (“SunCoke”) and is reflected as a payable from Middletown Coke to SunCoke, which is reflected in other non-current liabilities on the Company’s condensed consolidated balance sheet.

Cash used by investing activities in 2009 totaled $133.4. This includes $109.5 of capital investments and $24.0 related to the investment by Middletown Coke Company, Inc. in capital equipment for the coke plant described above.

The Company entered into a 20-year supply contract in 2008 with Middletown Coke to provide the Company with metallurgical-grade coke and electrical power. The coke and power will come from a new facility to be constructed, owned and operated by Middletown Coke adjacent to the Company’s Middletown Works. Even though the Company has no ownership interest in Middletown Coke, the expected production from the facility is completely committed to the Company. As such, Middletown Coke is deemed to be a variable interest entity and the financial results of Middletown Coke are required to be consolidated with the results of the Company as directed by ASC Topic 810, “Consolidation”. At March 31, 2010, Middletown Coke had approximately $73.9 in assets comprised mainly of construction in progress. Additionally, Middletown Coke had approximately $77.6 in liabilities, comprised mainly of payables to SunCoke, which is reflected in other non-current liabilities on the Company’s condensed consolidated balance sheet.

In August 2009, our Board also approved an agreement with Haverhill North Coke Company, an affiliate of SunCoke, to provide the Company with 550,000 tons of coke annually from SunCoke’s Haverhill facility (“SunCoke Haverhill”) located in southern Ohio. The agreement has a 12-year term with two five-year renewal options. Under the agreement, the Company also will purchase a portion of the electricity co-generated from the heat recovery coke battery. Like the Middletown Coke agreement, this agreement enhances the Company’s long-term supply of cost-competitive coke and energy in an environmentally responsible fashion. It also furthers the Company’s strategic goals to assure an adequate supply of a key raw material and to better insulate itself from volatile coke and energy prices. The SunCoke Haverhill agreement does not replace or diminish the Company’s need for the coke and electricity from the Middletown Coke facility. The Company continues to need the coke from that facility on a long-term basis and has no immediate plans to idle any of its existing cokemaking capacity. However, the age and rapidly escalating environmental compliance costs associated with the Company’s Ashland coke batteries are continuing concerns.

During the three months ended March 31, 2010, cash used by financing activities netted $7.4. This includes the purchase of $7.5 of the Company’s common stock primarily to satisfy federal, state and local taxes due upon the vesting of restricted stock, and the payment of common stock dividends in the amount of $5.5, and an offset of $2.3 in advances from noncontrolling interest owner SunCoke to Middletown Coke.

Cash used by financing activities in 2009 totaled $26.4. This includes $23.5 to repurchase a portion of the Company’s debt obligations, the purchase of $11.4 of the Company’s common stock primarily related to the Company’s share repurchase program, and the payment of common stock dividends in the amount of $22.0. The collective amount of these uses was offset by $29.0 in advances from non-controlling interest owner SunCoke to Middletown Coke, and $0.5 in proceeds resulting from the exercise by recipients of the Company’s stock options.

During the past five years, the Company announced over $267.0 in capital investments to expand and improve the Company’s production capabilities for high value-added stainless and electrical steels. The projects include replacing two of the existing electric arc furnaces (“EAF”) at the Company’s Butler Works with a single EAF capable of melting about 40% more than is produced in the current operation, as well as upgrading an existing processing line at Butler Works. The new EAF will lower the Company’s operating costs and enable it to produce approximately 400,000 tons of additional carbon slabs at Butler Works, thus improving the Company’s self-sufficiency by reducing its need to purchase merchant slabs. All but approximately $20.0 will be invested by the end of 2010, with the new EAF melting facility scheduled to start up in early-to-mid 2011.

Credit Facility

The Company believes that its current liquidity will be adequate to meet its obligations for the foreseeable future. Future liquidity requirements for employee benefit plan contributions, scheduled debt maturities, planned debt redemptions and capital investments are expected to be funded by internally generated cash and/or other financing sources. To the extent, if at all, that the Company would need to fund any of its planned capital investments other than through internally generated cash, the Company’s Credit Facility is available for that purpose. At March 31, 2010, there were no outstanding borrowings under the credit facility, with availability reduced $152.5 due to outstanding letters of credit. However, it is extremely difficult to provide reliable financial forecasts, even on a quarterly basis, under the current business conditions. The Company’s forward looking statements on liquidity are based on currently available information and expectations and, to the extent the information is inaccurate or conditions change, there could be a material adverse impact to the Company’s liquidity.

Dividends

On April 20, 2010, the Company announced that its Board of Directors had declared a quarterly cash dividend of $0.05 per share of common stock, payable on June 10, 2010, to stockholders of record on May 14, 2010. Also on January 25, 2010, the Company announced that its Board of Directors had declared a quarterly cash dividend of $0.05 per share of common stock, payable on March 10, 2010, to stockholders of record on February 12, 2010.

The payment of cash dividends is subject to a restrictive covenant contained in the instruments governing most of the Company’s outstanding senior debt. The covenant allows the payment of dividends, if declared by the Board of Directors, and the redemption or purchase of shares of its outstanding capital stock, subject to a formula that reflects cumulative net earnings. As of March 31, 2010, the limitation on these restricted payments was $25.0. Restrictive covenants also are contained in the instruments governing the Company’s Credit Facility. Under these covenants, dividends and share repurchases are not restricted unless availability falls below $150.0, at which point dividends would be limited to $12.0 annually and share repurchases would be prohibited. As of March 31, 2010, the availability under the Credit Facility was $697.5. Accordingly, none of the covenants currently prevent the Company from declaring and paying a dividend to its stockholders.

During 2009, the Company repurchased $11.4 of its common stock. In 2010, the Company from time to time may continue to purchase stock in accordance with the Company’s share repurchase program.

Senior Notes

During the first quarter of 2009, the Company repurchased $23.1 of its existing notes, with cash payments totaling $19.8. In connection with these repurchases, the Company recorded non-cash, pre-tax gains of approximately $3.3. The repurchases were funded from the Company’s existing cash balances.

Concurrently with this offering, AK Steel launched a Cash Tender Offer for any and all of its currently outstanding existing notes and is seeking consents to amend the terms of the existing notes and the related indenture. AK Steel is offering to purchase the existing notes at a purchase price of $973.50 plus a $30.00 consent fee for each $1,000 principal amount of existing notes validly tendered and accepted by us on or before the early tender date. AK Steel intends to use the net proceeds from this offering, together with cash on hand, to pay the consideration for the Cash Tender Offer plus the consent payments and accrued and unpaid interest. AK Steel intends to redeem any of the existing notes that remain outstanding after the consummation of the Cash Tender Offer in accordance with the terms of the indenture governing the existing notes. The closing of the Cash Tender Offer is contingent upon the closing of this offering.

Restrictions under the Credit Facility

The Credit Facility contains restrictions and covenants that may limit the Company’s operating flexibility. The Company’s Credit Facility contains restrictions on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens and affiliate transactions. None of these restrictions affect or limit the Company’s ability to conduct its business in the ordinary course. In addition, the Credit Facility requires maintenance of a minimum fixed charge coverage ratio of one to one if availability under the facility is less than $125.0.

Following the consummation of the offering, the Cash Tender Offer and the redemption of AK Steel’s existing notes, the Company believes that it will be able to meet its cash requirements for the foreseeable future in light of its cash generated from operations, significant availability under its revolving credit facility, and ability to access the capital markets to refinance and/or repay debt and other obligations as they come due. Uncertainties related to the global and U.S. economies and financial markets, however, could restrict the Company’s flexibility with respect to its available liquidity sources, such as preventing the Company from refinancing those liabilities at more favorable rates than those currently available.

Capital Investments

The Company anticipates 2010 capital investments of approximately $175.0, which the Company expects to be funded from cash generated from operations. In addition, with respect to prior capital investments, the Commonwealth of Kentucky has provided the Company the ability to receive tax incentives in the form of payroll tax and other withholdings over a 10-year period to help defray the costs for the installation of a vacuum degasser and caster modifications at its Ashland Works under the Kentucky Industrial Revitalization Act Tax Credit Program. These tax incentives are based on certain employment levels and thus may vary if employment levels are below the designated minimum levels. Through December 31, 2009, the Company has accumulated $14.7 in such withholdings, which amount is included as a reduction of property, plant and equipment in the consolidated financial statements.

To meet the anticipated long-term growth in demand for energy efficient products used in power generation and distribution transformers, the Company previously announced that it is expanding its production capacity for high-end, grain-oriented electrical steels. The Company has announced capital investments of over $267.0 to achieve this increased electrical steel capacity. At December 31, 2009, spending for these future capital investments totaled approximately $186.0. Included in the estimate of 2010 capital investments is approximately $74.0 related to the projects to increase electrical steel capacity which slightly exceeds the originally announced amount.

Employee Benefit Obligations

Under its method of accounting for pension and other postretirement benefit plans, the Company recognizes, as of the Company’s measurement date of December 31, any unrecognized actuarial gains and losses that exceed 10% of the larger of projected benefit obligations or plan assets (the “corridor”). The Company incurred no corridor charges in 2009. In 2008, the unrecognized losses attributable to the Company’s qualified pension plans exceeded the corridor by $660.1, primarily as a result of poor pension asset investment returns. Accordingly, the Company incurred a pre-tax corridor charge of $660.1 in the fourth quarter of 2008. There was no corridor charge in 2008 associated with the Company’s other postretirement benefit plans.

The Company changed its measurement date from October 31 to December 31 during 2008 to meet the requirements of ASC Subparagraph 715-20-65-1. The change in the measurement data resulted in an increase in the deferred tax asset of $5.6, an increase to pension and other postretirement benefit liabilities of $15.8, a decrease to retained earnings of $7.4 and a decrease to accumulated other comprehensive income of $2.8.

Based on current assumptions, the Company anticipates that its required pension funding contributions during 2010 will total approximately $105.0. A $75.0 contribution toward that total was made in the first quarter of 2010, and the Company expects to make a $35.0 contribution in the second quarter of 2010. The amount and timing of future required contributions to the pension trust depend on the use of assumptions concerning future events. The most significant of these assumptions relate to future investment performance of the pension funds, actuarial data relating to plan participants and the benchmark interest rate used to discount benefits to their present value. Because of the variability of factors underlying these assumptions, including the possibility of future pension legislation, the reliability of estimated future pension contributions decreases as the length of time until the contribution must be made increases. Currently, the Company’s major pension plans are significantly underfunded. As a result, absent major increases in long-term interest rates, above average returns on pension plan assets and/or changes in legislated funding requirements, the Company will be required to make contributions to its pension trusts of varying amounts in the long-term. Some of these contributions could be substantial. Currently, the Company estimates annual required contributions for 2011 and 2012 to average approximately $275.0 in each year.

The Company provides healthcare benefits to most of its employees and retirees. Based on the assumptions used to value other postretirement benefits, primarily retiree healthcare and life insurance benefits, annual cash payments for these benefits are expected to be in a range of $16.1 to $80.0 for each of the next 30 years. These payments do not include the remaining $65.0 contribution to the VEBA Trust which is required as part of the Settlement of the Middletown Works Retiree Healthcare Benefit Litigation. For a more detailed description of the Settlement, see “Business — Legal Proceedings.” The total projected future benefit obligation of the Company with respect to payments for healthcare benefits is included in “Pension and other postretirement benefit obligations” on the Company’s consolidated financial statements. The net amount recognized by the Company as of the end of 2009 for future payment of such healthcare benefit obligations was $875.6.

Accounting for retiree healthcare benefits requires the use of actuarial methods and assumptions, including assumptions about current employees’ future retirement dates, the anticipated mortality rate of retirees, anticipated future increases in healthcare costs and the obligation of the Company under future collective bargaining agreements with respect to healthcare benefits for retirees. Changing any of these assumptions could have a material impact on the calculation of the Company’s total obligation for future healthcare benefits. For example, the Company’s calculation of its future retiree healthcare benefit obligation as of the end of 2009 assumed that the Company would continue to provide healthcare benefits to current and future retirees. If this assumption is altered, it could have a material effect on the calculation of the Company’s total future retiree healthcare benefit obligation. This assumption could be altered as a result of one or more of the following developments or other unforeseen events.

First, retirees could consent to a change in the current level of healthcare benefits provided to them. Second, in certain instances, the union which represented a particular group of retirees when they were employed by the Company could, in the course of negotiations with the Company, accept such a change. Third, in certain instances, at or following the expiration of a collective bargaining agreement which affects the Company’s obligation to provide healthcare benefits to retired employees, the Company could take action to modify or terminate the benefits provided to those retirees without the agreement of those retirees or the union, subject to the right of the union subsequently to bargain to alter or reverse such action by the Company. The precise circumstances under which retiree healthcare benefits may be altered unilaterally or by agreement with a particular union vary depending on the terms of the relevant collective bargaining agreement. Some of these developments already have occurred and either already have impacted, or may impact in the future, the Company’s retiree healthcare benefit obligation. The most significant of these developments are summarized below.

In December 2008, the Company announced that all salaried employees accruing service in a defined benefit pension plan would have their benefit “locked and frozen” as of January 31, 2009. The accruals for the defined benefit plan have been replaced by a fixed percent contribution to a defined contribution pension plan. This action required the Company to recognize the past service pension expense that previously would have been amortized as a curtailment charge in 2008 of $39.4.

Since late 2003, the Company has negotiated new labor agreements with the various unions at all of its represented facilities. In addition, during this time period the new labor contracts and the Company’s overall actions to reduce employment costs have resulted in a significant reduction in the Company’s other postretirement benefit (“OPEB”) liability. Under GAAP, the Company may not recognize this benefit immediately. Rather, it is required to amortize the net benefits of this reduction into future years. The Company thus will be able to recognize the benefit of this net reduction annually through its earnings in the future as a reduction in its other postretirement benefit costs.

In October 2007, the Company announced that it had reached a settlement (the “Settlement”) of the claims in litigation filed against the Company by retirees of its Middletown Works relating to their retiree health and welfare benefits. The Settlement was approved by the federal district court on February 21, 2008 and, subject to a pending appeal, reduced the Company’s total OPEB liability of approximately $2.0 billion as of September 30, 2007 by approximately $1.0 billion. Under the terms of the Settlement, AK Steel was obligated to initially fund the VEBA Trust with a contribution of $468.0 in cash within two business days of the effective date of the Settlement. AK Steel made this contribution on March 4, 2008. AK Steel further is obligated under the Settlement to make three subsequent annual cash contributions of $65.0 each, for a total contribution of $663.0. AK Steel has timely made two of these three annual cash contributions of $65.0, leaving it obligated to make one more annual cash contributions of $65.0 in March 2011. For a more detailed description of the Settlement, see the discussion in “Business— Legal Proceedings” below.

Labor Agreements

At December 31, 2009, the Company’s operations included approximately 6,500 employees, of which approximately 4,900 are represented by labor unions under various contracts that will expire in the years 2010 through 2013.

The labor contract for approximately 340 hourly employees represented by the United Autoworkers Local 3462 at the Company’s Coshocton, Ohio plant was scheduled to expire on March 31, 2010. In December 2009, the members of that union ratified an extension of the existing contract through March 31, 2013.

An agreement with the United Steelworkers of America Local 1865, which represents approximately 750 hourly employees at the Company’s Ashland, Kentucky, West Works is scheduled to expire on September 1, 2010.

The labor contract for approximately 100 hourly production and maintenance employees represented by United Steelworkers of America Local 1915 at the Walbridge, Ohio facility of AK Tube, LLC, a wholly-owned subsidiary of the Company, was scheduled to expire on January 25, 2009. In January 2009, the members of that union ratified a new three-year labor agreement which will expire on January 22, 2012.

Energy and Raw Material Hedging

The Company enters into derivative transactions in the ordinary course of business to hedge the cost of natural gas and certain raw materials. At March 31, 2010, the consolidated balance sheets included other current assets of $3.3, other non-current assets of $0.6 and accrued liabilities of $34.6 for the fair value of these derivatives. Changes in the prices paid for the related commodities are expected to offset the effect on cash of settling these amounts.

Off Balance Sheet Arrangements

There were no off balance sheet arrangements as of March 31, 2010.

Potential Impact of Climate Change Legislation or Regulation

At this time the Company is unable to determine whether any of the pending or future proposed legislative bills in Congress or regulatory actions by the United States Environmental Protection Agency (the “U.S. EPA”) relating to climate change are reasonably likely to become law. Even in the event that any of the pending or any future bills or regulations are enacted or promulgated, the Company cannot anticipate the final form of such laws or regulations, or the extent to which they will be applicable to the Company and its operations. As a result, the Company currently has no reasonable basis on which it can reliably predict or estimate the specific effects any eventually enacted laws or promulgated regulations may have on the Company or how the Company may be able to mitigate any negative impacts on its business and operations.

There exists the possibility, however, that limitations on greenhouse gas emissions may be imposed in the United States at some point in the future through some form of federally enacted regulation or legislation. For example, the U.S. EPA has proposed to regulate carbon emissions under the federal Clean Air Act. In addition, bills recently introduced in the United States Congress aim to limit carbon emissions over long periods of time from facilities which emit significant amounts of greenhouse gases. Such bills, if enacted, would apply to the steel industry, in general, and to the Company, in particular, because the process of producing steel from elemental iron results in the creation of carbon dioxide, one of the targeted greenhouse gases. Although the Company and other steel producers in the United States are actively participating in research and development efforts to develop breakthrough technology for low- or zero-emission steelmaking processes, the development of such technologies will take time and their potential for success cannot be accurately determined. To address this need for the development of new technologies, not just in the steel industry but elsewhere, some of the proposed legislative bills include a system of carbon emission credits, which would be available to certain companies for a period of time, similar to the European Union’s existing “cap and trade” system. Each of these bills is likely to be altered substantially as it moves through the legislative process and any regulatory action by the U.S. EPA is likely to result in Congressional and judicial challenges, making it virtually impossible at this time to forecast the provisions of any final legislation or regulation and the resulting effects on the Company.

If regulation or legislation regulating carbon emissions is enacted, however, it is reasonable to assume that the net financial impact on the Company will be negative, despite some potential beneficial aspects discussed below. On balance, such regulation or legislation likely would cause the Company to incur increased energy, environmental and other costs in order to comply with the limitations that would be imposed on greenhouse gas emissions. For example, the Company likely would incur the direct cost of purchasing carbon emissions credits for its own operations. Similarly, to the extent that the Company’s raw material and/or energy suppliers likewise would have to purchase such credits, they may pass their own increased costs on to the Company through price hikes. The Company likely also would incur increased capital costs as a result of cap and trade legislation. Such costs could take the form of new or retrofitted equipment, or the development of new technologies (e.g., sequestration), to try to control or reduce greenhouse gas emissions. In addition, if similar cap and trade requirements were not imposed globally, the domestic legislation could negatively impact the Company’s ability to compete with foreign steel companies not subject to similar requirements.

The enactment of climate change legislation or regulation also could have some beneficial impact on the Company, which may somewhat mitigate the adverse effects noted above. For example, to the extent that climate change legislation provides incentives for energy efficiency, the Company could benefit from increased sales of its grain-oriented electrical steel products, which are among the most energy efficient in the world.

The Company sells its electrical steels, which are iron-silicon alloys with unique magnetic properties, primarily to manufacturers of power transmission and distribution transformers, and electrical motors and generators. The sale of such products may be enhanced by climate control legislation in different ways. For instance, to the extent that the legislation may promote the use of renewable energy technology, such as wind or solar technology, it could increase demand for the Company’s high-efficiency electrical steel products used in power transformers, which are needed to connect these new sources to the electricity grid. In addition, effective January 1, 2010, the U.S. Department of Energy adopted higher efficiency standards for certain types of power distribution transformers, and these new standards are usually achieved through the use of more, and more highly efficient, electrical steels. Implementation of even higher efficiency standards for the future is being studied.

The likelihood of such legislation or regulation is uncertain, and any effect on the Company would depend on the final terms of such legislation or regulation. Presently, the Company is unable to predict with any reasonable degree of accuracy when or even if climate control legislation or regulation will be enacted, or if so, what will be their terms and applicability to the Company. In the meantime, the items described above provide some indication of the potential impact on the Company of climate control legislation or regulation generally. The Company will continue to monitor the progress of such legislation and/or regulation closely.

Tabular Disclosure of Contractual Obligations

In the ordinary course of business, the Company enters into agreements under which it is obligated to make legally enforceable future payments. These agreements include those related to borrowing money, leasing equipment and purchasing goods and services. The following table summarizes by category expected future cash outflows associated with contractual obligations in effect as of December 31, 2009 but does not give effect to this offering.

	Payment due by period
	Less than			More than
Contractual Obligations(a)	1 year	1-3 years	3-5 years	5 years	Total

Long-term debt obligations	$0.7	$505.5	$1.5	$99.3	$607.0
Interest on long-term debt obligations	42.1	64.6	6.0	31.0	143.7
Operating lease obligations	5.1	8.4	7.2	14.8	35.5
Purchase obligations and commitments	1,426.2	2,045.0	1,008.6	717.0	5,196.8
Other long-term liabilities	—	43.0	23.4	53.2	119.6
Total	$1,474.1	$2,666.5	$1,046.7	$915.3	$6,102.6

(a)	The Company plans to make future cash contributions to its defined benefit pension plans. The estimated obligation for these contributions is approximately $105.0 in 2010. A $75.0 contribution toward that total was made in the first quarter of 2010 and the Company expects to make a $35.0 contribution in the second quarter of 2010. The Company estimates annual pension contributions for the years 2011 and 2012 to average approximately $275.0 in each year. Estimates of cash contributions to be made after 2011 cannot be reliably determined at this time due to the number of variable factors which impact the calculation of defined benefit pension plan contributions. The Company also is required to make benefit payments for retiree medical benefits. After reflecting the Settlement with Middletown Works retirees, estimated payments for 2010 are $80.0 and are projected to range from $16.1 to $80.0 for each of the next 30 years which does not include the two remaining $65.0 payments to the VEBA Trust. For a more detailed description of this Settlement, see the discussion in “Business — Legal Proceedings.”

In calculating the amounts for purchase obligations, the Company first identified all contracts under which the Company has a legally enforceable obligation to purchase products or services from the vendor and/or make payments to the vendor for an identifiable period of time. Then for each identified contract, the Company determined its best estimate of payments to be made under the contract assuming (1) the continued operation of existing production facilities, (2) normal business levels, (3) the contract would be adhered to in good faith by both parties throughout its term and (4) prices are as set forth in the contract. Because of changes in the markets it serves, changes in business decisions regarding production levels or unforeseen events, the actual amounts paid under these contracts could differ significantly from the numbers presented above. For example, as is the case currently with the contracts entered into with certain of the Company’s raw material suppliers, circumstances could arise which create exceptions to minimum purchase obligations that are set forth in the contracts. The purchase obligations set forth in the table above have been calculated without regard to such exceptions.

A number of the Company’s purchase contracts specify a minimum volume or price for the products or services covered by the contract. If the Company were to purchase only the minimums specified, the payments set forth in the table would be reduced. Under “requirements contracts” the quantities of goods or services the Company is required to purchase may vary depending on its needs, which are dependent on production levels and market conditions at the time. If the Company’s business deteriorates or increases, the amount it is required to purchase under such a contract would likely change. Many of the Company’s agreements for the purchase of goods and services allow the Company to terminate the contract without penalty upon 30 to 90 days’ prior notice. Any such termination could reduce the projected payments.

The Company’s consolidated balance sheets contain reserves for pension and other postretirement benefits and other long-term liabilities. The benefit plan liabilities are calculated using actuarial assumptions that the Company believes are reasonable under the circumstances. However, because changes in circumstances can have a significant effect on the liabilities and expenses associated with these plans including, in the case of pensions, pending or future legislation, the Company cannot reasonably and accurately project payments into the future. While the Company does include information about these plans in the above table, it also discusses these benefits elsewhere in this Management’s Discussion and Analysis of Financial Condition and Results of Operations and in the notes to its consolidated financial statements, set forth in Item 7.

The other long-term liabilities on the Company’s consolidated balance sheets include reserves for environmental and legal issues, employment-related benefits and insurance, liabilities established pursuant to ASC Topic 740, “Income Taxes” with regard to uncertain tax positions, and other reserves. These amounts generally do not arise from contractual negotiations with the parties receiving payment in exchange for goods and services. The ultimate amount and timing of payments are subject to significant uncertainty and, in many cases, are contingent on the occurrence of future events, such as the filing of a claim or completion of due diligence investigations, settlement negotiations, audit and examinations by taxing authorities, documentation or legal proceedings.

Critical Accounting Policies and Estimates

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States of America. These principles permit choices among alternatives and require numerous estimates of financial matters. The Company believes the accounting principles chosen are appropriate under the circumstances, and that the estimates, judgments and assumptions involved in its financial reporting are reasonable.

Revenue Recognition

Revenue from sales of products is recognized at the time title and the risks and rewards of ownership pass. This occurs when the products are shipped per customers’ instructions, the sales price is fixed and determinable, and collection is reasonably assured.

Inventory Costing

Inventories are valued at the lower of cost or market. The cost of the majority of inventories is measured on the last in, first out (“LIFO”) method. The LIFO method allocates the most recent costs to cost of products sold and, therefore, recognizes into operating results fluctuations in raw material, energy and other inventoriable costs more quickly than other methods. Other inventories, consisting mostly of foreign inventories and certain raw materials, are measured principally at average cost.

Use of Estimates

Accounting estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future. Significant items subject to estimates and assumptions include the carrying value of long-lived assets; valuation allowances for receivables, inventories and deferred income tax assets; environmental and legal liabilities; and assets and obligations related to employee benefit plans. There can be no assurance that actual results will not differ from these estimates.

The Company maintains an allowance for doubtful accounts as a reserve for the loss that would be incurred if a customer is unable to pay amounts due to the Company. The Company determines this based on various factors, including the customer’s financial condition. While losses due to customer defaults have been low, if in the future the financial condition of some customers deteriorates to an extent that may affect their ability to pay, additional allowances may be needed. Approximately 29% of the Company’s trade receivables outstanding at December 31, 2009 are due from businesses associated with the U.S. automotive industry. Except in a few situations where the risk warrants it, collateral is not required on trade receivables. In light, however, of the current economic conditions which have had a particularly detrimental impact on the automotive industry, the Company is monitoring its trade receivables position even more closely than normal. While the Company currently still believes the trade receivables recorded on its balance sheet will be collected, in the event of default in payment of a trade receivable, the Company would follow normal collection procedures.

The Company records a valuation allowance to reduce its deferred tax asset to an amount that is more likely than not to be realized. In estimating levels of future taxable income needed to realize the deferred tax asset, the Company has considered historical results of operations and the cyclical nature of the steel business and would, if necessary, consider the implementation of prudent and feasible tax planning strategies to generate future taxable income. If future taxable income is less than the amount that has been assumed in determining the deferred tax asset, then an increase in the valuation allowance will be required, with a corresponding charge against income. On the other hand, if future taxable income exceeds the level that has been assumed in calculating the deferred tax asset, the valuation allowance could be reduced, with a corresponding credit to income. In the current year, there was an increase in the valuation allowance related to state deferred tax assets for loss carryforwards and tax credits in certain states. These states have limited carryforward periods and limits on how much loss carryforward can be used to offset estimated future taxable income annually. These factors caused an increase in the Company’s valuation allowance for 2009. A valuation allowance has not been recorded on the Company’s temporary differences, nor its federal net operating loss carryforwards, which do not begin to expire until 2028, as the Company believes that the estimated levels of future taxable income is sufficient such that it is more likely than not that it will realize these deferred tax assets.

The Company is involved in a number of environmental and other legal proceedings. The Company records a liability when it has determined that litigation has commenced or a claim or assessment has been asserted and, based on available information, it is probable that the outcome of such litigation, claim or assessment, whether by decision or settlement, will be unfavorable and the amount of the liability is reasonably estimable. The Company measures the liability using available information, including the extent of damage, similar historical situations, its allocable share of the liability and, in the case of environmental liabilities, the need to provide site investigation, remediation and future monitoring and maintenance. Accruals of probable costs have been made based on a combination of litigation and settlement strategies on a case-by-case basis and, where appropriate, are supplemented with incurred but not reported development reserves. However, amounts recognized in the financial statements in accordance with accounting principles generally accepted in the United States exclude costs that are not probable or that may not be currently estimable. The ultimate costs of these environmental and legal proceedings may, therefore, be higher than those currently recorded on the Company’s financial statements. In addition, results of operations in any future period could be materially affected by changes in assumptions or by the effectiveness of the Company’s strategies.

Pension and Other Postretirement Benefit Plans

Under its method of accounting for pension and other postretirement benefit plans, the Company recognizes into income, as of the Company’s measurement date, any unrecognized actuarial net gains or losses that exceed 10% of the larger of projected benefit obligations or plan assets, defined as the corridor. This method results in faster recognition of actuarial net gains and losses than the minimum amortization method permitted by prevailing accounting standards and used by the vast majority of companies in the United States. Faster recognition under this method also results in the potential for highly volatile and difficult to forecast corridor adjustments, similar to those recognized by the Company in recent years. Prior to January 31, 2009, amounts inside this 10% corridor were amortized over the average remaining service life of active plan participants. Beginning January 31, 2009, the date of the “lock and freeze” of a defined benefit pension plan covering all salaried employees, the actuarial gains and losses will be amortized over the plan participants’ life expectancy.

ASC Topic 715 requires the Company to fully recognize and disclose an asset or liability for the overfunded or underfunded status of its benefit plans in financial statements. The Company changed its measurement date from October 31 to December 31 during 2008 to meet the requirements of ASC Subparagraph 715-20-65-1. The change in the measurement data resulted in an increase in the deferred tax asset of $5.6, an increase to pension and other postretirement benefit liabilities of $15.8, a decrease to retained earnings of $7.4 and a decrease to accumulated other comprehensive income of $2.8.

Under the applicable accounting standards, actuarial net gains and losses occur when actual experience differs from any of the many assumptions used to value the benefit plans or when the assumptions change, as they may each year when a valuation is performed. The major factors contributing to actuarial gains and losses for pension plans are the differences between expected and actual returns on plan assets and changes in the discount rate used to value pension liabilities as of the measurement date. For other postretirement benefit plans, differences in estimated versus actual healthcare costs, changes in assumed healthcare cost trend rates or a change in the difference between the discount rate and the healthcare trend rate are major factors contributing to actuarial gains and losses. In addition to the potential for corridor adjustments, these factors affect future net periodic benefit expenses. Changes in key assumptions can have a material effect on the amount of annual expense recognized. For example, a one-percentage-point decrease in the expected rate of return on pension plan assets would increase the projected 2010 pension expense by approximately $23.7 before tax. Based on the Company’s liability as of December 31, 2009, a one-percentage-point increase in the assumed healthcare trend rate would increase the projected 2010 other postretirement benefit expense by approximately $0.6 before tax. The discount rate used to value liabilities and assets affects both pensions and other postretirement benefit calculations. Similarly, a one-quarter-percentage-point decrease in this rate would decrease pension expense by less than $0.1 and decrease the other postretirement credit by $0.1. These estimates exclude any potential corridor adjustments.

Property, Plant and Equipment

The total weighted average useful life of the Company’s machinery and equipment is 18.3 years based on the depreciable life of the assets. The Company recognizes costs associated with major maintenance activities at its operating facilities in the period in which they occur.

Investments

The Company’s financial statements consolidate the operations and accounts of the Company and all subsidiaries in which the Company has a controlling interest. The Company also has investments in associated companies that are accounted for under the equity method and, because the operations of these companies are integrated with the Company’s basic steelmaking operations, its proportionate share of their income (loss) is reflected in the Company’s cost of products sold in the consolidated statements of operations. In addition, the Company holds investments in debt securities and minor holdings in equity securities, which are accounted for as available-for-sale or held-to-maturity cost investments. At December 31, 2009, the Company had no investments that it accounted for as trading securities. Each of the Company’s investments is subject to a review for impairment, if and when, circumstances indicate that a loss in value below its carrying amount is other than temporary. Under these circumstances, the Company would write the investment down to its fair value, which would become its new carrying amount.

The Company’s investment in AFSG Holdings, Inc. represents the carrying value of its discontinued insurance and finance leasing businesses, which have been largely liquidated. The activities of the remaining operating companies are being classified as “runoff” and the companies are accounted for, collectively, as a discontinued operation under the liquidation basis of accounting, whereby future cash inflows and outflows are considered. The Company is under no obligation to support the operations or liabilities of these companies.

Financial Instruments

The Company is a party to derivative instruments that are designated and qualify as hedges under ASC Topic 815, “Derivatives and Hedging”. The Company’s objective in using such instruments is to protect its earnings and cash flows from fluctuations in the fair value of selected commodities and currencies. For example, in the ordinary course of business, the Company uses cash settled commodity price swaps, with a duration of up to three years, to hedge the price of a portion of its natural gas, nickel, aluminum and zinc requirements. The Company designates the natural gas swaps as cash flow hedges and the changes in their fair value, excluding the ineffective portion, are recorded in other comprehensive income. Subsequent gains and losses are recognized into cost of products sold in the same period as the underlying physical transaction. Other commodity swaps are marked to market recognizing gains or losses into earnings. The pre-tax net loss recognized in earnings during 2009 for natural gas hedges representing the component of the derivative instruments’ current effectiveness and excluded from the assessment of hedge effectiveness was $9.4 and was recorded in cost of products sold. At December 31, 2009, currently valued outstanding commodity hedges would result in the reclassification into earnings of $1.3 in net-of-tax losses within the next twelve months. Based on such reviews as it deems reasonable and appropriate, the Company believes that all counterparties to its outstanding derivative instruments are entities with substantial credit worthiness.

Goodwill

At December 31, 2009 and 2008, the Company’s assets included $37.1 of goodwill, which is less than 1% of the Company’s assets. Each year, as required by ASC Subtopic 350-20, “Goodwill”, the Company performs an evaluation of goodwill to test this balance for possible impairment. Management judgment is used to evaluate the impact of changes in operations and to estimate future cash flows to measure fair value. Assumptions such as forecasted growth rates and cost of capital are consistent with internal projections. The evaluation requires that the reporting unit underlying the goodwill be measured at fair value and, if this value is less than the carrying value of the unit, a second test must be performed. Under the second test, the current fair value of the reporting unit is allocated to the assets and liabilities of the unit including an amount for “implied” goodwill. If implied goodwill is less than the net carrying amount of goodwill, the difference becomes the amount of the impairment that must be recorded in that year. The Company’s businesses operate in highly cyclical industries and the valuation of these businesses can be expected to fluctuate, which may lead to further impairment charges in future operating costs. The 2009 annual review did not result in any goodwill impairment for the Company.

New Accounting Pronouncements

Certain amounts in prior year financial statements have been reclassified to reflect the reporting requirements of ASC Subparagraph 810-10-65-1, “Transition Related to FASB Statements No. 160, Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51, and No. 164, Not-for-Profit Entities: Mergers and Acquisitions”.

ASC Topic 810, “Consolidation”, as amended, requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. The amendment to ASC Topic 810 is effective for fiscal years beginning on or after November 15, 2009. The Company has concluded that this guidance does not alter the accounting treatment previously accorded to the consolidation of Middletown Coke and Vicksmetal/Armco Associates.

Earnings per share have been restated in prior periods in conformity with ASC Subparagraph 260-10-65-2, “Transition Related to FSP EITF 03-6-1”.

Effective with this Form 10-K, the Company has amended its disclosure relating to postretirement benefit plan assets in compliance with ASC Subparagraph 715-20-65-2, “Transition related to FSP FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets”. The disclosure now includes discussion on:

•	investment policies and strategies;

•	categories of plan assets;

•	fair value measurements of plan assets; and

•	significant concentrations of risk.

No other new accounting pronouncement issued or effective during the 2009 fiscal year has had or is expected to have a material impact on the Company’s consolidated financial statements.

Quantitative and Qualitative Disclosure about Market Risk

In the ordinary course of business, the Company’s primary areas of market risk include changes in (a) interest rates, (b) the prices of raw materials and energy sources, and (c) foreign currency exchange rates. The Company manages interest rate risk by issuing variable- and fixed-rate debt, and currently has $504.0 of fixed-rate debt and $102.9 of variable-rate debt outstanding. The fair value of this debt as of March 31, 2010, was $611.9. A reduction in prevailing interest rates or improvement in the Company’s credit rating could increase the fair value of this debt. A reduction in the rate used to discount total future principal and interest payments of 1% would result in an increase in the total fair value of the Company’s long-term debt of approximately $25.4. An unfavorable effect on the Company’s financial results and cash flows from exposure to interest rate declines and a corresponding increase in the fair value of its debt would result only if the Company elected to repurchase its outstanding debt securities at prevailing market prices.

With regard to raw materials and energy sources, natural gas prices, in particular, have been highly volatile. In addition, the cost of scrap (which is purchased in the spot market and is not susceptible to hedging) and the cost of iron ore both have been volatile over the course of the last several years. Collectively, these and other raw material and energy cost fluctuations have affected the Company’s margins and made it more difficult to forecast because much of the Company’s revenue comes from annual or longer contracts with its customers. To address such cost volatility, where competitively possible, the Company attempts to add a surcharge to the price of steel it sells to the spot market and to negotiate a variable pricing mechanism with its contract customers that allows the Company to adjust selling prices in response to changes in the cost of certain raw materials and energy. In addition, in the case of stainless steel, increased costs for nickel, chrome and molybdenum can usually be recovered through established price surcharges. Therefore, fluctuations in the price of energy (particularly natural gas and electricity), raw materials (such as scrap, purchased slabs, coal, iron ore, and zinc) or other commodities will be, in part, passed on to the Company’s customers rather than absorbed solely by the Company.

In addition, in order to further minimize its exposure to fluctuations in raw material costs, and to secure an adequate supply of raw materials, the Company has entered into multi-year purchase agreements for certain raw materials that provide for fixed prices or only a limited variable price mechanism. While enabling the Company to reduce its exposure to fluctuations in raw material costs, this also exposes the Company to an element of market risk relative to its sales contracts. After new contracts are negotiated with the Company’s customers, the average sales prices could increase or decrease. If that average sales price decreases, the Company may not be able to reduce its raw material costs to a corresponding degree due to the multi-year term and fixed price nature of some of its raw material purchase contracts. In addition, some of the Company’s existing multi-year supply contracts, particularly with respect to iron ore, have required minimum purchase quantities. Under adverse economic conditions, such as were present in 2009, those minimums may exceed the Company’s needs. Subject to exceptions for force majeure and other circumstances impacting the legal enforceability of the contracts, such minimum purchase requirements could require the Company to purchase quantities of raw materials, particularly iron ore, which significantly exceed its anticipated needs. Under such circumstances, the Company would attempt to negotiate agreements for new purchase quantities. There is a risk, however, that in one or more instances the Company would not be successful in securing lower purchase quantities, either through negotiation or litigation. In that event, the Company would likely need to purchase more of a particular raw material in a particular year than it needs, negatively impacting its cash flow.

The Company uses cash settled commodity price swaps and/or options to hedge the market risk associated with the purchase of certain of its raw materials and energy requirements. Such hedges routinely are used with respect to a portion of the Company’s natural gas and nickel requirements and are sometimes used with respect to its aluminum, zinc and electricity requirements. The Company’s hedging strategy is designed to protect it against normal volatility. However, abnormal price increases in any of these commodity markets could negatively impact operating costs. The effective portion of the gains and losses from the use of these instruments for natural gas and electricity are deferred in accumulated other comprehensive income on the condensed consolidated balance sheets and recognized into cost of products sold in the same period as the underlying transaction. At March 31, 2010, accumulated other comprehensive income included $19.1 in unrealized net-of-tax losses for the fair value of these derivative instruments. All other commodity price swaps and options are marked to market and recognized into cost of products sold with the offset recognized as other current assets or other accrued liabilities. At March 31, 2010, other current assets of $3.3, other non-current assets of $0.6 and accrued liabilities of $34.6 were included on the condensed consolidated balance sheets for the fair value of these commodity hedges. The following table presents the negative effect on pre-tax income of a hypothetical change in the fair value of derivative instruments outstanding at March 31, 2010, due to an assumed 10% and 25% decrease in the market price of each of the indicated commodities.

Commodity Derivative	10% Decrease	25% Decrease

Natural Gas	$8.7	$21.8
Nickel	0.9	2.4
Electricity	0.7	1.9

Because these instruments are structured and used as hedges, these hypothetical losses would be offset by the benefit of lower prices paid for the physical commodity used in the normal production cycle. The Company currently does not enter into swap or option contracts for trading purposes.

The Company is also subject to risks of exchange rate fluctuations on a small portion of intercompany receivables that are denominated in foreign currencies. The Company occasionally uses forward currency contracts to manage exposures to certain of these currency price fluctuations. At March 31, 2010, the Company had outstanding forward currency contracts with a total notional value of $26.6 for the sale of euros. Based on the contracts outstanding at March 31, 2010, a 10% increase in the dollar to euro exchange rate would result in a $2.7 pretax loss in the value of these contracts, which would offset the income benefit of a more favorable exchange rate.

BUSINESS

Business Overview

We are a fully-integrated producer of flat-rolled carbon, specialty stainless and electrical steels and tubular products. We produce value-added carbon steels for the automotive, infrastructure and manufacturing markets. Our stainless steel products are sold primarily to customers in the automotive industry, as well as to manufacturers of food handling, chemical processing, pollution control, medical and health equipment, and distributors and service centers. Our electrical steels, which are iron-silicon alloys with unique magnetic properties, are sold primarily to manufacturers of power transmission and distribution transformers. Our tubular products are used in the automotive, large truck and construction markets. We have the capacity to ship approximately 6.5 million tons of steel products annually, and for the year ended December 31, 2009, we shipped approximately 3.9 million tons of steel products. For the year ended December 31, 2008, we generated revenue, net income and Adjusted EBITDA of $7,644.3 million, $4.0 million and $933.8 million, respectively. For the year ended December 31, 2009, we generated revenue, net loss and Adjusted EBITDA of $4,076.8 million, ($74.6) million and $139.2 million, respectively. For three months ended March 31, 2010, we generated revenue, net income and Adjusted EBITDA of $1,405.7 million, $1.9 million and $111.2 million, respectively.

Our operations consist of seven steelmaking and finishing plants located in Indiana, Kentucky, Ohio and Pennsylvania that produce flat-rolled carbon steels, including premium-quality coated, cold-rolled and hot-rolled products, and specialty stainless and electrical steels that are sold in hot band and sheet and strip form. Our operations also include AK Tube LLC (“AK Tube”), which further finishes flat-rolled carbon and stainless steel into welded steel tubing at its two tube plants. In addition, our operations include European trading companies which buy and sell steel and steel products and other materials.

Competitive Strengths

Diverse product offering and flexible operating facilities.  We are the only domestic flat-rolled steel producer with a significant presence in carbon, stainless and electrical steels. We have a diverse product portfolio, including value-added products such as coated, cold-rolled, stainless and electrical steels, as well as commodity products, such as hot-rolled carbon steels. We are one of the few domestic steel producers that operates both blast furnaces and electric-arc furnaces. The majority of our steelmaking facilities are integrated with production and downstream operations, which provides us with the flexibility to manufacture a wide variety of products at each facility. Moreover, our facilities are strategically located in close proximity to one another and to many of our customers, leading to reduced transportation costs and efficiency gains in product lead-times when compared to our peers. Through our diverse product offering and flexible manufacturing facilities, we are able to tailor our product mix to meet evolving end-market demand and maximize profit margins.

Leading market positions in attractive end-markets.  We have leading market positions in certain segments of the automotive market as well as the electrical/power generation and distribution end-markets. We are a premier producer of coated steel for exposed automotive applications, and the largest North American supplier of stainless steel for automotive exhaust system components. According to J.D. Power and Associates, the North American automotive industry is forecasted to show a significant improvement in 2010, with automotive build rates increasing by approximately 30% to 11.0 million units from 8.5 million units in 2009. We are also one of the only full-line domestic producers of high-value, energy-efficient grain-oriented (“GO”) electrical steels, which are sold to both domestic and international manufacturers of power transmission and distribution transformers and electrical motors and generators in the infrastructure and manufacturing markets. The long term growth fundamentals for GO electrical steels remain strong, with demand driven by the electrification of emerging economies, the improvement of an aging electrical infrastructure in developed economies, and new energy efficiency standards established in the United States.

Lean operational structure.  We are focused on reducing our operating costs to optimize our profitability. We attribute our current cost position to several factors:

•	Scalable manufacturing operations. We have the flexibility to scale our manufacturing operations through capacity reductions and expansions in order to meet end-market demand and our customers’

needs. In addition, we have implemented continuous productivity improvements across all of our facilities to make them more efficient.

•	Efficient and cost effective workforce. All of our facilities have cost-competitive and flexible labor forces, which allow us to make changes to our operations as needed. We have reduced our hourly employees by approximately 28% since 2003. Our smaller, more flexible workforce now has fewer job categories, which greatly increases labor productivity and reduces work rule complexity. In addition, our “new era” labor agreements include provisions for more affordable pension plans and health care cost-sharing programs for both active and retired employees.

Leader in supplying high quality products to our customers.  We continue to be recognized by our customers for being the industry-best in overall quality for carbon, stainless and electrical steels. Based on independent customer surveys conducted by Jacobson and Associates, carbon and specialty steel customers rated us number one in overall customer satisfaction, quality, service and on-time delivery in 2009. We also have received a variety of quality awards from our customers. We believe our superior product quality, on time delivery and excellent customer service differentiates us from our peers.

Strong balance sheet and liquidity.  Our financial position is very strong, with net debt (short-term debt plus long-term debt less cash and cash equivalents) as of March 31, 2010 of approximately $276 million. During the economic downturn in 2009, we intensified our focus on cash and liquidity, and as of March 31, 2010, we had approximately $330 million in cash and cash equivalents and, combined with the availability under our credit facility, our total liquidity was over $1 billion. Our capital spending is manageable and scalable and targeted towards improving our operating flexibility and efficiency. We expect to fund our pension and other postretirement benefits obligations out of operating cash flow, and we have no near-term debt maturities.

Experienced management team.  We have an experienced management team with significant operating experience in the steel industry. Our top seven executives collectively have over 200 years of steel industry experience. Through our “3C’s” approach of focusing on customers, costs and cash, our management team has effectively managed our business during the economic downturn, leading us to solid profitability in the second half of 2009 and the first quarter of 2010. Under the leadership of our current management team, we have focused our business on a broader, more diversified mix of core customers, rationalized and restructured our workforce, optimized our cost structure and significantly improved our balance sheet to enhance financial flexibility.

Business Strategy

Increase production and maximize profit margins through higher operating flexibility.  We will continue to focus on expanding production and maximizing margins by tailoring our product mix to meet our customers’ needs. Our manufacturing flexibility allows us to move up and down the value chain, depending on where we can achieve the best returns. For instance, we have expanded production of electrical steels at our Butler Works facility in order to continue serving this attractive and growing market. At the same time, we can use our Butler Works furnaces to melt carbon steel slabs and take advantage of the hot band market when it is strong.

Continue to diversify our customer base.  Our management continues to diversify our customer base, both geographically and by end-market. From 2003 to 2009 we reduced our exposure to the automotive market from 58% to 36% of our total net sales. We have also diversified our customer base to expand our business with the foreign auto-makers that have established production in the United States, commonly referred to as “new domestics.” For the year ended 2009, none of our automotive customers accounted for more than 10% of our total net sales. We expect to continue to enhance our production capabilities to include more value-added products such as electrical steels. To that end, we have announced over $267.0 million in capital projects over the last five years to increase our scale and become the largest electrical steel supplier in the United States. From a geographic perspective, we are focused on expanding our international presence. In 2009, international sales accounted for 19% of total net sales, a significant increase from 12% of total net sales in 2003.

Increase stability and flexibility of our cost structure.  Increasing raw material self-sufficiency is an important area of focus for us. Most recently, we entered into a 12-year contract with Haverhill North Coke Company, an affiliate of SunCoke Energy, to provide up to 550,000 tons of coke annually and 25 megawatts of electricity annually co-generated from the heat recovery coke battery. In addition, our Middletown Coke project, when completed, will supply another 550,000 tons of coke annually and approximately 50 megawatts of electricity annually, and is expected to start in 2011. Together with our existing coke production, we will be self-sufficient in coke. We are also considering strategic investments in other raw materials to further enhance our raw material self-sufficiency. On the customer front, we have and will continue to restructure our sales contracts to further enhance our cost structure stability and flexibility. We have eliminated virtually all multi-year sales contracts, with the majority of them having a duration of one year. Also, 83% of our contracts have certain raw material/energy cost pass-through mechanisms or variable pricing provisions, which helps protect against cost volatility.

Target investments to reduce costs and enhance product mix.  We will continue to make targeted capital investments that help reduce costs and increase our production capabilities of high margin products. For instance, we are installing a new, more efficient EAF and an LMF station at Butler Works which will replace two older, less efficient EAFs, which we estimate will result in a 40% increase in melting capacity in 2011, as well as upgrading an existing processing line. The investment substantially lowers production costs and reduces our need to purchase carbon steel slabs. Also, in 2009, we invested approximately $27 million to complete the re-lining of the hearth and bosh sections of the Middletown Works blast furnace, which should allow us to run this facility longer and more efficiently. By making the investment to repair the furnace during the market downturn, we were able to accomplish this work at a significantly lower cost than if we had done it currently. To enhance our product mix, we have made significant investments to expand our GO electrical steel capacity, through four separate expansions implemented at our Butler and Zanesville Works, bringing our Company-wide capacity from 250,000 tons annually in 2003 to 344,000 tons annually in 2011.

Customers

In conducting its steel operations, the Company principally directs its marketing efforts toward those customers who require the highest quality flat-rolled steel with precise “just-in-time” delivery and technical support. Management believes that the Company’s enhanced product quality and delivery capabilities, and its emphasis on customer technical support and product planning, are critical factors in its ability to serve this segment of the market. The Company’s standards of excellence have been embraced by a wide array of diverse customers and, accordingly, no single customer accounted for more than 10% of its net sales during 2009.

The Company’s flat-rolled carbon steel products are sold primarily to automotive manufacturers and to customers in the infrastructure and manufacturing markets. This includes electrical transmission, heating, ventilation and air conditioning, and appliances. The Company also sells coated, cold rolled, and hot rolled carbon steel products to distributors, service centers and converters who may further process these products prior to reselling them. To the extent management believes necessary, the Company carries increased inventory levels to meet the requirements of certain of its customers for “just-in-time” delivery.

The Company sells its stainless steel products to manufacturers and their suppliers in the automotive industry, to manufacturers of food handling, chemical processing, pollution control, medical and health equipment and to distributors and service centers. The Company sells electrical steels, which are iron-silicon alloys with unique magnetic properties, primarily to manufacturers of power transmission and distribution transformers and electrical motors and generators in the infrastructure and manufacturing markets.

The Company sells its carbon products principally to customers in the United States. The Company’s electrical and stainless steel products are sold both domestically and internationally. The Company’s customer base is geographically diverse and, there is no single country outside of the United States as to which sales are material relative to the Company’s total sales revenue. The Company attributes revenue from foreign countries based upon the destination of physical shipment of a product. Revenue from direct sales, and sales as a percentage of total sales, in 2009, 2008 and 2007 domestically and internationally were as follows:

	2009		2008		2007
Geographic Area	Net Sales	%	Net Sales	%	Net Sales	%

United States	$3,309.8	81%	$6,376.4	83%	$6,077.9	87%
Foreign Countries	767.0	19%	1,267.9	17%	925.1	13%

Total	$4,076.8	100%	$7,644.3	100%	$7,003.0	100%

The Company does not have any material long-lived assets located outside of the United States.

The Company’s sales in 2009 were adversely impacted by significantly depressed global economic conditions, and, particularly, declines in the automotive market and construction markets, both residential and non-residential. The effects of the recession on each of the Company’s markets resulted in declines in shipments in every product category for the Company. The most significant decline was felt in the distributors and converters market, due to reduced end-use demand, inventory reduction throughout the supply chain, and falling steel prices, which resulted in a decrease in its percentage of total Company sales as compared to the Company’s other two markets.

Despite an absolute reduction in total direct automotive sales from year to year, the Company’s direct automotive revenues as a percent of its total business rose to approximately 36% in 2009, compared to 32% in 2008. The relative increase in automotive sales was principally due to that market being the most heavily weighted toward contract business. During downturns, contract business maintains more consistent volumes and provides greater price stability than spot market business because of contractual requirements that limit demand and price volatility. The Company’s infrastructure and manufacturing market sales also experienced a reduction in absolute dollars of sales. The percentage of Company revenue attributable to that market increased, however, to 31% of total Company revenue in 2009, from 29% in 2008, primarily as a result of the relatively greater revenue decline in the distributors and converters market.

The following table sets forth the percentage of the Company’s net sales attributable to each of its markets:

	Years Ended December 31,
Market	2009	2008	2007

Automotive	36%	32%	40%
Infrastructure and Manufacturing(a)	31%	29%	26%
Distributors and Converters(a)	33%	39%	34%

(a)	Prior to 2008, the Company historically referred to these markets by somewhat different names. In 2008, the names were updated to simplify them, but the nature of the product sales and customers included in each market was not changed. More specifically, the market previously described as “Appliance, Industrial Machinery and Equipment, and Construction” now is referred to as “Infrastructure and Manufacturing,” and the market previously described as “Distributors, Service Centers and Converters” now is referred to as “Distributors and Converters.” No change was made to the name of the market described as “Automotive.”

The Company is a party to contracts with all of its major automotive and most of its infrastructure and manufacturing industry customers. These contracts, which are primarily one year in duration, set forth prices to be paid for each product during their term. Approximately 83% of the Company’s shipments to current contract customers permit price adjustments to reflect changes in prevailing market conditions or certain energy and raw material costs. Approximately 55% of the Company’s shipments of flat-rolled steel products in 2009 were made to contract customers, and the balance of the Company’s shipments were made in the spot market at prevailing prices at the time of sale.

In 2009, the automotive industry experienced its worst market conditions in decades. The dramatic downturn in the domestic and global economies, which started in the fall of 2008, significantly reduced demand for light vehicles. As a result, North American light vehicle production in 2009 was substantially below historic levels. Because the automotive market continues to be an important element of the Company’s business, reduced North American light vehicle production adversely impacts the Company’s total sales and shipments. Lower prices and shipments to the automotive market contributed to a dramatic decrease in the Company’s total sales in 2009. Although the Company has seen an improvement in shipments since the low point in 2009, a level of sales significantly below recent historic levels likely will continue throughout 2010. At this point, it is impossible to determine when, or if, the domestic and/or global economies will return to pre-recession levels.

In addition, continued low levels of North American light vehicle production could cause further financial difficulties (including possible bankruptcy filings) for additional automotive manufacturers and suppliers to the automotive industry, many of whom are customers of the Company. The Company could be adversely impacted by such financial difficulties and bankruptcies, including not only reductions in future sales, but also losses associated with an inability to collect outstanding accounts receivables from those customers. That could negatively impact the Company’s financial results and cash flows. The Company is continuing to monitor this situation closely and has taken steps to try to mitigate its exposure to such adverse impacts, but because of current market conditions and the volume of business involved, it cannot eliminate these risks entirely.

Raw Materials and Other Inputs

The principal raw materials required for the Company’s steel manufacturing operations are iron ore, coal, coke, chrome, nickel, silicon, manganese, zinc, limestone, and carbon and stainless steel scrap. The Company also uses large volumes of natural gas, electricity and oxygen in its steel manufacturing operations. In addition, the Company historically has purchased approximately 500,000 to 700,000 tons annually of carbon steel slabs from other steel producers to supplement the production from its own steelmaking facilities, though it did not do so in 2009 because of substantially reduced demand for the Company’s products. The Company makes most of its purchases of iron ore, coal, coke and oxygen at negotiated prices under annual and multi-year agreements. The Company typically makes purchases of carbon steel slabs, carbon and stainless steel scrap, natural gas, a majority of its electricity, and other raw materials at prevailing market prices, which are subject to price fluctuations in accordance with supply and demand. The Company enters into financial instruments designated as hedges with respect to some purchases of natural gas and certain raw materials, the prices of which may be subject to volatile fluctuations. In 2009, the Company experienced a significant decline in raw material and energy costs, primarily carbon scrap, nickel and natural gas.

To the extent that multi-year contracts are available in the marketplace, the Company has used such contracts to secure adequate sources of supply to satisfy key raw materials needs for the next three to five years. Where multi-year contracts are not available, or are not available on terms acceptable to the Company, the Company continues to seek to secure the remainder of its raw materials needs through annual contracts or spot purchases. The Company also continues to attempt to reduce the risk of future supply shortages by considering equity investments with respect to certain raw materials and by evaluating alternative sources and substitute materials.

The Company currently believes that it either has, or will be able to secure, adequate sources of supply for its raw material and energy requirements for 2010. As a result, however, of lower than normal year-end inventories in 2009, and increased demand beyond the Company’s initial projections for 2010, the Company still needs to secure additional volumes of some raw materials, principally iron ore, for 2010. Based on current reduced demand for most raw materials, the Company does not anticipate major shortages in the market unless substantial supply capacity is taken out of the market. The potential exists, however, for production disruptions due to shortages of raw materials in the future. If such a disruption were to occur, it could have a material impact on the Company’s financial condition, operations and cash flows.

The Company produces most of the coke it consumes in its blast furnaces, but had also been purchasing approximately 350,000 net tons annually from a third party pursuant to a ten-year supply contract (the

“Shenango Coke Contract”) which expired on December 31, 2009. In anticipation of the expiration of the Shenango Coke Contract, the Company entered into a long-term agreement with Haverhill North Coke Company (“SunCoke Haverhill”), an affiliate of SunCoke Energy, Inc. (“SunCoke”), to provide the Company with metallurgical-grade coke from the SunCoke Haverhill facility in southern Ohio. Under the agreement, SunCoke Haverhill provides AK Steel with up to 550,000 tons of coke annually. The Company will also benefit under the agreement from electricity co-generated from the heat recovery coke battery. This is in addition to the previously announced project with Middletown Coke Company, Inc., another SunCoke affiliate (“Middletown Coke”), to construct a new state-of-the-art, environmentally friendly heat-recovery coke battery contiguous to the Company’s Middletown Works which will be capable of producing 550,000 net tons of metallurgical grade coke annually. It is likely that the Company will need the production from both SunCoke facilities due to reduced production available from, and uncertainties with respect to, the Company’s Ashland, Kentucky coke batteries. To the extent the two SunCoke facilities, combined with the Company’s existing coke batteries in Ashland, Kentucky and Middletown, Ohio, provide more coke than the Company needs for its steel production, the Company anticipates that it will be able to sell any excess coke in the merchant coke market.

Research and Development

The Company conducts a broad range of research and development activities aimed at improving existing products and manufacturing processes and developing new products and processes. Research and development costs incurred in 2009, 2008 and 2007 were $6.2, $8.1 and $8.0, respectively.

Employees

At December 31, 2009, the Company’s operations included approximately 6,500 employees, of which approximately 4,900 are represented by labor unions under various contracts that will expire in the years 2010 through 2013. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Labor Agreements” for additional information on these agreements. Because of the extraordinary economic conditions which have adversely impacted the Company’s business, the Company announced in late 2008 that it would temporarily idle certain facilities and lay off some of its employees. By the end of 2009, most of the idled facilities had been returned to production and most of the laid-off employees had been returned to work.

Competition

The Company competes with domestic and foreign flat-rolled carbon, stainless and electrical steel producers (both integrated steel producers and mini-mill producers) and producers of plastics, aluminum and other materials that can be used in lieu of flat-rolled steels in manufactured products. Mini-mills generally offer a narrower range of products than integrated steel mills, but can have some competitive cost advantages as a result of their different production processes and typically non-union work forces. Price, quality, on-time delivery and customer service are the primary competitive factors in the steel industry and vary in relative importance according to the category of product and customer requirements.

Domestic steel producers, including the Company, face significant competition from foreign producers. For a variety of reasons, these foreign producers often are able to sell products in the United States at prices substantially lower than domestic producers. These reasons include lower labor, raw material, energy and regulatory costs, as well as significant government subsidies and preferential trade practices in their home countries. The annual level of imports of foreign steel into the United States also is affected to varying degrees by the strength of demand for steel outside the United States and the relative strength or weakness of the U.S. dollar against various foreign currencies. U.S. imports of finished steel decreased slightly from the 2008 level and accounted for approximately 22% of domestic steel market demand in 2009. By comparison, imports of finished steel accounted for approximately 29% and 27%, respectively, of domestic steel demand in 2008 and 2007.

The Company’s ability to compete has been negatively impacted by the bankruptcies of numerous domestic steel companies, including several former major competitors of the Company, and the subsequent and continuing global steel industry consolidation. Those bankruptcies facilitated the global consolidation of the steel industry by enabling other entities to purchase and operate the facilities of the bankrupt steel companies without accepting any responsibility for most, and in some instances any, pension or healthcare obligations to the retirees of the bankrupt companies. In contrast, the Company has continued to provide pension and healthcare benefits to its retirees, resulting in a competitive disadvantage compared to certain other domestic integrated steel companies and the mini-mills that do not provide such benefits to any or most of their retirees. Over the course of the last several years, however, the Company has negotiated progressive new labor agreements that have significantly reduced total employment costs at all of its union-represented facilities. The new labor agreements have increased the Company’s ability to compete in the highly competitive global steel market while, at the same time, enhancing the ability of the Company to continue to support its retirees’ pension and healthcare needs. In addition, the Company has eliminated approximately $1.0 billion of its retiree healthcare costs associated with a group of retirees from its Middletown Works as part of the settlement reached with those retirees in October 2007. For a more detailed description of this settlement, see “— Legal Proceedings.”

The Company also is facing the likelihood of increased competition from foreign-based and domestic steel producers who have announced plans, or have already started to build or expand steel production and/or finishing facilities in the United States.

Properties

The Company is leasing a building in West Chester, Ohio which the Company is using as its corporate headquarters. The lease commenced in 2007 and the initial term is twelve years with two five-year options to extend the lease. The Company continues to own its former headquarters and research buildings, but has razed other surrounding buildings located in Middletown, Ohio. Steelmaking, finishing and tubing operations are conducted at nine facilities located in Indiana, Kentucky, Ohio and Pennsylvania. All of these facilities are owned by the Company, either directly or through wholly-owned subsidiaries.

Middletown Works is situated on approximately 2,400 acres in Middletown, Ohio. It consists of a coke facility, blast furnace, basic oxygen furnaces and continuous caster for the production of carbon steel. Also located at the Middletown site are a hot rolling mill, cold rolling mill, two pickling lines, four annealing facilities, two temper mills and three coating lines for finishing the product.

Ashland Works is located on approximately 600 acres in Ashland, Kentucky. It consists of a coke facility, blast furnace, basic oxygen furnaces and continuous caster for the production of carbon steel. A coating line at Ashland also helps to complete the finishing operation of the material processed at the Middletown plant.

Rockport Works is located on approximately 1,700 acres near Rockport, Indiana. The 1.7 million square-foot plant consists of a state-of-the-art continuous cold rolling mill, a continuous hot-dip galvanizing and galvannealing line, a continuous carbon and stainless steel pickling line, a continuous stainless steel annealing and pickling line, hydrogen annealing facilities and a temper mill.

Butler Works is situated on approximately 1,300 acres in Butler, Pennsylvania. The 3.5 million square-foot plant produces stainless, electrical and carbon steel. Melting takes place in three electric arc furnaces that feed an argon-oxygen decarburization unit. These units feed two double strand continuous casters. The Butler Works also includes a hot rolling mill, annealing and pickling units and two fully automated tandem cold rolling mills. It also has various intermediate and finishing operations for both stainless and electrical steels.

Coshocton Works is located on approximately 650 acres in Coshocton, Ohio. The 570,000 square-foot stainless steel finishing plant contains two Sendzimer mills and two Z-high mills for cold reduction, four annealing and pickling lines, nine bell annealing furnaces, four hydrogen annealing furnaces, two bright annealing lines and other processing equipment, including temper rolling, slitting and packaging facilities.

Mansfield Works is located on approximately 350 acres in Mansfield, Ohio. The 1.1 million square-foot facility produces stainless steel and includes a melt shop with two electric arc furnaces, an argon-oxygen decarburization unit, a thin-slab continuous caster, and a six-stand hot rolling mill.

Zanesville Works is located on 130 acres in Zanesville, Ohio. It consists of a 508,000 square-foot finishing plant for some of the stainless and electrical steel produced at Butler Works and Mansfield Works and has a Sendzimer cold rolling mill, annealing and pickling lines, high temperature box anneal and other decarburization and coating units.

AK Tube’s Walbridge plant, located in Ohio, operates six electric resistance weld tube mills and two slitters housed in a 330,000 square foot facility. AK Tube’s Columbus plant, located in Indiana, is a 142,000 square-foot facility with eight electric resistance weld and two laser weld tube mills.

Environmental

Domestic steel producers, including AK Steel, are subject to stringent federal, state and local laws and regulations relating to the protection of human health and the environment. Over the past three years, the Company has expended the following for environmental-related capital investments and environmental compliance:

	Years Ended December 31,
	2009	2008	2007

Environmental-related capital investments	$1.0	$1.8	$2.4
Environmental compliance costs	106.6	126.5	122.8

AK Steel and its predecessors have been conducting steel manufacturing and related operations since the year 1900. Although the Company believes its operating practices have been consistent with prevailing industry standards during this time, hazardous materials may have been released in the past at one or more operating sites or third-party sites, including operating sites that the Company no longer owns. The Company has estimated potential remediation expenditures for those sites where future remediation efforts are probable based on identified conditions, regulatory requirements or contractual obligations arising from the sale of a business or facility. At March 31, 2010, the Company had recorded $16.9 in accrued liabilities and $41.2 in other non-current liabilities on its condensed consolidated balance sheets for estimated probable costs relating to environmental matters. The comparable balances recorded by the Company at December 31, 2009 were $17.0 in accrued liabilities and $40.6 in other non-current liabilities. In general, the material components of these accruals include the costs associated with investigations, delineations, risk assessments, remedial work, governmental response and oversight costs, site monitoring, and preparation of reports to the appropriate environmental agencies.

The ultimate costs to the Company with respect to each site cannot be predicted with certainty because of the evolving nature of the investigation and remediation process. Rather, to develop the estimates of the probable costs, the Company must make certain assumptions. The most significant of these assumptions relate to the nature and scope of the work which will be necessary to investigate and remediate a particular site and the cost of that work. Other significant assumptions include the cleanup technology which will be used, whether and to what extent any other parties will participate in paying the investigation and remediation costs, reimbursement of governmental agency past response and future oversight costs, and the reaction of the governing environmental agencies to the proposed work plans. Costs of future expenditures are not discounted to their present value. The Company does not believe that there is a reasonable possibility that a loss or losses exceeding the amounts accrued will be incurred in connection with the environmental matters discussed below that would, either individually or in the aggregate, have a material adverse effect on the Company’s consolidated financial condition, results of operations or cash flows. However, since amounts recognized in the financial statements in accordance with accounting principles generally accepted in the United States exclude costs that are not probable or that may not be currently estimable, the ultimate costs of these environmental proceedings may be higher than those currently recorded in the Company’s consolidated financial statements.

Environmental compliance costs decreased in 2009 from 2008 due primarily to the three-month outage at the Middletown Works blast furnace and reduction in steam costs because of lower natural gas costs at all plants. Except as expressly noted below, management does not currently anticipate any material impact on the Company’s recurring operating costs or future profitability as a result of its compliance with current environmental regulations. Moreover, because all domestic steel producers operate under the same set of federal environmental regulations, management believes that the Company is not disadvantaged relative to its domestic competitors by its need to comply with these regulations. However, some foreign competitors may benefit from less stringent environmental requirements in the countries in which they produce, resulting in lower compliance costs and providing those foreign competitors with a cost advantage on their products.

Pursuant to the Resource Conservation and Recovery Act (“RCRA”), which governs the treatment, handling and disposal of hazardous waste, the EPA and authorized state environmental agencies may conduct inspections of RCRA regulated facilities to identify areas where there have been releases of hazardous waste or hazardous constituents into the environment and may order the facilities to take corrective action to remediate such releases. AK Steel’s major steelmaking facilities are subject to RCRA inspections by environmental regulators. While the Company cannot predict the future actions of these regulators, it is possible that they may identify conditions in future inspections of these facilities which they believe require corrective action.

Under authority conferred by the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the EPA and state environmental authorities have conducted site investigations at certain of AK Steel’s facilities and other third-party facilities, portions of which previously may have been used for disposal of materials that are currently subject to regulation. The results of these investigations are still pending, and AK Steel could be directed to expend funds for remedial activities at the former disposal areas. Because of the uncertain status of these investigations, however, the Company cannot reliably predict whether or when such expenditures might be required, their magnitude or the timeframe during which these potential costs would be incurred.

As previously reported, on July 27, 2001, AK Steel received a Special Notice Letter from the EPA requesting that AK Steel agree to conduct a Remedial Investigation/Feasibility Study (“RI/FS”) and enter into an administrative order on consent pursuant to Section 122 of CERCLA regarding the former Hamilton Plant located in New Miami, Ohio. The Hamilton Plant ceased operations in 1990, and all of its former structures have been demolished and removed. Although AK Steel did not believe that a site-wide RI/FS was necessary or appropriate, in April 2002, it entered into a mutually agreed-upon administrative order on consent to perform such an investigation and study of the Hamilton Plant site. The site-wide investigation portion of the RI/FS has been submitted. The study portion is projected to be completed in 2010 pending approval of the investigation results. AK Steel currently has accrued $0.7 for the remaining cost of the RI/FS. Until the RI/FS is completed, AK Steel cannot reliably estimate the additional costs, if any, associated with any potentially required remediation of the site or the timeframe during which these potential costs would be incurred.

On September 30, 1998, AK Steel’s predecessor, Armco, Inc., received an order from the EPA under Section 3013 of RCRA requiring it to develop a plan for investigation of eight areas of Mansfield Works that allegedly could be sources of contamination. A site investigation began in November 2000 and is continuing. AK Steel cannot reliably estimate at this time how long it will take to complete this site investigation. AK Steel currently has accrued approximately $2.1 for the projected cost of the study at Mansfield Works. Until the site investigation is completed, AK Steel cannot reliably estimate the additional costs, if any, associated with any potentially required remediation of the site or the timeframe during which these potential costs would be incurred.

On October 9, 2002, AK Steel received an order from the EPA under Section 3013 of RCRA requiring it to develop a plan for investigation of several areas of Zanesville Works that allegedly could be sources of contamination. A site investigation began in early 2003 and is continuing. AK Steel estimates that it will take approximately one more year to complete this site investigation. AK Steel currently has accrued approximately $1.0 for the projected cost of the study and remediation at Zanesville Works. Until the site investigation is completed, AK Steel cannot reliably estimate the additional costs, if any, associated with any potentially required remediation of the site or the timeframe during which these potential costs would be incurred.

On November 26, 2004, Ohio EPA issued a Notice of Violation (“NOV”) for alleged waste violations associated with an acid leak at AK Steel’s Coshocton Works. In November 2007, Ohio EPA and AK Steel reached an agreement to resolve this NOV. Pursuant to that agreement, AK Steel implemented an inspection program, initiated an investigation of the area where the acid leak occurred, submitted a closure plan and upon approval from Ohio EPA, will implement that closure plan. Also, as part of the agreement, AK Steel paid a civil penalty of twenty-eight thousand dollars and funded a supplemental environmental project in the amount of seven thousand dollars. Until the investigation is completed and a closure plan is approved, AK Steel cannot reliably estimate the costs associated with closure or the timeframe during which the closure costs will be incurred.

On December 20, 2006, Ohio EPA issued an NOV with respect to two electric arc furnaces at AK Steel’s Mansfield Works alleging failure of the Title V stack tests with respect to several air pollutants. The Company is investigating this claim and is working with Ohio EPA to attempt to resolve it. AK Steel believes it will reach a settlement in this matter that will not have a material financial impact on AK Steel, but cannot be certain that a settlement will be reached. If a settlement is reached, the Company cannot reliably estimate at this time how long it will take to reach such a settlement or what its terms might be. AK Steel will vigorously contest any claims which cannot be resolved through a settlement. Until it has reached a settlement with Ohio EPA or the claims that are the subject of the NOV are otherwise resolved, AK Steel cannot reliably estimate the costs, if any, associated with any potentially required operational changes at the furnaces or the timeframe over which any potential costs would be incurred.

On July 23, 2007, and on December 9, 2008, the EPA issued NOVs with respect to the Coke Plant at AK Steel’s Ashland Works alleging violations of pushing and combustion stack limits. The Company is investigating these claims and is working with the EPA to attempt to resolve them. AK Steel believes it will reach a settlement in this matter that will not have a material financial impact, but cannot be certain that a settlement will be reached. If a settlement is reached, the Company cannot reliably estimate at this time how long it will take to reach such a settlement or what its terms might be. AK Steel will vigorously contest any claims which cannot be resolved through a settlement. Until it has reached a settlement with the EPA or the claims that are the subject of the NOV are otherwise resolved, AK Steel cannot reliably estimate the costs, if any, associated with any potentially required operational changes at the batteries or the timeframe over which any potential costs would be incurred.

AK Steel previously reported that it has been negotiating with the Pennsylvania Department of Environmental Protection (“PADEP”) to resolve an alleged unpermitted discharge of wastewater from the closed Hillside Landfill at the former Ambridge Works. AK Steel has reached a settlement in this matter and on July 15, 2009, the parties entered into a Consent Order and Agreement (the “Consent Order”) to memorialize that settlement. Under the terms of the Consent Order, AK Steel will implement various corrective actions, including an investigation of the area where activities were conducted regarding the landfill, submission of a plan to collect and treat surface waters and seep discharges, and upon approval from PADEP, implementation of that plan. Also, as part of the Consent Order, AK Steel paid a civil penalty of five hundred twenty-five thousand dollars. AK Steel anticipates that the cost associated with this matter will be approximately $2.9 in capital costs and $0.9 in expenses. The Company has accrued the $0.9 for anticipated expenses associated with this matter.

In addition to the foregoing matters, AK Steel is or may be involved in proceedings with various regulatory authorities that may require AK Steel to pay fines, comply with more rigorous standards or other requirements or incur capital and operating expenses for environmental compliance. Management believes that the ultimate disposition of the foregoing proceedings will not have, individually or in the aggregate, a material adverse effect on the Company’s consolidated financial condition, results of operations or cash flows.

Legal Proceedings

In addition to the environmental matters discussed above and the items addressed below, there are various claims pending against AK Steel and its subsidiaries involving product liability, commercial, employee benefits and other matters arising in the ordinary course of business. Unless otherwise noted, in management’s opinion, the ultimate liability resulting from all of these claims, individually and in the aggregate, should not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

As previously reported, on June 29, 2000, the United States filed a complaint on behalf of the EPA against AK Steel in the U.S. District Court for the Southern District of Ohio (the “Court”), Case No. C-1-00530, for alleged violations of the Clean Air Act, the Clean Water Act and the RCRA at the Middletown Works. Subsequently, the State of Ohio, the Sierra Club and the National Resources Defense Council intervened. On April 3, 2006, a proposed Consent Decree in Partial Resolution of Pending Claims (the “Consent Decree”), executed by all parties, was lodged with the Court. After a 30-day notice period, the Consent Decree was entered by the Court on May 15, 2006. Under the Consent Decree, the Company will implement certain RCRA corrective action interim measures to address polychlorinated biphenyls (“PCBs”) in sediments and soils relating to Dicks Creek and certain other specified surface waters, adjacent floodplain areas, and other previously identified geographic areas. The Company also will undertake a comprehensive RCRA facility investigation at its Middletown Works and, as appropriate, complete a corrective measures study. Under the Consent Decree, the Company paid a civil penalty of $0.46 and agreed to perform a supplemental environmental project to remove ozone-depleting refrigerants from certain equipment at an estimated cost of $0.85. The Company has completed performance of the supplemental environmental project, and the project has been approved by the EPA. The Company anticipates that the cost of the remaining remedial work required under the Consent Decree will be approximately $18.0, consisting of approximately $3.2 in capital investments and $14.8 in expenses. The Company has accrued the $14.8 for anticipated expenses associated with this project. Additional work will be performed to more definitively delineate the soils and sediments which will need to be removed under the Consent Decree. Until that process is complete, the Company cannot reliably determine whether the actual cost of the work required under the Consent Decree will exceed the amount presently accrued. If there are additional costs, the Company does not anticipate at this time that they will have a material financial impact on the Company. The Company cannot reliably estimate at this time the timeframe during which the accrued or potential additional costs would be incurred.

As previously reported, since 1990, AK Steel (or its predecessor, Armco Inc.) has been named as a defendant in numerous lawsuits alleging personal injury as a result of exposure to asbestos. As of December 31, 2009, there were approximately 426 such lawsuits pending against AK Steel. The great majority of these lawsuits have been filed on behalf of people who claim to have been exposed to asbestos while visiting the premises of a current or former AK Steel facility. Approximately 40% of these premises suits arise out of claims of exposure at a facility in Houston, Texas that has been closed since 1984. When such an asbestos lawsuit initially is filed, the complaint typically does not include a specific dollar claim for damages. Only 130 of the 426 cases pending at December 31, 2009, in which AK Steel is a defendant include specific dollar claims for damages in the filed complaints. Those 130 cases involve a total of 2,489 plaintiffs and 17,089 defendants. In these cases, the complaint typically includes a monetary claim for compensatory damages and a separate monetary claim in an equal amount for punitive damages, and does not attempt to allocate the total monetary claim among the various defendants. For example, 119 of the 130 cases involve claims of $0.2 or less, six involve claims of between $0.2 and $5.0, two involve claims of between $5.0 and $15.0, and three involve claims of $20.0. In each case, the amount described is per plaintiff against all of the defendants, collectively. Thus, it usually is not possible at the outset of a case to determine the specific dollar amount of a claim against AK Steel. In fact, it usually is not even possible at the outset to determine which of the plaintiffs actually will pursue a claim against AK Steel. Typically, that can only be determined through written interrogatories or other discovery after a case has been filed. Thus, in a case involving multiple plaintiffs and multiple defendants, AK Steel initially only accounts for the lawsuit as one claim against it. After AK Steel has determined through discovery whether a particular plaintiff will pursue a claim against it, it makes an appropriate adjustment to statistically account for that specific claim. It has been AK Steel’s experience to date that only a small percentage of asbestos plaintiffs ultimately identify AK Steel as a target defendant from whom they actually seek damages and most of these claims ultimately are either dismissed or settled for a small fraction of the damages initially claimed. Set forth below is a chart showing the number of new claims filed (accounted for as described above), the number of pending claims disposed of (i.e., settled or otherwise dismissed), and the approximate net amount of dollars paid on behalf of AK Steel in settlement of asbestos-related claims in 2009 and 2008.

	2009	2008

New Claims Filed	252	41
Pending Claims Disposed Of	179	39
Total Amount Paid in Settlements	$0.7	$0.7

Since the onset of asbestos claims against AK Steel in 1990, five asbestos claims against it have proceeded to trial in four separate cases. All five concluded with a verdict in favor of AK Steel. AK Steel intends to continue its practice of vigorously defending the asbestos claims asserted against it. Based upon its present knowledge, and the factors set forth above, AK Steel believes it is unlikely that the resolution in the aggregate of the asbestos claims against AK Steel will have a materially adverse effect on the Company’s consolidated results of operations, cash flows or financial condition. However, predictions as to the outcome of pending litigation, particularly claims alleging asbestos exposure, are subject to substantial uncertainties. These uncertainties include (1) the significantly variable rate at which new claims may be filed, (2) the impact of bankruptcies of other companies currently or historically defending asbestos claims, (3) the uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, (4) the type and severity of the disease alleged to be suffered by each claimant, and (5) the potential for enactment of legislation affecting asbestos litigation.

As previously reported, on January 2, 2002, John D. West, a former employee, filed a class action in the United States District Court for the Southern District of Ohio against the AK Steel Corporation Retirement Accumulation Pension Plan, or AK RAPP, and the AK Steel Corporation Benefit Plans Administrative Committee. Mr. West claimed that the method used under the AK RAPP to determine lump sum distributions does not comply with the Employment Retirement Income Security Act of 1974 (“ERISA”) and resulted in underpayment of benefits to him and the other class members. The District Court ruled in favor of the plaintiff class and on March 29, 2006, entered an amended final judgment against the defendants in the amount of $37.6 in damages and $7.3 in prejudgment interest, for a total of approximately $44.9, with post judgment interest accruing at the rate of 4.7% per annum until paid. The defendants appealed, but their appeals ultimately were unsuccessful. Pursuant to an agreed order, on April 1, 2009, defendants paid the sum of approximately $51.5 into a court-approved interest bearing account. The funds used to make this payment were from the AK Steel Master Pension Trust. The payment ended defendants’ liability to the class members pursuant to the judgment in this matter, including with respect to interest which accrues on the judgment. It did not, however, resolve defendants’ liability with respect to a claim for attorneys’ fees by plaintiffs’ counsel. On August 31, 2009, the court granted a motion filed by plaintiffs’ counsel for a statutory award of fees, awarding fees in the approximate amount of $1.4. The court denied a motion that sought a separate award of fees in the amount of 28% of the funds already paid into the court. On September 15, 2009, plaintiffs’ counsel filed a motion to amend the order granting an award of attorneys’ fees. On November 18, 2009, the Court issued an order directing distribution to the class members in the amount of approximately $51.3. This amount is part of the approximately $51.5 previously paid from the AK Steel Master Pension Trust to a court-approved interest bearing account (the difference between the amounts representing Court-approved payments to the Fund Administrator). On December 16, 2009, the Court denied plaintiffs’ motion to amend the order granting an award of attorneys’ fees, leaving intact the August 31, 2009 award of approximately $1.4. No appeal of the December 16 order was filed and in January 2010 the approximately $1.4 in attorneys’ fees were paid to class counsel, concluding the Company’s obligations with respect to this litigation. Additional litigation has been filed, however, on behalf of other retirees who were excluded from the class based upon prior releases provided to the Company. See discussion of Schumacher litigation filed on October 20, 2009, in the next paragraph, below.

As previously reported, on October 20, 2009, William Schumacher filed a purported class action against the AK Steel Corporation Retirement Accumulation Pension Plan, or AK RAPP, and the AK Steel Corporation

Benefit Plans Administrative Committee in the United States District Court for the Southern District of Ohio, Case No. 1:09cv794. The complaint alleges that the method used under the AK RAPP to determine lump sum distributions does not comply with ERISA and the Internal Revenue Code and resulted in underpayment of benefits to him and the other class members. Plaintiff and the other purportedly similarly situated individuals on whose behalf plaintiff filed suit were excluded by the Court in 2005 from the West litigation (discussed in the paragraph immediately above) based on previous releases of claims they had executed in favor of the Company. On January 11, 2010, the defendants filed a motion to dismiss the Complaint based upon a statute of limitations ground. That motion was denied on March 8, 2010, and defendants filed their answer to the complaint on March 22, 2010. No trial date has yet been set. The defendants intend to contest this matter vigorously.

As previously reported, on October 20, 2005, two individuals filed a purported class action against AK Steel and the AK Steel Corporation Benefit Plans Administrative Committee in the United States District Court for the Southern District of Ohio, Case No. 1:05-cv-681. The complaint alleges that the defendants incorrectly calculated the amount of surviving spouse benefits due to be paid to the plaintiffs under the applicable pension plan. On December 19, 2005, the defendants filed their answer to the complaint. The parties subsequently filed cross-motions for summary judgment on the issue of whether the applicable plan language had been properly interpreted. On September 28, 2007, the United States Magistrate Judge assigned to the case issued a Report and Recommendation in which he recommended that the plaintiffs’ motion for partial summary judgment be granted and that the defendants’ motion be denied. The defendants filed timely objections to the Magistrate’s Report and Recommendation. On March 31, 2008, the court issued an order adopting the Magistrate’s recommendation and granting partial summary judgment to the plaintiffs on the issue of plan interpretation. The plaintiffs’ motion for class certification was granted by the Court on October 27, 2008. The case is proceeding with respect to discovery on the issue of damages. No trial date has been set. The defendants intend to contest this matter vigorously.

As previously reported, in September and October, 2008, several companies filed purported class actions in the United States District Court for the Northern District of Illinois, against nine steel manufacturers, including AK Holding. The case numbers for these actions are 08CV5214, 08CV5371, 08CV5468, 08CV5633, 08CV5700, 08CV5942 and 08CV6197. The plaintiffs are companies which claim to have purchased steel products, directly or indirectly, from one or more of the defendants and they purport to file the actions on behalf of all persons and entities who purchased steel products for delivery or pickup in the United States from any of the named defendants at any time from at least as early as January 2005 to the present. The complaints allege that the defendant steel producers have conspired to restrict output and to fix, raise, stabilize and maintain artificially high prices with respect to steel products in the United States. On January 2, 2009, the defendants filed motions to dismiss all of the claims set forth in the Complaints. On June 12, 2009, the court issued an Order denying the defendants’ motions to dismiss. Discovery has recently commenced. No trial date has been set. AK Holding intends to contest this matter vigorously.

As previously reported, on January 28, 2009, the City of Monroe, Ohio (“Monroe”) filed an action in the United States District Court for the Southern District of Ohio against Middletown Coke Company, Inc. and SunCoke Energy, Inc., Case No. 1-09-CV-63. The complaint purported to be filed pursuant to Section 304(a)(3) of the Clean Air Act (“CAA”), 42 U.S.C. § 7604(a)(3), and sought injunctive relief, civil penalties, attorney fees, and other relief to prevent the construction of a new cokemaking facility on property adjacent to the Company’s Middletown Works. The coke produced by the facility would be used by the Middletown Works. For a discussion of the SunCoke contract, see Note 12 to our unaudited consolidated financial statements for the quarter ended March 31, 2010, which are incorporated by reference herein to our quarterly report on Form 10-Q for the quarter ended March 31, 2010. The Complaint alleged that the new facility will be a stationary source of air pollution without a permit issued under the New Source Review program of the CAA, including its Prevention of Significant Deterioration and Nonattainment New Source Review requirements. On February 27, 2009, the defendants filed a motion to dismiss, or in the alternative to stay, the action pending final resolution of appeals to the Ohio Environmental Review Appeals Commission (“ERAC”) by Monroe and others of a Permit to Install the cokemaking facility issued by the Ohio Environmental Protection Agency, Case Nos. 096256, 096265 and 096268-096285, consolidated. In March 2009, AK Steel became a party to both the pending federal action and the pending appeals to the Ohio ERAC for the purpose of supporting the issuance of the permit to install and opposing the efforts by Monroe and others to prevent construction of the facility. On August 20, 2009, the Court in the federal action granted the defendants’ motion to dismiss. On September 16, 2009, Monroe filed a Notice of Appeal to the United States Court of Appeals for the Sixth Circuit from the order dismissing the federal action. On April 20, 2010, the Sixth Circuit dismissed the appeal as moot, vacated the District Court’s order, and remanded the case to the District Court for further proceedings, including dismissal of the litigation as moot. The ERAC appeals also remain pending. A final hearing had been scheduled for May 24, 2010, in the ERAC appeals. On February 9, 2010, the Ohio Environmental Protection Agency issued a final air permit-to-install for the new facility under the New Source Review program of the CAA, including its Prevention of Significant Deterioration and Nonattainment New Source Review requirements. In February and March 2010, Monroe and other interested parties filed Notices of Appeal to the ERAC of the permit-to-install issued under the New Source Review program. This second appeal to the ERAC has been scheduled for a final hearing on January 17, 2012. AK Steel intends to continue to contest this matter vigorously.

As previously reported, on June 1, 2009, the Chinese Ministry of Commerce (“MOFCOM”) initiated antidumping and countervailing duty investigations of imports of grain oriented electrical steel (“GOES”) from Russia and the United States. China initiated the investigations based on a petition filed by two Chinese steelmakers. These two steelmakers allege that AK Steel and Allegheny Technologies Inc. of the United States and Novolipetsk Steel of Russia exported GOES to China at less than fair value, and that the production of GOES in the United States has been subsidized by the government. On December 9, 2009, MOFCOM issued its preliminarily determination that GOES producers in the United States and Russia had been dumping in the China market and that GOES producers in the United States had received subsidies from the United States government. The Chinese authorities imposed provisional additional duties on future imports of GOES from Russia and/or the United States to China. The duties do not apply to past imports. On or about April 10, 2010, MOFCOM issued a final determination of dumping and subsidizing against GOES producers in the United States and Russia. AK Steel strongly disagrees with MOFCOM’s final determination as it relates to AK Steel and plans to vigorously contest the final determination through seeking an appeal to the World Trade Organization and/or other legal action.

As previously reported, on June 18, 2009, three former hourly members of the Butler Armco Independent Union filed a purported class action against AK Steel in the United States District Court for the Southern District of Ohio, Case No. 1-09CV00423 (the “2009 Retiree Action”), alleging that AK Steel did not have a right to make changes to their healthcare benefits. On June 29, 2009, the plaintiffs filed an amended complaint. The named plaintiffs in the 2009 Retiree Action seek, among other things, injunctive relief for themselves and the other members of a proposed class, including an order retroactively rescinding certain changes to retiree healthcare benefits negotiated by AK Steel with its unions. The proposed class the plaintiffs seek to represent would consist of all union-represented retirees of AK Steel other than those retirees who were included in the class covered by the Middletown Works Retiree Healthcare Benefits Litigation described immediately below. On August 21, 2009, the Company filed an answer to the amended complaint and filed a motion for summary judgment which, if granted in full, would end the litigation. On September 14, 2009, plaintiffs filed a motion for partial summary judgment and responded to defendant’s motion. On October 14, 2009, plaintiffs filed a motion for preliminary injunction, seeking to prevent certain scheduled January 2010 changes to retiree healthcare from taking effect. On November 25, 2009, AK Steel filed its opposition to the motion for a preliminary injunction, opposition to plaintiffs’ motion for partial summary judgment, and reply in support of its motion for summary judgment. A hearing on the pending motions was held on December 8, 2009. During the course of the hearing, plaintiffs’ counsel notified the court that the pending motion for a preliminary injunction was limited to retirees from the Company’s Butler Works in Butler, Pennsylvania. On January 29, 2010, the trial court issued an opinion and order granting plaintiffs’ motion for a preliminary injunction and barring the Company from effecting any further benefit reductions or new healthcare charges for Butler Works retirees until final judgment in the case. On February 2, 2010, AK Steel filed a notice of appeal to the United States Court of Appeals for the Sixth Circuit seeking a reversal of the decision to grant the preliminary injunction. That appeal remains pending. Discovery in the underlying case has commenced. If AK Steel is unable to obtain a reversal of the decision to impose the preliminary injunction, either in connection with the final judgment by the trial court or through appeal, then the negotiated changes to retiree healthcare for the Company’s Butler Works retirees would be rescinded and the Company’s other postretirement benefit obligation would increase by approximately $125.0 based upon current valuation assumptions. This amount reflects the current value of the estimated amount of the additional healthcare costs the Company will pay out with respect to the Butler retirees. A pro-rata portion of this amount, currently approximately ten percent, would be recognized as a one-time charge at the time of the final judgment and the rest would be amortized over a period of approximately ten years. AK Steel intends to contest this matter vigorously.

As previously reported, on August 26, 2009, Consolidated Coal Company (“Consolidated”) filed an action against AK Steel and Neville Coke LLC (“Neville”) in the Court of Common Pleas of Allegheny County, Pennsylvania, Case No. GD-09-14830. The complaint alleges that Consolidated and Neville entered into a contract whereby Consolidated would supply approximately 80,000 tons of metallurgical coal for use by Neville in its coke making operations. Consolidated asserts that Neville breached the alleged contract when it refused to purchase coal from Consolidated. The complaint also alleges that AK Steel tortiously interfered with the purported contractual and business relationship between Consolidated and Neville. Consolidated seeks monetary damages from AK Steel in an amount in excess of $30.0 and monetary damages from Neville in an amount in excess of $20.0. AK Steel tentatively has agreed to indemnify and defend Neville in this action pursuant to the terms of a contractual agreement between AK Steel and Neville. AK Steel is still investigating the facts underlying this matter, however, and has reserved its right to change its position should facts establish that it does not have an obligation to indemnify or defend Neville. On October 20, 2009, AK Steel filed preliminary objections to plaintiff’s complaint on behalf of itself and Neville, seeking to dismiss the action. In response to the preliminary objections, plaintiff filed an amended complaint on November 12, 2009, adding an additional count under the theory of promissory estoppel. On December 2, 2009, AK Steel and Neville filed preliminary objections to plaintiff’s amended complaint, again seeking to dismiss the action. The court overruled the preliminary objections, and on March 18, 2010, AK Steel and Neville filed their answers to the complaint. Discovery has not yet commenced and no trial date has yet been set. AK Steel intends to contest this matter vigorously.

As previously reported, on December 31, 2009, Heritage Coal Company LLC, Patriot Coal Corporation, and Pine Ridge Coal Company (collectively, “Heritage Coal”) filed a third-party complaint against AK Steel in the Circuit Court of Boone County, West Virginia, naming AK Steel as a third-party defendant in 108 separate personal injury actions. Those actions have been consolidated for discovery and pretrial proceedings under Civil Action No. 09-C-212. The various plaintiffs in the underlying actions seek damages allegedly caused by ground water contamination arising out of certain coal mining operations in West Virginia. In its third-party complaint, Heritage Coal seeks a determination of its potential rights of contribution against AK Steel pursuant to a January 20, 1984 Asset Purchase Agreement between Heritage Coal’s predecessor-in-interest, Peabody Coal Company, as buyer, and AK Steel’s predecessor-in-interest, Armco Inc., as seller, for the sale of certain coal real estate and leasehold interests located in West Virginia, which Heritage alleges included property now the subject of the underlying civil actions. On March 28, 2010, AK Steel entered into a tentative settlement agreement with the plaintiffs and Heritage Coal, the specific terms of which are confidential, but which will not be material to the Company’s future financial results. The parties are in the process of documenting and obtaining formal approval of the settlement by all parties. Upon execution of the settlement documents by all parties, an application will need to be filed with the court to approve the terms of the settlement agreement. Subject to approval by the court, the settlement will resolve all of the claims raised by Heritage Coal in the third-party complaint.

Middletown Works Retiree Healthcare Benefits Litigation

As previously reported, on June 1, 2006, AK Steel notified approximately 4,600 of its current retirees (or their surviving spouses) who formerly were hourly and salaried members of the Armco Employees Independent Federation (“AEIF”) that AK Steel was terminating their existing healthcare insurance benefits plan and implementing a new plan more consistent with current steel industry practices which would require the retirees to contribute to the cost of their healthcare benefits, effective October 1, 2006. On July 18, 2006, a group of nine former hourly and salaried members of the AEIF filed a class action (the “Retiree Action”) in the United States District Court for the Southern District of Ohio (the “Court”), Case No. 1-06CV0468, alleging that AK

Steel did not have a right to make changes to their healthcare benefits. The named plaintiffs in the Retiree Action sought, among other things, injunctive relief (including an order retroactively rescinding the changes) for themselves and the other members of the class. On August 4, 2006, the plaintiffs in the Retiree Action filed a motion for a preliminary injunction seeking to prevent AK Steel from implementing the previously announced changes to healthcare benefits with respect to the AEIF-represented hourly employees. AK Steel opposed that motion, but on September 22, 2006, the trial court issued an order granting the motion. On October 8, 2007, the Company announced that it had reached a tentative settlement (the “Settlement”) of the claims of the retirees in the Retiree Action. The settlement was opposed by certain objecting class members, but their objections were rejected by the trial court and on appeal. After the appeal of the objecting participants was dismissed, the Settlement became final on July 6, 2009.

Under terms of the Settlement, AK Steel has transferred to a Voluntary Employees Beneficiary Association trust (the “VEBA Trust”) all postretirement benefit obligations (the “OPEB Obligations”) owed to the Class Members under the Company’s applicable health and welfare plans and will have no further liability for any claims incurred by the Class Members after the effective date of the Settlement relating to their OPEB Obligations. The VEBA Trust will be utilized to fund the future OPEB Obligations to the Class Members. Under the terms of the Settlement, AK Steel was obligated to initially fund the VEBA Trust with a contribution of $468.0 in cash within two business days of the effective date of the Settlement. AK Steel made this contribution on March 4, 2008. AK Steel further committed under the Settlement to make three subsequent annual cash contributions of $65.0 each, for a total contribution of $663.0. AK Steel has timely made the first two of these three annual cash contributions of $65.0, leaving AK Steel obligated to make one more cash contribution in March of 2011.

Prior to the Settlement, the Company’s total OPEB liability for all of its retirees was approximately $2.0 billion. Of that amount, approximately $1.0 billion was attributable to the Class Members. Immediately following the Judgment approving the Settlement, the Company’s total OPEB liability was reduced by approximately $339.1. This reduction in the Company’s OPEB liability is being treated as a negative plan amendment and amortized as a reduction to net periodic benefit cost over approximately eleven years. This negative plan amendment will result in an annual net periodic benefit cost reduction of approximately $30.0 in addition to the lower interest costs associated with the lower OPEB liability. Upon payment on March 4, 2008, of the initial $468.0 contribution by AK Steel to the VEBA Trust in accordance with the terms of the Settlement, the Company’s total OPEB liability was reduced further to approximately $1.1 billion. The Company’s total OPEB liability was further reduced by two $65.0 payments made by the Company, one in March 2009 and one in March 2010. The Company’s total OPEB liability will be reduced further after the remaining $65.0 payment due in March 2011 is made. In total, it is expected that the $663.0 Settlement with the Class Members ultimately will reduce the Company’s total OPEB liability by approximately $1.0 billion.

For accounting purposes, a settlement of the Company’s OPEB Obligations related to the Class Members will be deemed to have occurred when AK Steel makes the last $65.0 payment called for under the Settlement.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Secured Revolving Credit Facility

On February 20, 2007, the Company entered into an $850.0 million five-year revolving credit facility. The Company’s obligations under the credit facility are secured by the Company’s inventory and accounts receivable. Availability of borrowings under the credit facility from time to time is subject to a borrowing base calculation based upon a valuation of the Company’s eligible inventories (including raw materials, finished and semi-finished goods, work-in-process inventory, and in-transit inventory) and eligible accounts receivable, each multiplied by an applicable advance rate. Borrowings under the credit facility bears interest at a base rate or, at the Company’s option, LIBOR, plus an applicable margin ranging from 0.00% to 0.75% per annum in the case of base rate borrowings, and 1.00% to 1.75% per annum in the case of LIBOR borrowings. The applicable interest rate margin percentage is determined by the average daily availability of borrowings under the credit facility. In addition, the Company is required to pay a commitment fee on the undrawn commitments under the credit facility from time to time at an applicable rate of 0.25% per annum according to the average daily balance of borrowings under the credit facility during any month. The credit facility contains restrictions on, among other things, distributions and dividends, acquisitions and investments, indebtedness, liens and affiliate transactions. In addition, the facility requires maintenance of a minimum fixed charge coverage ratio of 1 to 1 if availability under the facility is less than $125.0 million. The Company is in compliance with its credit facility covenants.

At March 31, 2010, the Company had $697.5 million of availability under the revolving credit facility. At March 31, 2010, there were no outstanding borrowings under the credit facility; however, the availability reflects the reduction of $152.5 million associated with outstanding letters of credit. Because the Company’s obligation under its credit facility is secured by its eligible collateral, availability also may be reduced by a decline in the level of eligible collateral, such as the Company’s inventory and accounts receivable, which can fluctuate monthly under the terms of the credit facility. The Company’s eligible collateral, after application of applicable advance rates, exceeded $850 million as of March 31, 2010.

7 3/4% Senior Notes due 2012

On June 11, 2002, AK Steel issued $550.0 million principal amount of 7 3/4% senior notes due 2012 (the “existing notes”). The indenture governing the existing notes includes restrictive covenants regarding (a) the use of proceeds from asset sales, (b) some investments, (c) the amount of sale/leaseback transactions, and (d) transactions by subsidiaries and with affiliates. Furthermore, the indenture governing the existing notes imposes the following additional financial covenants:

•	A minimum interest coverage ratio of at least 2.5 to 1 for the incurrence of debt. Failure to meet this covenant limits the amount of additional debt the Company can incur to $100.0 million. This limitation does not apply to borrowings from the revolving credit facility and is calculated by dividing the interest expense, including capitalized interest and fees on letters of credit, into EBITDA (defined, essentially, as operating income (i) before interest, income taxes, depreciation, amortization of intangible assets and restricted stock, extraordinary items and purchase accounting and asset distributions, (ii) adjusted for income before income taxes for discontinued operations, and (iii) reduced for the charges related to impairment of goodwill special charges, and pension and other postretirement employee benefit obligation corridor charges). The corridor charges are amortized over a 10-year period for this calculation.

•	A limitation on “restricted payments,” which consist primarily of dividends and share repurchases. However, the indenture governing the existing notes allows for restricted payments in aggregate not to exceed $25.0 million plus 50% of cumulative net income (or minus 100% of cumulative net loss) from April 1, 2002.

Concurrently with this offering, AK Steel launched a Cash Tender Offer for any and all of its currently outstanding existing notes and is seeking consents to amend the terms of the existing notes and the related indenture. AK Steel is offering to repurchase the existing notes at a purchase price of $973.50 plus a $30.00 consent fee for each $1,000 principal amount of existing notes validly tendered and accepted by us on or before the early tender date. AK Steel intends to use the net proceeds from this offering, together with cash on hand, to pay the consideration for the Cash Tender Offer plus the consent payments and accrued and unpaid interest. AK Steel intends to redeem any of the existing notes that remain outstanding after the consummation of the Cash Tender Offer in accordance with the terms of the indenture governing the existing notes. The closing of the Cash Tender Offer is contingent upon the closing of this offering.

Taxable Tax Increment Revenue Bonds

In 1997, in conjunction with construction of Rockport Works, the Spencer County (IN) Redevelopment District (the “District”) issued $23.0 million in taxable tax increment revenue bonds. Proceeds from the bond issue were used by the Company for the acquisition of land and site improvements at the facility. The source of the District’s scheduled principal and interest payments through maturity in 2017 is a designated portion of the Company’s real and personal property tax payments. The Company is obligated to pay any deficiency in the event its annual tax payments are insufficient to enable the District to make principal and interest payments when due. In 2009, the Company made deficiency payments totaling $3.6 million. At December 31, 2009, the remaining semiannual payments of principal and interest due through the year 2017 total $50.7 million. The Company includes potential payments due in the coming year under this agreement in its annual property tax accrual.

DESCRIPTION OF NOTES

AK Steel will issue the notes under an Indenture to be dated as of the Closing Date (the “Indenture”), among AK Steel, as issuer, AK Steel Holding Corporation, as guarantor, and U.S. Bank, National Association, as trustee (the “Trustee”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following is a summary of the material provisions of the Indenture, insofar as relevant to the notes, but does not restate the Indenture in its entirety. You can find the definitions of certain capitalized terms used in the following summary under the subheading “Definitions.” We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. A copy of the proposed form of Indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

For purposes of this “Description of Notes,” the terms “AK Steel,” “we,” “us” and “our” mean AK Steel Corporation and its successors under the Indenture, excluding its subsidiaries and parent, and the term “AK Holding” means AK Steel Holding Corporation and its successors under the Indenture, excluding its subsidiaries.

General

The notes will be unsecured unsubordinated obligations of AK Steel, and will mature on          , 2020. AK Steel may, without the consent of the holders of the notes, issue additional notes (the “Additional Notes”). None of these Additional Notes may be issued if an Event of Default (as defined under the subheading “— Events of Default”) has occurred and is continuing with respect to the notes. The notes and any Additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture. In addition, AK Steel may issue additional series of debt securities under the Indenture at any time.

Each note will bear interest at the rate of     % per annum from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from its issue date. Interest on the notes will be payable semiannually on           and           of each year, commencing          , 2010. Interest will be paid to Holders of record at the close of business on the           or immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months on a U.S. corporate bond basis.

The notes may be exchanged or transferred at the office or agency of AK Steel. Initially, the paying agent office of the Trustee will serve as such office. The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 of principal amount and multiples of $1,000 in excess thereof. See “— Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of notes, but AK Steel may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

The notes will not be entitled to the benefit of any sinking fund.

Change of Control

AK Steel must commence, within 30 days of the occurrence of a Change of Control Repurchase Event, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest, if any, to the Payment Date.

There can be no assurance that AK Steel will have sufficient funds available at the time of any Change of Control Repurchase Event to make any debt payment (including repurchases of notes) required by the foregoing covenant, as well as any other repayments pursuant to covenants that may be contained in loan facilities or other securities of AK Steel that might be outstanding at the time.

AK Steel will not be required to make an Offer to Purchase upon the occurrence of a Change of Control Repurchase Event if a third party makes an offer to purchase the notes in the manner, at the times and price, and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase for a

Change of Control Repurchase Event, and purchases all notes validly tendered and not withdrawn in such offer to purchase.

Notwithstanding anything to the contrary herein, an Offer to Purchase upon the occurrence of a Change of Control Repurchase Event may be made in advance of a Change of Control, conditional upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making the Offer to Purchase pursuant to the Change of Control Repurchase Event.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of AK Steel and its Subsidiaries, taken as a whole. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require AK Steel to purchase its notes as a result of the sale, transfer, conveyance or other disposition of less than all of the assets of AK Steel and its Subsidiaries may be uncertain.

Holders may not be able to require us to purchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors, including a proxy contest where the Board of Directors does not endorse the dissident slate of directors but approves them as “continuing directors.” In this regard, a decision of the Delaware Chancery Court (not involving our company or our securities) considered a change of control redemption provision of an indenture governing publicly traded debt securities substantially similar to the change of control described in clause (4) of the definition of Change of Control. In its decision, the court noted that a board of directors may “approve” a dissident shareholder’s nominees solely for purposes of such an indenture, provided the board of directors determines in good faith that the election of the dissident nominees would not be materially adverse to the interests of the corporation or its stockholders (without taking into consideration the interests of the holders of debt securities in making this determination).

Optional Redemption

At any time prior to          , 2015, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium, plus accrued and unpaid interest to the redemption date.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of (1) 1.0% of the principal amount of such note and (2) the excess, if any of (a) the present value at such redemption date of (i) the redemption price of such note at          , 2015 (such redemption price set forth in the table below), plus (ii) all required interest payments due on such note through          , 2015 (excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the then outstanding principal amount of such note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to          , 2015; provided, however, that if the period from the redemption date to          , 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

We may redeem the notes, in whole or in part, at any time on or after , 2015, at the redemption price for the notes (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest to

the redemption date, if redeemed during the twelve-month period commencing on           of the years indicated below:

Redemption
Year	Price

2015		%
2016		%
2017		%
2018 and thereafter	100.0%

In addition, at any time prior to          , 2013, we may redeem up to 35% of the principal amount of the notes with the net cash proceeds of one or more sales of AK Holding’s common stock (to the extent proceeds are contributed to us as equity) at a redemption price (expressed as a percentage of principal amount) of     %, plus accrued interest to the redemption date; provided that at least 65% of the aggregate principal amount of notes originally issued on the Closing Date remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of common stock.

We will give not less than 30 days’ nor (except in connection with the satisfaction and discharge and defeasance of the Indenture) more than 60 days’ notice of any redemption. If less than all of the notes are to be redeemed, subject to DTC procedures, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or, if the notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate. However, no note of $2,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original note.

We may at any time and from time to time purchase notes in the open market, by tender offer, through privately negotiated transactions or otherwise.

Guarantees

Payment of the principal of, premium, if any, and interest on the notes will be guaranteed on an unsecured unsubordinated basis by AK Holding, our direct parent.

In addition, we may be required to cause certain Subsidiaries to Guarantee the notes pursuant to the provision described under “Certain Covenants — Limitation on Subsidiary Debt.” Any such Guarantee will be released upon the release or discharge (other than a discharge through payment thereon) of the Indebtedness of such Subsidiary which resulted in the obligation to Guarantee the notes, the disposition of capital stock of such Subsidiary such that it no longer is a Subsidiary of AK Holding, or upon defeasance of the notes. Finally, we may choose to cause any Subsidiary to Guarantee the notes, and may cause such Note Guarantee to be released at any time, provided that after giving effect to such release, we would be in compliance with the provision described under “Certain Covenants — Limitation on Subsidiary Debt.” We will not be restricted from selling or otherwise disposing of any of such Guarantor or any of its assets.

Ranking

The notes will be equal in right of payment with all existing and future unsubordinated unsecured Indebtedness of AK Steel and senior in right of payment to any subordinated Indebtedness AK Steel may incur. The Note Guarantee of AK Holding will be equal in right of payment with all existing and future unsubordinated unsecured Indebtedness of AK Holding and senior in right of payment to all subordinated indebtedness of AK Holding. The notes and the Note Guarantees will be effectively subordinated to any secured Indebtedness to the extent of the value of the assets securing such debt. Our credit facility is secured by the inventory and accounts receivable of AK Steel. As of March 31, 2010, after giving effect to this offering and the application of the net proceeds therefrom, we would have had $502.9 million of indebtedness outstanding, and we would have had the ability to borrow up to $697.5 million of additional indebtedness under our credit facility (after taking into account outstanding letters of credit and other obligations), subject to certain conditions, including satisfying specified financial covenants and a borrowing base limitation. See “Description of Certain Indebtedness — Secured Revolving Credit Facility.” In the event of AK Steel’s bankruptcy, liquidation, reorganization or other winding up, its assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. There may not be sufficient assets remaining to pay amounts due on any or all the other debt then outstanding, including the notes.

The notes will be effectively subordinated to all of the liabilities of the subsidiaries of AK Steel which are not Guarantors of the notes. As of March 31, 2010, these subsidiaries had approximately $101.8 million of liabilities outstanding.

Certain Covenants

Limitation on Liens

AK Holding will not, and will not permit any of its Subsidiaries to, create, incur, issue, assume or Guarantee any Indebtedness secured by a Mortgage upon (a) any Principal Property of AK Steel or any Principal Property of a Subsidiary of AK Steel or (b) any shares of stock or other equity interests or Indebtedness of any Subsidiary of AK Steel that owns a Principal Property (whether such Principal Property, shares of stock or other equity interests or Indebtedness is now existing or owned or hereafter created or acquired) or any shares of stock or other equity interests or Indebtedness of AK Steel, in each case, without effectively providing concurrently that the notes are secured equally and ratably with or, at our option, prior to such Indebtedness, so long as such Indebtedness shall be so secured.

The foregoing restriction shall not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Indebtedness secured by:

(1) Mortgages on any property or assets existing at the time of the acquisition thereof by AK Steel or any of its Subsidiaries and not incurred in contemplation of such acquisition;

(2) Mortgages on property or assets of a Person existing at the time such Person is merged into or consolidated with AK Steel or any of its Subsidiaries or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to AK Steel or any of its Subsidiaries; provided that any such Mortgage does not extend to any Principal Property owned by AK Steel or any of its Subsidiaries immediately prior to such merger, consolidation, sale, lease or disposition and not incurred in contemplation of such acquisition;

(3) Mortgages on property or assets of a Person existing at the time such Person becomes a Subsidiary of AK Steel and not incurred in contemplation of such acquisition;

(4) Mortgages in favor of AK Steel or any Guarantor;

(5) Mortgages on property or assets (including shares of Capital Stock or Indebtedness of any Subsidiary formed to acquire, construct, develop or improve such property) to secure all or part of the cost of acquisition, construction, development or improvement of such property, or to secure Indebtedness incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Mortgage shall have been obtained no later than 360 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or assets or (b) the placing in operation of such property or assets;

(6) Mortgages in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and

(7) Mortgages existing on the date of the Indenture or any extension, renewal, replacement or refunding of any Indebtedness secured by a Mortgage existing on the date of the Indenture or referred to in clauses (1), (2), (3) or (5); provided that any such extension, renewal, replacement or refunding of such

Indebtedness shall be created within 360 days of repaying the Indebtedness secured by the Mortgage referred to in clauses (1), (2), (3) or (5) and the principal amount of the Indebtedness secured thereby and not otherwise authorized by clauses (1), (2), (3) or (5) shall not exceed the principal amount of Indebtedness plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding.

Notwithstanding the restrictions described above, AK Steel and any of its Subsidiaries may create, incur, issue, assume or Guarantee Indebtedness secured by Mortgages, without equally and ratably securing the notes, if at the time of such creation, incurrence, issuance, assumption or Guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all such Indebtedness secured by Mortgages which would otherwise be subject to such restrictions (other than any Indebtedness secured by Mortgages permitted as described in clauses (1) through (7) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (x) all Non-Guarantor Subsidiary Debt (other than Non-Guarantor Subsidiary Debt described in clauses (1) through (5) of the first sentence of the second paragraph under “— Limitation on Subsidiary Debt” below) and (y) all Attributable Debt of AK Steel and any of its Subsidiaries in respect of Sale and Leaseback Transactions (with the exception of such transactions which are permitted under clauses (1) through (4) of the first sentence of the first paragraph under “— Limitation on Sale and Leaseback Transactions” below) does not exceed 15% of Consolidated Net Tangible Assets.

Limitation on Subsidiary Debt

AK Steel will not permit any of its Restricted Subsidiaries that is not a Guarantor to create, assume, incur, Guarantee or otherwise become liable for or suffer to exist any Indebtedness (any Indebtedness of a non-Guarantor Subsidiary of AK Steel, “Non-Guarantor Subsidiary Debt”), without Guaranteeing the payment of the principal of, premium, if any, and interest on the notes on an unsecured unsubordinated basis.

The foregoing restriction shall not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Non-Guarantor Subsidiary Debt constituting:

(1) Indebtedness of a Person existing at the time such Person is merged into or consolidated with any Restricted Subsidiary of AK Steel or at the time of a sale, lease or other disposition of the properties and assets of such Person (or a division thereof) as an entirety or substantially as an entirety to any Restricted Subsidiary of AK Steel and is assumed by such Restricted Subsidiary; provided that any Indebtedness was not incurred in contemplation thereof and is not Guaranteed by any other Subsidiary of AK Steel;

(2) Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of AK Steel; provided that any Indebtedness was not incurred in contemplation thereof;

(3) Indebtedness owed to AK Steel or any Guarantor;

(4) Indebtedness outstanding on the date of the Indenture or any extension, renewal, replacement or refunding of any Indebtedness existing on the date of the Indenture or referred to in clauses (1), (2) or (3); provided that any such extension, renewal, replacement or refunding of such Indebtedness shall be created within 360 days of repaying the Indebtedness referred to in this clause or clauses (1), (2) or (3) above and the principal amount of the Indebtedness shall not exceed the principal amount of Indebtedness plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding; and

(5) Indebtedness in respect of a Receivables Facility.

Notwithstanding the restrictions described above, AK Steel and any of its Restricted Subsidiaries may create, incur, issue, assume or Guarantee Non-Guarantor Subsidiary Debt, without Guaranteeing the notes, if at the time of such creation, incurrence, issuance, assumption or Guarantee, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate amount of all such Non-

Guarantor Subsidiary Debt which would otherwise be subject to such restrictions (other than Non-Guarantor Subsidiary Debt which is described in clauses (1) through (5) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of (x) all Indebtedness secured by Mortgages (not including any such Indebtedness secured by Mortgages described in clauses (1) through (7) of the second paragraph under the heading “— Limitation on Liens”) and (y) all Attributable Debt of AK Steel and any of its Subsidiaries in respect of Sale and Leaseback Transactions (with the exception of such transactions which are permitted under clauses (1) through (4) of the first sentence of the first paragraph under “— Limitation on Sale and Leaseback Transactions” below) does not exceed 15% of Consolidated Net Tangible Assets.

Limitation on Sale and Leaseback Transactions

AK Steel will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(1) the Sale and Leaseback Transaction is solely with AK Steel or any of its Subsidiaries;

(2) the lease is for a period not in excess of 24 months, including renewals;

(3) AK Steel or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (7) of the second paragraph under the heading “— Limitation on Liens”, without equally and ratably securing the notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Indebtedness secured by a Mortgage on such property or assets in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(4) AK Steel or such Subsidiary, within 360 days after the sale of property or assets in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the greater of (A) the net proceeds of the sale of such Principal Property or (B) the fair market value of such Principal Property to (i) the retirement of notes, other Funded Debt of AK Steel ranking on a parity with the notes or Funded Debt of a Subsidiary of AK Steel or (ii) the purchase of property or assets used or useful in its business or to the retirement of long-term indebtedness; or

(5) the Attributable Debt of AK Steel and its Subsidiary in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the Closing Date (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this sentence), plus the aggregate principal amount (without duplication) of (x) Indebtedness secured by Mortgages then outstanding (not including any such Indebtedness secured by Mortgages described in clauses (1) through (7) of the second paragraph under the heading “— Limitation on Liens”) which do not equally and ratably secure the notes (or secure notes on a basis that is prior to other Indebtedness secured thereby) and (y) Non-Guarantor Subsidiary Debt (with the exception of Non-Guarantor Subsidiary Debt which is described in clauses (1) through (5) of the second paragraph under the heading “— Limitation on Subsidiary Debt”), would not exceed 15% of Consolidated Net Tangible Assets.

Consolidation, Merger and Sale of Assets

Neither AK Steel nor AK Holding will consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person, or permit any Person to merge with or into it, unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the “Surviving Person”), shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof, and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of its obligations under the Indenture and the notes;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3) it delivers to the Trustee an Officers’ Certificate and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

It is understood that AK Holding may merge with or into AK Steel pursuant to the provisions described above.

The Surviving Person will succeed to, and except in the case of a lease be substituted for, AK Steel or AK Holding, as applicable, under the Indenture and the notes.

Restrictions on Activities of AK Holding

AK Holding (a) shall not engage in any activities or hold any assets other than (i) the issuance of Capital Stock, (ii) holding 100% of the Capital Stock of AK Steel and debt securities of AK Steel that were held by Holding at the date of the Indenture and (iii) those activities incidental to maintaining its status as a public company, and (b) will not incur any liabilities other than liabilities relating to its Guarantee of the notes, its Guarantee of any other debt of AK Steel, any other Indebtedness it may incur and any other obligations or liabilities incidental to holding 100% of the Capital Stock of AK Steel and its liabilities incidental to its status as a public company; provided, however, that for purposes of this covenant only, the term “liabilities” shall not include any liability for the declaration and payment of dividends on any Capital Stock of Holding; and provided further that if AK Holding merges with or into AK Steel, this covenant shall no longer be applicable.

SEC Reports and Reports to Holders

Whether or not AK Steel is then required to file reports with the SEC, AK Steel shall file with the SEC all such reports and other information as it would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto within the time periods specified by the SEC’s rules and regulations. AK Steel shall supply the Trustee and each Holder who so requests or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information. AK Steel shall be deemed to have complied with this covenant to the extent that AK Holding files all reports and other information required to be filed with the SEC by Section 13(a) or 15(d) under the Exchange Act relating to AK Holding and its consolidated subsidiaries, including AK Steel.

Events of Default

The following events will be defined as “Events of Default” in the Indenture with respect to the notes:

(a) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days;

(c) AK Steel defaults in the performance of or breaches any other covenant or agreement in the Indenture applicable to the notes or under the notes (other than a default specified in clause (a) or (b) above) and such default or breach continues for a period of 90 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the notes;

(d) there occurs with respect to any issue or issues of Indebtedness of AK Holding, AK Steel or any Significant Subsidiary having an outstanding principal amount of $75 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its stated maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(e) any final judgment or order (not covered by insurance) for the payment of money in excess of $75 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against AK Holding, AK Steel or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $75 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of AK Holding, AK Steel or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AK Holding, AK Steel or any Significant Subsidiary or for all or substantially all of the property and assets of AK Holding, AK Steel or any Significant Subsidiary or (C) the winding-up or liquidation of the affairs of AK Holding, AK Steel or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(g) AK Holding, AK Steel or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AK Holding, AK Steel or any Significant Subsidiary or for all or substantially all of the property and assets of AK Holding, AK Steel or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors; or

(h) any Guarantor repudiates its obligations under its Note Guarantee or, except as permitted by the Indenture, any Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

If an Event of Default (other than an Event of Default specified in clause (f) or (g) above that occurs with respect to AK Steel) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to AK Steel (and to the Trustee if such notice is given by the Holders), may declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (d) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (d) shall be remedied or cured by AK Holding, AK Steel or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (f) or (g) above occurs with respect to AK Steel, the principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding notes by written notice to AK Steel and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “— Modification and Waiver.”

The Holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the Indenture or the notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the Holder.

An officer of AK Steel must certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of AK Steel and its Subsidiaries and AK Steel’s and its Subsidiaries’ performance under the Indenture and that AK Steel has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. AK Steel will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Satisfaction and Discharge; Defeasance

The Indenture shall be satisfied and discharged if (i) AK Steel shall deliver to the Trustee all notes then outstanding for cancellation or (ii) all notes not delivered to the Trustee for cancellation shall have become due and payable, are to become due and payable within one year or are to be called for redemption within one year and AK Steel shall deposit an amount sufficient to pay the principal, premium, if any, and interest to the date of maturity, redemption or deposit (in the case of notes that have become due and payable), provided that in either case AK Steel shall have paid all other sums payable under the Indenture.

Defeasance and Discharge.  The Indenture will provide that AK Steel will be deemed to have paid and will be discharged from any and all obligations in respect of the notes after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A) AK Steel has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient without consideration of any reinvestment of such principal and interest, as certified by the chief financial officer of AK Steel in a written certification delivered to the Trustee, to pay the principal of, premium, if any, and accrued interest on the notes (i) on the stated maturity of such payments in accordance with the terms of the Indenture and the notes or (ii) on any earlier Redemption Date pursuant to the terms of the Indenture and the notes; provided that AK Steel has provided the Trustee with irrevocable instructions to redeem all of the outstanding notes on such Redemption Date;

(B) AK Steel has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of AK Steel’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940; and

(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which AK Steel or any of its Subsidiaries is a party or by which AK Steel or any of its Subsidiaries is bound.

Defeasance of Certain Covenants and Certain Events of Default.  The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to the provisions of the Indenture described herein under “Change of Control,” and all the covenants described herein under “Certain Covenants,” clauses (c), (d) and (e) under “Events of Default,” shall be deemed not to be Events of Default, in each case with respect to the notes, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient without consideration of any reinvestment of such principal and interest, as certified by the chief financial officer of AK Steel in a written certification delivered to the Trustee, to pay the principal of, premium, if any, and accrued interest on the notes (i) on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes or (ii) on any earlier Redemption Date pursuant to the terms of the Indenture and the notes; provided that AK Steel has provided the Trustee with irrevocable instructions to redeem all of the outstanding notes on such Redemption Date, the satisfaction of the provisions described in clauses (B)(2) and (C) of the preceding paragraph and the delivery by AK Steel to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

In the event AK Steel exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, AK Steel will remain liable for such payments and AK Holding’s Note Guarantee with respect to such payments will remain in effect.

Modification and Waiver

The Indenture may be amended, with respect to the notes, without the consent of any Holder, to:

(1) cure any ambiguity, defect or inconsistency in the Indenture;

(2) comply with the provisions described under “Consolidation, Merger and Sale of Assets”;

(3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act or in order to maintain such qualification;

(4) evidence and provide for the acceptance of appointment by a successor Trustee;

(5) provide for the issuance of Additional Notes;

(6) make any change that, in the good faith opinion of the board of directors of AK Steel, does not materially and adversely affect the rights of any Holder; or

(7) to conform any provision to this “Description of Notes.”

Modifications and amendments of the Indenture affecting the notes may be made by AK Steel and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby,

(1) change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2) reduce the principal amount of, or premium, if any, or interest on, any note;

(3) change the optional redemption dates or optional redemption prices of the notes from that stated under the caption “Optional Redemption;”

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the notes;

(7) modify any of the provisions of this “Modification and Waiver” requiring the consent of a requisite number of holders, except to increase any percentage requiring consent or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding note;

(8) release any Guarantor from its Note Guarantee, except as provided in the Indenture;

(9) amend, change or modify the obligation of AK Steel to make and consummate an Offer to Purchase under the “Change of Control” covenant after a Change of Control Repurchase Event has occurred, including, in each case, amending, changing or modifying any definition relating thereto; or

(10) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

Definitions

Set forth below are defined terms used in the covenants and other provisions of the Indenture insofar as relevant to the notes. Reference is made to the Indenture for other capitalized terms used in this “Description of Notes” for which no definition is provided.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Attributable Debt,” in respect of any Sale and Leaseback Transaction, means, as of the time of determination, the total obligation (discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with like term in accordance with GAAP) of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such Sale and Leaseback Transaction.

“Board of Directors” means the board of directors of AK Holding.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock but excluding any convertible or exchangeable debt securities.

“Change of Control” means such time as:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of AK Steel and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of AK Holding on a fully diluted basis;

(3) the adoption of a plan relating to the liquidation or dissolution of AK Holding or AK Steel;

(4) individuals who on the Closing Date constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by AK Holding’s stockholders was approved by a vote of a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office;

(5) AK Holding or AK Steel consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into AK Holding or AK Steel, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of AK Holding or AK Steel, as the case may be, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of AK Holding or AK Steel outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person; or

(6) AK Holding fails to own 100% of the Capital Stock of AK Steel; provided, however, that it shall not be deemed a Change of Control if AK Holding merges into AK Steel, except that in such case, AK Steel shall be substituted for AK Holding for purposes of this definition of “Change of Control,” and this clause (6) shall no longer be applicable.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Closing Date” means the date on which the notes are originally issued under the Indenture.

“Consolidated Net Tangible Assets” means the total assets of AK Holding and its Subsidiaries after deducting therefrom all intangible assets, current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and minority interests, if any, in any assets of the Subsidiaries, all as would be set forth on the most recently available quarterly or annual consolidated balance sheet of AK Holding and its Subsidiaries, prepared in conformity with GAAP.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Foreign Subsidiary” means any Subsidiary that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“Funded Debt” means all Indebtedness having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, but excluding any such Indebtedness owed to AK Holding or a Subsidiary of AK Holding.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession which are in effect on the Closing Date.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means AK Steel Holding Corporation and any Subsidiary that Guarantees the notes.

“Indebtedness” means indebtedness for borrowed money.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P) and the equivalent Investment Grade credit rating from any additional Rating Agency or Rating Agencies selected by AK Steel.

“Moody’s” means Moody’s Investors Service Inc.

“Mortgage” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, encumbrance, or any other security arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Note Guarantee” means a Guarantee of the obligations of AK Steel under the Indenture and the notes by AK Holding or any Subsidiary.

“Offer to Purchase” means an offer to purchase notes by AK Steel from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1) that all notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3) that any note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless AK Steel defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

(7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

On the Payment Date, AK Steel shall (a) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers’ Certificate specifying the notes or portions thereof accepted for payment by AK Steel. The Paying Agent shall promptly mail to the Holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. AK Steel will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. AK Steel will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable. in the event that AK Steel is required to repurchase notes pursuant to an Offer to Purchase.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any domestic blast furnace or steel producing facility, or casters that are part of a plant that includes such a facility, in each case located in the United States, having a net book value in excess of 1% of Consolidated Net Tangible Assets at the time of determination.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of AK Steel, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act, selected by AK Steel (as certified by a resolution of the board of directors of AK Steel) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories (+ and − for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of (i) a Change of Control or (ii) public notice of the occurrence of a Change of Control or of the intention by AK Steel or AK Holding, as applicable, to affect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) of this definition on, or within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by AK Steel or AK Holding, as applicable, to effect a Change of Control

(which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) if the notes are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the notes shall be reduced so that the notes are rated below Investment Grade by both Rating Agencies, or (b) if the notes are rated below Investment Grade by at least one Rating Agency, the ratings of the notes by both Rating Agencies shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories) and the notes are then rated below Investment Grade by both Rating Agencies.

Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“Receivables Facility” means one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to AK Steel or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which AK Steel or any of its Restricted Subsidiaries sells their accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities or other activities reasonably related thereto.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to AK Steel or any Subsidiary of AK Steel of any Principal Property, which Principal Property has been or is to be sold or transferred by AK Steel or any Subsidiary of AK Steel to such Person.

“Significant Subsidiary” means (a) any Restricted Subsidiary of AK Holding that, at the time of determination would be a significant subsidiary of AK Holding pursuant to Rule 1-02 of Regulation S-X as in effect on the Closing Date or (b) any group of Restricted Subsidiaries that, taken together, would be a “Significant Subsidiary” under clause (a) above.

“Subsidiary” means with respect to any specified Person, any corporation of which at least a majority of the outstanding stock having by the terms thereof ordinary voting power for the election of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is, or other entity of which at least a majority of the common equity interests are, at the time directly or indirectly owned by that Person, or by one or more other Subsidiaries of that Person, or by that Person and one or more other Subsidiaries of that Person.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the full and timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the stated maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Unrestricted Subsidiary” means (i) any Foreign Subsidiary, (ii) any Receivables Subsidiary and (iii) any Subsidiary of AK Holding created after the Closing Date, at least 10% of the Voting Stock of which is owned by Persons other than AK Holding or a Subsidiary thereof; provided that (a) such Subsidiary does not engage in the business of AK Steel as conducted on the Closing Date (but shall engage in any extension thereof or activities incidental or related thereto) and (b) in the event (1) any such Subsidiary Guarantees Indebtedness of AK Steel in an aggregate amount in excess of $50 million or (2) AK Steel or any of its Subsidiaries (other than an Unrestricted Subsidiary) contributes or otherwise transfers (other than a sale for fair market value) any Principal Property (including shares of stock of a Subsidiary that owns the Principal Property) or the proceeds of any sale of Principal Property to such Subsidiary, in either case such Subsidiary shall cease to be an Unrestricted Subsidiary.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of AK Steel in the Indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of AK Steel or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

Except during the continuance of an Event of Default, the Trustee need perform only such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of AK Steel, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest as defined by the Trust Indenture Act of 1939, as amended, it must eliminate such conflict or resign as provided therein.

Book-Entry; Delivery and Form

The notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (“Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for notes in certificated form. See “— Exchange of Global Notes for Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. AK Steel takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised AK Steel that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised AK Steel that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, premium, if any, interest, and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, AK Steel and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither AK Steel, the Trustee nor any agent of AK Steel or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records relating to the identity of the Participants to whose accounts the Global Notes are credited or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised AK Steel that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or AK Steel. Neither AK Steel nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and AK Steel and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised AK Steel that it will take any action permitted to he taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants have given such direction.

Neither AK Steel nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form, or Certificated Notes, if:

(1) DTC (a) notifies AK Steel that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case AK Steel fails to appoint a successor depositary; or

(2) AK Steel, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. AK Steel expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

AK Steel expects that, because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised AK Steel that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of the notes to the holders of notes that purchase the notes in the initial offering at the offering price set forth on the cover page of this prospectus supplement and hold the notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This description is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. The description does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, partnerships, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons holding notes in connection with hedging transactions, “straddles,” conversion transactions or other integrated transactions, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. Prospective purchasers should consult their tax advisers concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

As used in this section, a “U.S. holder” is a beneficial owner of notes that is for U.S. federal income tax purposes:

•	any individual who is a citizen or resident of the United States,

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any State thereof or the District of Columbia,

•	any estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of notes (other than a partnership) that is not a U.S. holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax considerations of the purchase, ownership and disposition of the notes.

Tax Consequences to U.S. Holders

Payment of Interest

Interest payable on the notes will generally be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder’s method of accounting for federal income tax purposes.

We believe that the potential for additional payments due to a change of control repurchase event is remote or incidental. Accordingly, we do not intend to treat the potential payment of such amounts as part of the yield to maturity of the notes. Our determination that these contingencies are remote or incidental is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. However, the Internal Revenue Service may take a different position, which could require a U.S. holder to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note. In the event such a contingency occurs, it would affect the amount and timing of the income recognized by a U.S. holder.

Sale, Exchange, Retirement or Other Taxable Disposition

Unless a non-recognition provision applies and subject to the discussion below, a U.S. holder generally will recognize gain or loss upon a sale, exchange, retirement (including a redemption) or other taxable disposition of a note in an amount equal to the difference, if any, between (i) the amount realized upon the sale, exchange, retirement or other taxable disposition and (ii) such holder’s adjusted tax basis in the note. The amount realized will include the amount of any cash and the fair market value of any other property received for the note (excluding the amounts attributable to accrued but unpaid qualified stated interest which will be taxed as ordinary income to the extent not previously included in income). A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount paid by such holder for the note, decreased by the amount of any cash payments made on the note other than cash payments of stated interest.

Generally, any gain or loss on the sale, exchange, retirement or other taxable disposition of a note will be capital gain or loss. If the U.S. holder is an individual or other non-corporate taxpayer and has held the note for more than one year, such capital gain generally will be eligible for reduced rates of taxation. The deductibility of net capital losses is subject to certain limitations.

Tax Consequences to Non-U.S. Holders

For purposes of the discussion below, payments with respect to interest (including other amounts treated as interest, if any) and any gain on the sale, exchange, retirement (including a redemption) or other disposition of a note will be considered to be “U.S. trade or business income” if such income or gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business.

Payment of Interest on the Notes

Subject to the discussion below on backup withholding, interest (including other amounts treated as interest, if any) paid on a note, generally, will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest (including other amounts treated as interest, if any) on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exemption from withholding tax if the non-U.S. holder (1) does not actually or constructively own 10% or more of the total combined voting power of all of our classes of stock entitled to vote, (2) is not a “controlled foreign corporation” with respect to which we are a “related person,” as such terms are defined in the Code, (3) provides the required certifications, under penalties of perjury, that the beneficial owner of the notes is not a U.S. person on a properly completed and executed IRS Form W-8BEN prior to the payment, and (4) is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business.

The gross amounts of interest (including other amounts treated as interest, if any) that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate such withholding tax. Unless an applicable tax treaty applies, U.S. trade or business income will be taxed on a net basis at regular graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a non-U.S. holder generally must provide a properly completed and executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest (including other amounts treated as interest, if any). These forms must be periodically updated.

Special procedures relating to U.S. withholding taxes are provided under applicable Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

Sale, Exchange, Retirement or Other Taxable Disposition

Subject to the discussion below on backup withholding, gain realized by a non-U.S. holder on the sale, exchange, retirement (including a redemption) or other disposition of a note generally will not be subject to U.S. federal income or withholding tax unless (1) such gain constitutes U.S. trade or business income, which will be taxed in the same manner as if it were received by a U.S. holder, subject to an applicable income tax treaty providing otherwise or (2) in the case of an individual, the non-U.S. holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such gain (net of applicable U.S.-source losses) will be taxed at a flat rate of 30%.

Backup Withholding and Information Reporting

Information reporting requirements apply to certain payments of principal, premium and interest made to, and to the proceeds of sales before maturity by, noncorporate U.S. holders. In addition, a backup withholding will apply if the noncorporate U.S. holder (i) fails to furnish its Taxpayer Identification Number (“TIN”) which, for an individual, is his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments, or (iv) under certain circumstances fails to certify, under penalties of perjury, that it has furnished a correct TIN and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable. The rate for backup withholding is currently 28%.

Backup withholding will not apply to payments made on notes to non-U.S. holders if the certifications described above (under “Tax Consequences to Non-U.S. Holders — Payment of Interest on the Notes”) are received or if the exemption for qualified intermediaries discussed above applies, provided that the Company or its paying agent or the qualified intermediary, as the case may be, does not have actual knowledge or reason to know that the payee is a U.S. person. Under current Treasury regulations, payments on the sale, exchange or other disposition of notes by a non-U.S. holder made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. federal income tax purposes,

•	a foreign person 50% or more of whose gross income for certain periods is effectively connected with a U.S. trade or business, or

•	a foreign partnership with certain connections to the United States then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person and the payor does not have actual knowledge or reason to know that the holder is a U.S. person, or the holder otherwise establishes an exemption.

Holders of notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the holder files a U.S. income tax return and the required information is timely furnished to the Internal Revenue Service.

The preceding summary of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of the notes is for general information only and is not tax advice. Accordingly, each investor should consult his, her or its own tax advisor as to particular tax considerations to it of purchasing, holding and disposing of notes, including the applicability and effect of other U.S. federal, state, local or foreign tax laws, and of any proposed changes in applicable law.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated          , 2010, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Banc of America Securities LLC are acting as representatives, the following respective principal amounts of the notes:

Principal
Underwriter	Amount

Credit Suisse Securities (USA) LLC	$
Banc of America Securities LLC	$
J.P. Morgan Securities Inc.	$
Morgan Stanley & Co. Incorporated	$
UBS Securities LLC	$
Wells Fargo Securities, LLC	$
Fifth Third Securities, Inc.	$
PNC Capital Markets LLC	$
Citigroup Global Markets Inc.	$
Deutsche Bank Securities Inc.	$

Total	$400,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of     % of the principal amount per note. The underwriters and selling group members may allow a discount of     % of the principal amount per note on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

We estimate that our out-of-pocket expenses for this offering will be approximately $2 million.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

AK Steel and AK Holding have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any additional debt securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Banc of America Securities LLC for a period of 30 days after the date of this prospectus supplement.

AK Steel and AK Holding have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates in the ordinary course of business, for fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. An affiliate of Banc of America Securities LLC serves as administrative and collateral agent under our Credit Facility, affiliates of J.P. Morgan Securities Inc. and Fifth Third Securities, Inc. serve as co-documentation agents under our Credit Facility, an affiliate of Wells Fargo Securities, LLC serves as syndication agent under our Credit Facility, and certain of the underwriters or their affiliates are lenders under our Credit Facility. In addition, we have retained Credit Suisse Securities (USA) LLC and Banc of America Securities LLC to act as the dealer managers and solicitation agents for the Cash Tender Offer for the existing notes, for which they will receive customary fees and reimbursement of reasonable out-of-pocket expenses.

In connection with the offering the underwriters, may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the tenth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the U.S. Securities and Exchange Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

NOTICE TO CANADIAN RESIDENTS

Resale restrictions

The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of purchasers

By purchasing notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

•	where required by law, that the purchaser is purchasing as principal and not as agent,

•	the purchaser has reviewed the text above under Resale Restrictions, and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the notes to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of action — Ontario purchasers only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of legal rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and eligibility for investment

Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, will pass upon the validity of the notes on behalf of AK Steel and the guarantee on behalf of AK Holding. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in the prospectus by reference from AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of AK Holding’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

AK STEEL CORPORATION

DEBT SECURITIES

AK STEEL HOLDING CORPORATION

GUARANTEES

AK Steel Corporation (“AK Steel”) may from time to time offer to sell its debt securities, which will be fully and unconditionally guaranteed by AK Steel Holding Corporation (“AK Holding”), the parent of AK Steel.

AK Steel and AK Holding may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. AK Steel and AK Holding will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus. AK Steel and AK Holding will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

The principal executive offices of the registrants are located at 9227 Centre Pointe Drive, West Chester, Ohio 45069, and their telephone number at that address is (513) 425-5000.

Investing in the securities involves risks. See “Risk Factors” on page 2 of this prospectus to read about factors you should consider before investing in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement that contains a description of those securities.

The date of this prospectus is April 26, 2010

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus, any prospectus supplement and any free writing prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and any free writing prospectus. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated herein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise stated, or the context otherwise requires, references in this prospectus to “we,” “us” and “our” are to AK Holding and its consolidated subsidiaries, including AK Steel.

WHERE YOU CAN FIND MORE INFORMATION

AK Holding is subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, in accordance with these requirements, AK Holding files reports and other information relating to its business, financial condition and other matters with the SEC. AK Holding is required to disclose in such reports certain information, as of particular dates, concerning its operating results and financial condition, officers and directors, principal holders of shares, any material interests of such persons in transactions with us and other matters. AK Holding’s filed reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of such site is: http://www.sec.gov. Reports, proxy statements and other information concerning AK Holding’s business may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

Our Internet website is www.aksteel.com. We make available free of charge on our website AK Holding’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, reports filed pursuant to Section 16 and amendments to those reports as soon as reasonably practicable after such materials are electronically filed or furnished to the SEC. Other than any documents expressly incorporated by

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reference, the information on our website and any other website that is referred to in this prospectus is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below. The information that we file later with the SEC will automatically update and in some cases supersede the information in this prospectus and the documents listed below.

•	AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including portions of AK Holding’s Schedule 14A filed on April 12, 2010, incorporated by reference therein;

•	AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010;

•	AK Holding’s Current Report on Form 8-K filed on January 26, 2010; and

•	future filings made by AK Holding and AK Steel with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Secretary, AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Telephone No. (513) 425-5000.

BUSINESS

We are a fully-integrated producer of flat-rolled carbon, specialty stainless and electrical steels and tubular products. We produce value-added carbon steels for the automotive, infrastructure and manufacturing markets. Our stainless steel products are sold primarily to customers in the automotive industry, as well as to manufacturers of food handling, chemical processing, pollution control, medical and health equipment, and distributors and service centers. Our electrical steels, which are iron-silicon alloys with unique magnetic properties, are sold primarily to manufacturers of power transmission and distribution transformers. Our tubular products are used in the automotive, large truck and construction markets.

Our operations consist of seven steelmaking and finishing plants located in Indiana, Kentucky, Ohio and Pennsylvania that produce flat-rolled carbon steels, including premium-quality coated, cold-rolled and hot-rolled products, and specialty stainless and electrical steels that are sold in hot band and sheet and strip form. Our operations also include AK Tube LLC, which further finishes flat-rolled carbon and stainless steel into welded steel tubing at its two tube plants. In addition, our operations include European trading companies which buy and sell steel and steel products and other materials.

The registered and principal executive offices of AK Holding and AK Steel are located at 9227 Centre Pointe Drive, West Chester, Ohio 45069, and their telephone number at that address is (513) 425-5000.

RISK FACTORS

Investing in our securities involves risks. Before deciding to purchase any of our securities, you should carefully consider the discussion of risks and uncertainties under “Item 1A — Risk Factors” in AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and “Item 1A — Risk Factors” in AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, each of which is incorporated by reference in this prospectus, and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus. See the section entitled “Where You Can Find More Information” in this prospectus. The risks and uncertainties discussed in the documents incorporated by reference in this

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prospectus are those we currently believe may materially affect us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include risks related to:

•	reduced selling prices and shipments associated with a cyclical industry;

•	severe financial hardship or bankruptcy of one of more of our major customers;

•	decreased demand in key product markets;

•	competitive pressure from increased global steel production and imports;

•	changes in the cost of raw materials and energy;

•	issues with respect to our supply of raw materials;

•	disruptions to production;

•	our healthcare and pension obligations and related regulations;

•	not timely reaching new labor agreements;

•	major litigation, arbitrations, environmental issues and other contingencies;

•	climate change and greenhouse gas emission limitations and regulations; and

•	financial, credit, capital and/or banking markets.

The risk factors discussed under “Item 1A — Risk Factors” in AK Holding’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and “Item 1A — Risk Factors” in AK Holding’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2010, and under similar headings in AK Holding’s subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any other documents incorporated by reference into this prospectus or in any applicable prospectus supplement or free writing prospectus, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. We expressly disclaim any obligation to update these forward-looking statements other than as required by law.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus or any applicable free writing prospectus, we will use the net proceeds from the sale of any debt securities that may be offered

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hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries, financing possible acquisitions and redeeming outstanding securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus.

PLAN OF DISTRIBUTION

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Weil, Gotshal & Manges LLP, New York, New York, will pass upon the validity of the debt securities on behalf of AK Steel and the guarantees on behalf of AK Holding.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in the prospectus by reference from AK Holding’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of AK Holding’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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